UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

CMS Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

☐	$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

2)	Aggregate number of securities to which transaction applies:

(A) 1,862,803 shares of common stock outstanding (including 82,206 restricted stock units outstanding or reserved for issuance pursuant to awards made under the Company’s 2007 Recognition and Retention Plan) and (B) 186,479 shares of common stock issuable upon exercise of outstanding options with an exercise price of less than $13.25.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 1,862,803 shares of common stock outstanding (including 82,206 restricted stock units outstanding or reserved for issuance pursuant to awards made under the Company’s 2007 Recognition and Retention Plan), multiplied by $13.25 per share and (B) 186,479 shares of common stock issuable upon exercise of outstanding options with an exercise price of less than $13.25, multiplied by $3.69 per share (which is the excess of $13.25 over the weighted average exercise price of such options).

4)	Proposed maximum aggregate value of transaction:

$25,370,247.26

5)	Total Fee Paid:

$2,948.02

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

January 12, 2015

Dear CMS Bancorp Stockholder:

We cordially invite you to attend the special meeting of stockholders (the “Special Meeting”) of CMS Bancorp, Inc., (“CMS Bancorp”), the holding company of CMS Bank. The Special Meeting will be held on February 12, 2015 at 3:00 p.m. Eastern Time at the Crowne Plaza Hotel, located at 66 Hale Avenue, White Plains, New York 10601.

The enclosed notice of special meeting and proxy statement describe the formal business to be transacted at the Special Meeting. The accompanying proxy materials provide important information concerning the proposed acquisition of CMS Bancorp and its subsidiaries, including the proposed acquisition of CMS Bank by Putnam County Savings Bank (“Putnam”). On September 25, 2014, CMS Bancorp and CMS Bank entered into an agreement and plan of merger (the “Merger Agreement”) with Putnam and Putnam County Acquisition Corporation (“Acquisition Corporation”). The Merger Agreement provides that, subject to the terms and conditions thereof, Acquisition Corporation will merge with and into CMS Bancorp (the “Acquisition Merger”), immediately thereafter CMS Bancorp will merge with and into Putnam (“Holding Company Merger”) and CMS Bank will merge with and into Putnam (“Bank Merger,” and collectively with the Acquisition Merger and the Holding Company Merger, the “Merger”). Putnam shall be the surviving bank of the Merger. Following these transactions, the separate corporate existence of CMS Bancorp and CMS Bank will cease to exist. At the Special Meeting, you will be asked to vote to approve the Merger Agreement and the transactions contemplated therein, including the Merger.

At the Special Meeting, you will also be asked to vote, on an advisory (non-binding) basis, on a proposal to approve certain “golden parachute” payments that may be paid or become payable to CMS Bancorp’s named executive officers in connection with the Merger, including agreements and understandings pursuant to which such compensation may be paid or become payable. Such payments are described in the enclosed proxy statement. Also, if at the Special Meeting, our board of directors determines it is necessary or appropriate to adjourn the Special Meeting to solicit additional votes in order to approve the Merger Agreement, you will be asked to vote to approve a proposal to adjourn the Special Meeting to another time and/or place for the purpose of soliciting additional votes in order to approve the Merger Agreement.

Subject to certain conditions, under the terms of the Merger Agreement, upon consummation of the Acquisition Merger, each issued and outstanding share of common stock of CMS Bancorp will be converted into the right to receive $13.25 per share in cash, without interest and subject to any applicable tax withholding, representing an approximate premium of 15.5% over the share closing price on the trading day immediately prior to September 25, 2014, the date the parties entered into the Merger Agreement. Stockholders of CMS Bancorp will be entitled to receive approximately $25.4 million in the aggregate, without interest and subject to any applicable tax withholding.

The board of directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of CMS Bancorp and its stockholders and unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and the transactions contemplated therein, including the Merger, “FOR” the advisory (non-binding) vote proposal on golden parachute compensation, and “FOR” the proposal to adjourn the Special Meeting to solicit additional votes, if deemed necessary or appropriate by CMS Bancorp’s board of directors.

Under the Merger Agreement, the Merger cannot be completed unless the holders of at least a majority of the issued and outstanding shares of CMS Bancorp common stock entitled to vote, assuming a quorum is present, vote to approve the Merger Agreement. Only stockholders who owned shares of CMS Bancorp common stock at the close of business on December 29, 2014, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. Therefore, your vote is very important. Whether or not you plan to attend the Special Meeting, and regardless of the number of shares you own, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet, in person or by proxy. Instructions regarding the methods of voting are contained in the notice of special meeting, proxy statement and on the proxy card. Voting by proxy will not prevent you from voting in person at the Special Meeting, but will assure that your vote is counted if you are unable to attend.

Whether or not you plan to attend the Special Meeting, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope. This will not prevent you from voting in person at the Special Meeting, but it will help to secure a quorum and avoid added solicitation costs. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” adoption of the Merger Agreement, “FOR” the advisory (non-binding) vote proposal on golden parachute compensation, and “FOR” the proposal to adjourn the Special Meeting to solicit additional votes, if deemed necessary or appropriate by CMS Bancorp’s board of directors. If you fail to vote, abstain, or you do not instruct your broker on how to vote any shares held for you in “street name,” it will have the same effect as voting “AGAINST” adoption of the Merger Agreement. Broker non-votes will have no effect on the advisory (non-binding) vote proposal on golden parachute compensation or the adjournment proposal.

The accompanying proxy statement is dated January 12, 2015 and is being mailed to stockholders of CMS Bancorp on or about such date in solicitation of their vote by CMS Bancorp’s board of directors.

Under Delaware law, CMS Bancorp’s stockholders have dissenters’ rights. See “Questions and Answers about Voting at the Special Meeting” on page 10 and “Dissenters’ Rights of Appraisal” on page 43.

On behalf of the board of directors and all of the employees of CMS Bancorp and CMS Bank, I wish to thank you for your continued support.

Sincerely yours,

William M. Mooney, Jr.	John E. Ritacco
Chairman of the Board of Directors	President and Chief Executive Officer

CMS BANCORP, INC.

123 Main Street

White Plains, New York 10601

(914) 422-2700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On February 12, 2015

Notice is hereby given that the special meeting of stockholders (the “Special Meeting”) of CMS Bancorp, Inc. (“CMS Bancorp”) will be held on February 12, 2015 at 3:00 p.m. Eastern Time at the Crowne Plaza Hotel, located at 66 Hale Avenue, White Plains, New York, 10601. A proxy card and a proxy statement for the Special Meeting are enclosed.

The Special Meeting is being held for the purpose of considering and acting upon the following proposals:

1.	Proposal to Approve and Adopt the Merger Agreement. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 25, 2014, by and among Putnam County Savings Bank (“Putnam”), Putnam County Acquisition Corporation (“Acquisition Corporation”), CMS Bancorp, and CMS Bank, pursuant to which, among other things, Acquisition Corporation will merge with and into CMS Bancorp (“Acquisition Merger”), followed immediately thereafter by the merger of CMS Bancorp with and into Putnam (“Holding Company Merger”) and the merger of CMS Bank with and into Putnam (“Bank Merger,” collectively with the Acquisition Merger and Holding Company Merger, the “Merger”), with Putnam as the surviving bank;

2.	Advisory (Non-binding) Vote Proposal on Golden Parachute Compensation. Proposal to consider and vote, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to CMS Bancorp’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable; and

3.	Adjournment. Proposal to adjourn the Special Meeting to another time and/or place, if deemed necessary or appropriate by CMS Bancorp’s board of directors, for the purpose of soliciting additional votes in order to approve the Merger Agreement.

Stockholders of record at the close of business on December 29, 2014 are entitled to vote at the Special Meeting, and at any adjournment thereof.

Under the Merger Agreement, the affirmative vote of a majority of the issued and outstanding shares is required to approve the Merger Agreement. Accordingly, a failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the proposal to approve the Merger Agreement.

Approval of the advisory (non-binding) vote proposal on golden parachute compensation requires the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of outstanding shares of capital stock of CMS Bancorp present or represented at the meeting and entitled to vote. Shares represented by proxies which indicate that the stockholders abstain as to the advisory vote with respect to golden parachute compensation will be treated as being present for purpose of determining the presence of a quorum and as shares entitled to vote and the number of votes cast with respect to such proposal. Accordingly, an abstention will have the same effect as a vote against the advisory (non-binding) vote proposal on golden parachute compensation. A failure to vote or a broker non-vote will have no effect on the advisory (non-binding) vote proposal on golden parachute compensation, as shares that are not voted or for which there is a broker non-vote will not be included as present and entitled to vote with respect to such proposal.

Approval of the proposal to adjourn the Special Meeting to solicit additional votes, if deemed necessary or appropriate by CMS Bancorp’s board of directors, requires the affirmative vote of holders of a majority of the number of votes eligible to be cast by the holders of outstanding shares of capital stock of CMS Bancorp present and entitled to vote. Accordingly, an abstention will have the same effect as a vote against the adjournment proposal. A failure to vote or a broker non-vote will have no effect on the adjournment proposal, as shares that are not voted or for which there is a broker non-vote will not be included as present and entitled to vote with respect to such proposal.

CMS Bancorp stockholders of record who do not vote to approve the Merger Agreement, and otherwise comply with the applicable provisions of law pertaining to dissenting stockholders, will be entitled to exercise dissenters’ rights of appraisal. Strict compliance with the statutory procedures as summarized herein is required to perfect appraisal rights under Delaware law. Additional discussion about dissenters’ rights of appraisal is available on page 43.

You may vote at the Special Meeting and at any adjournment or postponement thereof if you were a common stockholder of CMS Bancorp at the close of business on December 29, 2014. On the record date, there were 1,862,803 shares of common stock issued and outstanding. A list of stockholders entitled to vote at the Special Meeting will be available at CMS Bancorp’s principal executive office located at 123 Main Street, White Plains, New York, 10601, beginning two business days after notice of the Special Meeting is given and continuing through the date of the Special Meeting, February 12, 2015.

Voting options include: (1) voting online (by visiting www.voteproxy.com (for registered holders) and www.proxyvote.com (for beneficial holders) and following the steps outlined on the secured website); (2) voting by telephone (by calling the toll-free number 1-800-PROXIES (1-800-776-9437) (for registered holders only) and following the instructions provided by the recorded message); (3) voting by mail by completing the enclosed proxy card and mailing the proxy card to the address indicated; and (4) voting in person (by attending the Special Meeting on the date, time and location stated in the Notice of Special Meeting above, and submitting a ballot pursuant to the instructions provided).

If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares unless you obtain a valid legal proxy from such broker or nominee. Your broker or nominee cannot vote your shares with regard to the matters set forth above without your direction and, as a result, will return a “broker non-vote.” You should follow the directions provided by your broker or nominee regarding how to instruct such broker or nominee to vote your shares.

If you have any questions or need assistance voting your shares, you may contact our solicitor, D.F. King & Co., whose contact information is below.

D.F. King & Co.

48 Wall Street

New York, NY 10005

Banks and Brokers call 212-493-3910

All other stockholders call toll-free at 877-732-3620

EACH STOCKHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY A STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH DIANE COCOZZO, CORPORATE SECRETARY, A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM THE RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE SPECIAL MEETING.

By Order of the Board of Directors,

Diane Cocozzo
Secretary

White Plains, New York

January 12, 2015

A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS RELATED TO THE SPECIAL MEETING. SUCH PROXY MATERIALS ARE AVAILABLE ON THE INTERNET AT THE FOLLOWING WEBSITE:

http://www.astproxyportal.com/ast/15310/.

The Merger is described in the accompanying Proxy Statement, which we urge you to read carefully. A copy of the Merger Agreement is attached as APPENDIX A to this Proxy Statement.

Page
APPENDICES

A. Agreement and Plan of Merger, dated as of September 25, 2014, by and among Putnam County Savings Bank, Putnam County Acquisition Corporation, CMS Bancorp, Inc. and CMS Bank	A-1

B. Opinion of Sandler O’Neill + Partners, L.P.	B-1

C. Form of Shareholder Agreement	C-1

D. Delaware Appraisal Rights Statute (DGCL § 262)	D-1

CMS BANCORP, INC.

123 Main Street

White Plains, New York 10601

(914) 422-2700

PROXY STATEMENT FOR THE

SPECIAL MEETING OF STOCKHOLDERS

Information about this Proxy Statement

This proxy statement (“Proxy Statement”) is being furnished in connection with the solicitation of proxies on behalf of the board of directors of CMS Bancorp, Inc. (“CMS Bancorp”) to be used at the special meeting of its stockholders (the “Special Meeting”), which will be held on February 12, 2015 at 3:00 p.m. Eastern Time at the Crowne Plaza Hotel, located at 66 Hale Avenue, White Plains, New York 10601 or any adjournment or postponement thereof. The accompanying notice of special meeting of stockholders and this Proxy Statement are first being mailed to stockholders on or about January 12, 2015. Throughout this Proxy Statement, the terms “CMS Bancorp,” “we,” “our” and “us” refer to CMS Bancorp, Inc., including its consolidated subsidiaries as the context may require.

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To understand the transactions discussed herein more fully, and for a more complete description of the legal terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 25, 2014, by and among Putnam County Savings Bank (“Putnam”), Putnam County Acquisition Corporation (“Acquisition Corporation”), CMS Bancorp, and CMS Bank, you should carefully read this entire Proxy Statement (and all appendices), including the Merger Agreement, a copy of which is contained in APPENDIX A, and the other documents to which we have referred you. You may obtain copies of our publicly filed reports and other information from the sources listed under the section “Where You Can Find More Information” on page 57. Page references are included in this summary term sheet to direct you to a more complete description of the topics.

MERGER CONSIDERATION TO STOCKHOLDERS OF CMS BANCORP (PAGE 18)

If the Merger is completed, CMS Bancorp’s stockholders will have the right to receive $13.25 in cash, without interest and subject to any applicable tax withholding (“Merger Consideration”) for each share of CMS Bancorp common stock owned immediately prior to the effective time of the merger of Acquisition Corporation into CMS Bancorp (the “Acquisition Merger”). You will need to surrender your CMS Bancorp stock certificates in order to receive the Merger Consideration. However, you should not send us any of your CMS Bancorp stock certificates now. Instead, you should follow the instructions on how to exchange your shares of CMS Bancorp common stock for the Merger Consideration, which will be sent to you by the exchange agent designated by Putnam at a later time.

Although no assurance can be given in this regard, it is anticipated that the Merger will become effective sometime within the first half of calendar year 2015.

See also “TREATMENT OF CMS BANCORP STOCK OPTIONS AND OTHER EQUITY-BASED AWARDS” on page 18 for a description of the treatment of securities other than common stock.

THE SPECIAL MEETING (PAGE 13)

The Special Meeting will be held on February 12, 2015 at 3:00 p.m. Eastern Time at the Crowne Plaza Hotel, located at 66 Hale Avenue, White Plains, New York 10601. At the Special Meeting, you will be asked to consider and vote to approve: (i) the Merger Agreement and the transactions contemplated therein; (ii) an advisory (non-binding) vote on golden parachute compensation; and (iii) a proposal to adjourn the Special Meeting to another time and/or place, if deemed necessary or appropriate by CMS Bancorp’s board of directors, for the purpose of soliciting additional votes in order to approve the Merger Agreement.

RECORD DATE; VOTE REQUIRED (PAGE 13-14)

You can vote at the Special Meeting if you were the record owner of shares of CMS Bancorp common stock as of the close of business on December 29, 2014. On that date, there were 1,862,803 shares of common stock outstanding. Except with respect to “Excess Shares” as described in the “Voting Rights” discussion below on page 14, you will have one vote at the Special Meeting for each share of CMS Bancorp common stock that you owned of record on that date.

Approval of Merger Agreement. Under the Merger Agreement, the affirmative vote of a majority of the issued and outstanding CMS Bancorp common shares is required to approve this proposal. A failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the proposal to approve the Merger Agreement.

Advisory (Non-binding) Vote on Golden Parachute Compensation. Approval of the advisory (non-binding) vote proposal on golden parachute compensation requires the affirmative vote of holders of a majority of the number of votes eligible to be cast by the holders of outstanding shares of CMS Bancorp capital stock present and entitled to vote thereat. Accordingly, an abstention will have the same effect as a vote against the advisory (non-binding) vote proposal on golden parachute compensation. Failure to vote and broker non-votes will have no effect on the advisory (non-binding) vote proposal on golden parachute compensation.

Authority to Adjourn the Special Meeting. Approval of the proposal to adjourn the Special Meeting to solicit additional votes, if deemed necessary or appropriate by CMS Bancorp’s board of directors, requires the affirmative vote of holders of a majority of the number of votes eligible to be cast by the holders of outstanding shares of capital stock of CMS Bancorp present and entitled to vote. Accordingly, an abstention will have the same effect as a vote against the adjournment proposal. A failure to vote or a broker non-vote will have no effect on the adjournment proposal.

Any stockholder who owns shares through an allocation to that person’s account under the Employee Stock Ownership Plan of CMS Bancorp, Inc. (“ESOP”) will receive a separate vote authorization form to instruct the ESOP’s trustee, First Bankers Trust Services, Inc. (the “ESOP Trustee”), how to vote those shares. The ESOP Trustee will vote shares allocated to each participant’s ESOP account (“allocated shares”) in accordance with such participant’s voting instructions on the vote authorization form. The ESOP Trustee will vote any shares that are held by the ESOP but have not been allocated to any of the participants’ accounts under the ESOP and allocated shares of which it has received no timely voting instructions “FOR” or “AGAINST” the proposals specified on the vote authorization form in the same proportion as shares for which it has received timely voting instructions to vote “FOR” or “AGAINST.” Nevertheless, if the ESOP Trustee determines that it may not, consistent with its fiduciary duties, vote the allocated shares for which no written instructions have been given in the foregoing manner, it shall vote such shares in such manner as it, in its discretion, may determine to be in the best interests of the persons to whose ESOP accounts such shares have been allocated. The ESOP Trustee will disregard any shares for which it has received timely voting instructions to “ABSTAIN.”

SHAREHOLDER AGREEMENTS (PAGE 15)

Each director and executive officer of CMS Bancorp and CMS Bank as of the date of the Merger Agreement has entered into a shareholder agreement with Putnam, pursuant to which each such director and executive officer has agreed to vote in favor of the Merger Agreement until such time as the shareholder agreement is terminated in accordance with its terms. These persons collectively beneficially own approximately 19.98% of the outstanding shares of CMS Bancorp common stock. A form of the shareholder agreement is attached as APPENDIX C to this Proxy Statement.

PARTIES TO THE MERGER AGREEMENT (PAGE 17)

•	CMS Bancorp, Inc. – CMS Bancorp is a Delaware corporation formed in 2007. CMS Bancorp’s common stock is listed on the Nasdaq Capital Market under the symbol “CMSB.” CMS Bancorp owns 100% of the common stock of CMS Bank, and is regulated by the Board of Governors of the Federal Reserve System as a savings and loan holding company. CMS Bancorp is headquartered in White Plains, New York and its principal business is to operate CMS Bank, which conducts its operations mainly through its corporate administrative office in White Plains, New York and five retail banking offices located in Westchester County, New York.

•	CMS Bank – CMS Bank, a New York state-chartered savings bank, is a wholly-owned subsidiary of CMS Bancorp. CMS Bank is regulated by the New York State Department of Financial Services (“NYSDFS”) and the Federal Deposit Insurance Corporation (“FDIC”) and operates five full-service branches in Westchester County, New York.

•	Putnam County Savings Bank – Putnam County Savings Bank, a New York chartered mutual savings bank that is regulated by the NYSDFS and the FDIC, operates from its administrative headquarters in Brewster, New York, and 10 retail branch offices located in Putnam, Westchester, Rockland and Dutchess Counties, New York.

•	Putnam County Acquisition Corporation – Putnam County Acquisition Corporation is a newly formed Delaware corporation and wholly-owned subsidiary of Putnam County Savings Bank, established for the purpose of merging with and into CMS Bancorp.

ADDITIONAL TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (PAGE 17)

The Merger Agreement contemplates that immediately following the Acquisition Merger, CMS Bancorp will merge with and into Putnam (“Holding Company Merger”) and CMS Bank will merge with and into Putnam (“Bank Merger,” and collectively with the Acquisition Merger and the Holding Company Merger, the “Merger”), with Putnam as the surviving bank. Following these transactions, the separate corporate existence of CMS Bancorp and CMS Bank will cease to exist. At the Special Meeting, you will be asked to vote to approve the Merger Agreement and the transactions contemplated therein, including the Merger.

TREATMENT OF CMS BANCORP STOCK OPTIONS AND OTHER EQUITY-BASED AWARDS (PAGE 18)

As of the effective time of the Merger, each option to purchase CMS Bancorp common stock that was issued and outstanding immediately prior to the effective time of the Acquisition Merger shall be cancelled and converted into the right to receive a lump sum cash payment calculated pursuant to the formula specified in the Merger Agreement, discussed under “TREATMENT OF CMS BANCORP STOCK OPTIONS AND OTHER EQUITY-BASED AWARDS – CMS Bancorp Options.” The exercise price per share of each outstanding stock option is less than the Merger Consideration. Therefore, a cash payment will be required with respect to the cancellation of each outstanding stock option which, in the aggregate for all options held by CMS Bancorp’s current directors and executive officers, will be approximately $457,000.

As of the effective time of the Merger, restrictions on each outstanding restricted share of CMS Bancorp common stock will lapse and each such restricted share will be treated in the same manner as other shares of CMS Bancorp common stock under the Merger Agreement, subject to any applicable tax withholding.

REPRESENTATIONS AND WARRANTIES OF PUTNAM (PAGE 19)

The Merger Agreement contains a number of representations and warranties made by Putnam, including representations and warranties regarding aspects of its organization, authority and approvals required in connection with the Merger Agreement.

REPRESENTATIONS AND WARRANTIES OF CMS BANCORP AND CMS BANK (PAGE 19)

The Merger Agreement contains a number of representations and warranties made by CMS Bancorp and CMS Bank, including representations and warranties regarding their and any subsidiary’s authority, organization, approvals required in connection with the Merger Agreement, business and financial condition.

CONDUCT PENDING THE MERGER (PAGE 21)

The Merger Agreement contains covenants relating to the activities of CMS Bancorp pending the completion of the Merger, including covenants regarding the conduct of CMS Bank’s business. CMS Bancorp agreed that it and its subsidiaries, including CMS Bank, will, among other things, conduct their business in the ordinary course consistent with past practice and will use reasonable efforts to preserve intact their business organization and assets, keep available the services of current officers and employees and preserve relationships with customers, suppliers and others with whom they have business dealings. CMS Bancorp has further agreed that, except as expressly contemplated or permitted by the Merger Agreement, it will not, nor will it permit any subsidiaries to, take particular actions without the prior written consent of Putnam. These actions include, among others, altering its corporate structure or ownership, entering into new lines of business, closing any of CMS Bank’s branches, violating a duty imposed by law, or settling any legal claim or action except in the ordinary course of business.

NO SOLICITATION (PAGE 24)

From and after the date of the Merger Agreement and until the termination or consummation of the Merger Agreement, CMS Bancorp and its subsidiaries including CMS Bank, as well as their directors, officers, employees, agents and representatives, may not, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an alternative acquisition transaction. However, CMS Bancorp may respond to unsolicited proposals regarding an alternative acquisition transaction for CMS Bancorp in accordance with the terms of the Merger Agreement, and the CMS Bancorp board of directors may consider any such unsolicited proposal in accordance with fiduciary duty obligations.

INDEMNIFICATION OF OFFICERS AND DIRECTORS (PAGE 26)

CMS Bancorp currently maintains a liability insurance policy for its directors and officers. Subject to applicable law and certain other limitations, Putnam has agreed that, for six (6) years after the consummation of the Merger, Putnam will indemnify and hold harmless all past and present directors and executive officers of CMS Bancorp for events occurring before the effective time of the Merger and will maintain a directors’ and officers’ liability insurance policy for current directors and officers comparable to the one maintained by CMS Bancorp. However, Putnam is not required to expend on such policy in excess of 175% of the annual premium paid by CMS Bancorp for 2013.

EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS (PAGE 26)

Putnam has agreed to provide certain employee benefits to CMS Bancorp employees who continue employment following the effective time of the Merger, subject to certain limitations.

CONDITIONS TO COMPLETING THE MERGER (PAGE 26)

The obligations of CMS Bancorp and Putnam to complete the Merger are subject to the satisfaction of a number of conditions, including the following:

•	The Merger Agreement shall be approved by the affirmative vote of the holders of a majority of the outstanding shares of CMS Bancorp.

•	None of the parties or their subsidiaries shall be subject to any law, order or injunction of a court or agency prohibiting the transactions contemplated by the Merger Agreement, nor shall any court or agency be seeking such prohibition.

•	The parties shall have received all regulatory approvals necessary to consummate the transactions contemplated by the Merger Agreement.

The obligations of CMS Bancorp and Putnam to effect the Merger are also subject to the fulfillment or waiver, at or prior to the effective time of the Merger, of a number of additional conditions as set forth on page 26.

TERMINATION, FEES AND EXPENSES (PAGE 28)

The Merger Agreement may be terminated by mutual written consent of the parties, including Putnam and CMS Bancorp, at any time prior to the completion of the Merger. Additionally, subject to the conditions and circumstances described in the Merger Agreement, either CMS Bancorp or Putnam may terminate the Merger Agreement if, among other things, any of the following occur:

•	the other party materially breaches any representation, warranty, or covenant contained in the Merger Agreement and such breach has not been cured within thirty (30) days;

•	if the Merger has not been consummated by March 31, 2015 (the “Termination Date”), with the possibility to extend the date to June 30, 2015 if regulatory approvals and non-objections have not been received by February 28, 2015, so long as the terminating party has not materially breached a representation, warranty, or covenant that has caused the Merger not to close by the Termination Date;

•	if the stockholders of CMS Bancorp do not approve the Merger Agreement and the transactions contemplated therein at the Special Meeting;

•	under certain circumstances (i) if a necessary regulatory approval (or non-objection) is denied or withheld or (ii) if a court enjoins or prohibits the transactions contemplated by the Merger Agreement and (iii) in each case, the action is final and non-appealable; or

•	if any of the conditions precedent to the obligations of the party to consummate the Merger cannot be satisfied or fulfilled by the Termination Date (so long as the terminating party has not materially breached a representation, warranty or covenant contained in the Merger Agreement).

In addition, Putnam may terminate the Merger Agreement, if, among other circumstances giving rise to a right of termination, (i) CMS Bancorp’s board of directors does not recommend approval of the Merger Agreement to its stockholders at the Special Meeting or withdraws or modifies such recommendation in a manner that is adverse to Putnam; (ii) the CMS Bancorp board of directors has not called, given notice of, convened and held the Special Meeting by February 14, 2015, unless otherwise agreed to by Putnam; or (iii) a tender offer or exchange offer of 25% or more of the CMS Bancorp common stock is commenced (other than by Putnam) and the CMS Bancorp board of directors recommends that the stockholders of CMS Bancorp tender their shares (or otherwise fails to reject the tender offer or exchange offer).

CMS Bancorp may terminate the Merger Agreement if its board of directors accepts a superior proposal for the acquisition of CMS Bancorp pursuant to the procedures described in the Merger Agreement.

In the event of a termination of the Merger Agreement, Putnam may be entitled to receive from CMS Bancorp reimbursement of expenses up to $350,000 and/or payment of a One Million Dollar ($1,000,000) termination fee, depending on the timing and circumstances of the termination. These payments are without prejudice to any other rights Putnam may have for any breach of the Merger Agreement by CMS Bancorp. Except as otherwise noted in the Merger Agreement, each of Putnam and CMS Bancorp will pay the costs and expenses it incurs in connection with the Merger, including fees and disbursements of its counsel, financial advisor and accountant.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO CMS BANCORP’S STOCKHOLDERS (PAGE 29)

For U.S. federal income tax purposes, the Merger will generally be a taxable transaction to CMS Bancorp’s stockholders. Each CMS Bancorp stockholder will generally recognize a gain or loss equal to the difference between the cash received and his or her adjusted tax basis in the shares exchanged. Assuming the shares are held as capital assets, the gain or loss will be a capital gain or loss and will be long-term if the shares have been held for more than one year or short-term if the shares have been held for one year or less.

You should read “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO CMS BANCORP’S STOCKHOLDERS” starting on page 29 for a more complete discussion of the federal income tax consequences of the Merger. Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular tax situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this Proxy Statement. YOU SHOULD CONSULT YOUR TAX ADVISOR TO FULLY UNDERSTAND YOUR TAX CONSEQUENCES FROM THE MERGER.

REGULATORY APPROVALS REQUIRED FOR COMPLETING THE MERGER (PAGE 30)

The transactions contemplated by the Merger Agreement cannot be completed without receipt of approval by the FDIC and the NYSDFS. Additionally, the transactions contemplated by the Merger Agreement require either receipt of approval from the Board of Governors of the Federal Reserve System acting through the Federal Reserve Bank of Philadelphia (the “Federal Reserve”) or a waiver of such approval. While we do not know of any reason why approval (or waiver thereof) would not be received from any of the applicable regulatory bodies in a timely manner, we cannot assure you that these approvals (or waiver thereof) will be received or what the timing may be or that such approvals (or waiver thereof) will not be subject to one or more conditions that affect the advisability of the Merger.

These transactions also require the non-objection of the United States Department of Justice under the federal antitrust laws. As part of the process to obtain approval from the FDIC, the FDIC will notify the Department of Justice of the transactions and request a report from the Department of Justice to be delivered within 30 days. While we do not know of any reason why such non-objection would not be received in a timely manner, we cannot assure you that this non-objection will be received or what the timing may be or that such non-objection will not be subject to one or more conditions that affect the advisability of the Merger.

CMS BANCORP’S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS (PAGE 35)

Based on the reasons described in this Proxy Statement, CMS Bancorp’s board of directors believes that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to you and in your best interests and unanimously recommends that you vote “FOR” the approval of the Merger Agreement, the advisory (non-binding) vote proposal on golden parachute compensation and, if deemed necessary or appropriate by CMS Bancorp’s board of directors, the proposal to adjourn the Special Meeting to solicit additional votes to approve the Merger Agreement.

CMS BANCORP HAS RECEIVED AN OPINION FROM ITS FINANCIAL ADVISOR THAT THE PER SHARE CASH MERGER CONSIDERATION IS FAIR TO CMS BANCORP’S STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW (PAGE 36)

CMS Bancorp has received a written opinion from Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) to the effect that, subject to the terms, conditions and qualifications set forth therein, as of September 25, 2014, the date of the Merger Agreement, the Merger Consideration to be received by the common stockholders of CMS Bancorp pursuant to the Merger Agreement and the Merger is fair to such stockholders from a financial point of view (the “Fairness Opinion”). That opinion is included as APPENDIX B to this Proxy Statement. You should read the Fairness Opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill in providing its opinion. Sandler O’Neill’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting with respect to the Merger Agreement, or any other matter.

DISSENTERS’ RIGHTS OF APPRAISAL (PAGE 43)

Under applicable Delaware law, if the Merger is completed, CMS Bancorp stockholders of record who do not vote to approve the Merger Agreement, and otherwise comply with the applicable provisions of law pertaining to dissenting stockholders, will be entitled to exercise dissenters’ rights of appraisal. Strict compliance with the statutory procedures as summarized herein is required to perfect appraisal rights under Delaware law. However, in view of the complexity of the Delaware statute and the requirement for strict compliance, stockholders who wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

INTERESTS OF CMS BANCORP’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE 47)

CMS Bancorp stockholders should be aware that CMS Bancorp’s directors and executive officers have certain agreements and arrangements that provide them with interests in the Merger that may be different from, or in addition to, those of CMS Bancorp stockholders generally. These interests and arrangements may create potential conflicts of interests. CMS Bancorp’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. For purposes of all of CMS Bancorp’s agreements and employee benefit plans described below, the completion of the transactions contemplated by the Merger Agreement will constitute a change in control.

These interests include the following:

•	CMS Bancorp and CMS Bank are parties to employment agreements with two of its executives which provide for severance benefits in the event of certain qualifying terminations of employment, including terminations following a change in control. In addition, three of CMS Bancorp’s and/or CMS Bank’s executive officers participate in a plan that provides for payments in connection with a change in control.

•	As of the effective time of the Merger, each stock option to purchase shares of CMS Bancorp common stock awarded pursuant to the CMS Bancorp 2007 Stock Option Plan issued and outstanding immediately prior to the effective time (including all options subject to accelerated vesting under the 2007 Stock Option Plan) will cease to represent a right to acquire shares of CMS Bancorp common stock and will be converted and cancelled, in settlement thereof, into the right to receive a lump sum cash payment to be calculated pursuant to the formula specified in the Merger Agreement, discussed under “TREATMENT OF CMS BANCORP STOCK OPTIONS AND OTHER EQUITY-BASED AWARDS – CMS Bancorp Options.” The exercise price per share of each stock option that is held by a director or executive officer of CMS Bancorp is less than the Merger Consideration, which means that a cash payment will be made with respect to the cancellation of each stock option held by a director or executive officer. Such cash payment is expected to amount to approximately $457,000 in the aggregate.

•	As of the effective time of the Merger, restrictions on each restricted share of CMS Bancorp common stock outstanding immediately before the effective time pursuant to the CMS Bancorp 2007 Recognition and Retention Plan will lapse and each restricted share will be treated in the same manner as other shares of CMS Bancorp common stock under the Merger Agreement, subject to any applicable tax withholding.

•	Executive officers and directors of CMS Bancorp also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the Merger.

•	The Merger Agreement provides that, following the consummation of the Bank Merger, Putnam will appoint one current director of the CMS Bancorp board of directors to Putnam’s board of trustees.

•	In addition, following consummation of the Bank Merger, Putnam will appoint each of the current directors of the CMS Bancorp board of directors (excluding the director appointed to the Putnam board) to an advisory board of trustees for a term of one (1) year. The advisory board will meet quarterly and assist Putnam with the integration of the two institutions and retention of former CMS Bank customers. Each advisory board member will receive $1,000 for each advisory board meeting attended.

APPOINTMENT OF TRUSTEE; ADVISORY BOARD (PAGE 50)

The Merger Agreement provides that, following the consummation of the Bank Merger, Putnam will appoint one current director of the CMS Bancorp board of directors to Putnam’s board of trustees.

In addition, following consummation of the Bank Merger, Putnam will appoint each of the current directors of the CMS Bancorp board of directors (excluding the director appointed to the Putnam board) to an advisory board of trustees for a term of one (1) year. The advisory board will meet quarterly and assist Putnam with the integration of the two institutions and retention of former CMS Bank customers. Each advisory board member will receive $1,000 for each advisory board meeting attended.

FORWARD-LOOKING STATEMENTS – CAUTIONARY STATEMENTS

This Proxy Statement contains forward-looking statements. Such forward-looking statements may be identified by reference to the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and other similar expressions that are intended to identify forward-looking statements. Forward-looking statements include statements with respect to CMS Bancorp’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties. Statements that are subject to risks, uncertainties and other factors include, among others:

•	the effect of the announcement of the Merger on CMS Bancorp’s and CMS Bank’s business relationships, operating results and business generally;

•	the retention of certain key employees by CMS Bancorp and/or CMS Bank pending consummation of the Merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the failure to receive stockholder approval, regulatory approvals, or the failure to satisfy other conditions necessary to the completion of the Merger on the terms expected or on the schedule anticipated by CMS Bancorp or Putnam;

•	the amount of fees and expenses related to the Merger;

•	the diversion of management’s attention from ongoing business concerns;

•	the effect of the Merger Agreement’s contractual restrictions on the conduct of CMS Bancorp’s business prior to the completion of the Merger;

•	the possible adverse effect on CMS Bancorp’s business and the price of CMS Bancorp’s common stock if the Merger is not completed in a timely manner or at all;

•	the possibility of and the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against CMS Bancorp, CMS Bank, Putnam and others relating to the Merger; and

•	CMS Bancorp’s and Putnam’s ability to meet expectations regarding the timing and completion of the Merger.

There can be no assurance that actual results, performance or achievements of CMS Bancorp will not differ materially from any results expressed or implied by such forward-looking statements or that CMS Bancorp and Putnam will be able to close on the Merger by the anticipated closing date. The forward-looking statements contained in this Proxy Statement are made as of the date hereof and CMS Bancorp assumes no obligation to update or supplement any forward-looking statements.

In addition, we are subject to risks and uncertainties and other factors detailed in CMS Bancorp’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 22, 2014, and updated in any subsequently filed amendment(s), quarterly reports on Form 10-Q, or current reports on Form 8-K, which should be read in conjunction with this Proxy Statement. See “Where You Can Find More Information” on page 57 of this Proxy Statement.

QUESTIONS	AND ANSWERS ABOUT VOTING AT THE SPECIAL MEETING

Q:	WHAT DO I NEED TO DO NOW?

A:	After you have carefully read this Proxy Statement, please vote your shares by following the instructions listed below and included on your proxy card.

Q:	WHAT WILL CMS BANCORP’S STOCKHOLDERS RECEIVE AS A RESULT OF THE MERGER?

A:	As a result of the Merger, stockholders of CMS Bancorp will receive $13.25 in cash, without interest, for each share of common stock owned as of the effective date of the Merger.

Q:	HOW DO I VOTE?

A:	Voting options include: (1) voting by telephone; (2) voting online; (3) voting by mail; and (4) voting in person. See below for further voting instructions.

•	TELEPHONE VOTING: Available until 11:59 p.m. Eastern Time on February 11, 2015.

•	On a touch-tone telephone, call TOLL FREE at 1-800-PROXIES (1-800-776-9437), 24 hours a day, 7 days a week (for registered holders only);

•	In order to vote via telephone, have the voting form in hand, call the number above and follow the instructions; and

•	Your vote will be confirmed and cast as you direct.

•	INTERNET VOTING: Available until 11:59 p.m. Eastern Time on February 11, 2015.

•	Visit the Internet voting website at www.voteproxy.com (for registered holders) and www.proxyvote.com (for beneficial holders). In order to vote online, have the voting form in hand, go to the website listed above and follow the instructions;

•	Your vote will be confirmed and cast as you direct; and

•	You will only incur your usual Internet charges.

•	VOTING BY MAIL: Using the attached proxy card and postage-paid envelope.

•	Sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the Special Meeting.

•	To be voted, mailed proxy cards must be received by 5:00 p.m. Eastern Time on February 11, 2015; and

•	If you are voting by telephone or through the Internet, please do not return your proxy card.

•	IN PERSON: If you prefer to submit your proxy in person, you may attend the Special Meeting on February 12, 2015 at 3:00 p.m. Eastern Time at the Crowne Plaza Hotel, located at 66 Hale Avenue, White Plains, New York 10601.

If you sign, date and mail your proxy card but you do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the Merger Agreement, “FOR” the advisory (non-binding) vote proposal on golden parachute compensation, and “FOR” the proposal to adjourn the special meeting to solicit additional votes, if deemed necessary or appropriate by CMS Bancorp’s board of directors. If you do not sign and send in your proxy card or otherwise vote your proxy or attend and vote in person at the Special Meeting, it will have the effect of a vote “AGAINST” the proposal related to the Merger Agreement, but will not affect the outcome of the proposal to approve the advisory (non-binding) vote on golden parachute compensation.

Q:	WHY IS MY VOTE IMPORTANT?

A:	The affirmative vote of a majority of the issued and outstanding shares of CMS Bancorp common stock is required to approve the Merger Agreement. A failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the Merger Agreement.

In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies. In such circumstance, approval of the proposal to adjourn the Special Meeting requires the affirmative vote of a majority of the votes cast on the matter by our stockholders present, in person or by proxy, at the Special Meeting. Therefore, if you do not vote in person or by proxy, it will have no effect on the outcome of such proposal to adjourn the Special Meeting.

Q:	WHAT WILL HAPPEN TO CMS BANCORP IF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT IS NOT APPROVED BY THE STOCKHOLDERS?

A:	The Merger Agreement will be terminated, the Merger will not be consummated, you will not receive the Merger Consideration and CMS Bancorp will continue as a publicly held company. Under certain circumstances, CMS Bancorp would owe a termination fee to Putnam.

Q:	IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A:	No. Your broker will not be able to vote your shares on either the proposal to approve the Merger Agreement or the advisory (non-binding) vote proposal on golden parachute compensation without instructions from you. You should instruct your broker on how to vote your shares, following the voting instructions your broker provides.

Q:	WHAT IF I FAIL TO INSTRUCT MY BROKER ON HOW TO VOTE MY SHARES?

A:	If you fail to instruct your broker on how to vote your shares, the broker will submit an unvoted proxy (a broker non-vote) as to your shares. Broker non-votes will count in the determination of the presence of a quorum at the Special Meeting. Broker non-votes will have the same effect as a vote against the Merger Agreement but will have no effect on the advisory (non-binding) vote proposal on golden parachute compensation and the adjournment proposal.

Q:	CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A:	Yes. All stockholders are invited to attend the Special Meeting. Submitting a proxy will not affect your right to vote in person at the Special Meeting. Stockholders of record can vote in person at the Special Meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your broker or other nominee how you can vote at the Special Meeting. However, in order to ensure that your shares are represented and voted, we request that you promptly return your completed proxy card whether or not you plan to attend the Special Meeting.

Q:	CAN I CHANGE MY VOTE?

A:	Yes. If you have not voted through your broker or other nominee, there are three ways you can change your vote after you have sent in your proxy card:

•	providing written notice to Diane Cocozzo, Corporate Secretary, CMS Bancorp, Inc.;

•	submitting a new proxy card. Any earlier proxies will be revoked automatically; or

•	attending the Special Meeting and voting in person. Any earlier proxy will be revoked. However, simply attending the Special Meeting without voting will not revoke your proxy.

If you have instructed a broker or other nominee to vote your shares, you must follow the voting instructions you received from your broker or other nominee to change your vote.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. You should not send in your stock certificates at this time. Instructions for surrendering your stock certificates in exchange for $13.25 per share in cash will be sent to you after we complete the Merger.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instructions. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return by mail each proxy card, or submit the same through the Internet or by telephone.

Q:	WHAT HAPPENS IF I SELL MY SHARES OF CMS BANCORP COMMON STOCK BEFORE THE SPECIAL MEETING?

A:	The record date for the Special Meeting, December 29, 2014, is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the Special Meeting, you will retain your right to vote at the Special Meeting but will transfer the right to receive the Merger Consideration.

Q:	WHOM SHOULD I CALL IF I HAVE QUESTIONS?

A:	If you have any questions or need assistance voting your shares, you may contact our solicitor, D.F. King & Co., whose contact information is below.

D.F. King & Co.

48 Wall Street

New York, NY 10005

Banks and Brokers call 212-493-3910

All other stockholders call toll-free at 877-732-3620

Introduction

This Proxy Statement is being furnished on behalf of the board of directors of CMS Bancorp in connection with the solicitation of proxies to be used at the Special Meeting, which will be held on February 12, 2015 at 3:00 p.m. Eastern Time at the Crowne Plaza Hotel, located at 66 Hale Avenue, White Plains, New York 10601, or any adjournment or postponement thereof.

At the Special Meeting, stockholders of CMS Bancorp will be asked to consider and vote to approve: (i) the Merger Agreement and the transactions contemplated therein; (ii) an advisory (non-binding) vote on golden parachute compensation that may be paid or become payable to CMS Bancorp’s named executive officers in connection with the Merger; and (iii) a proposal to adjourn the Special Meeting to another time and/or place, if deemed necessary or appropriate by CMS Bancorp’s board of directors, for the purpose of soliciting additional votes in order to approve the Merger Agreement. A copy of the Merger Agreement is included as APPENDIX A to this Proxy Statement.

The Merger will become effective when each of the Merger Agreement, Holding Company Merger Agreement and Bank Merger Agreement and the approval of the Superintendent of the New York State Department of Financial Services (“NYSDFS”) are filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York, provided that all conditions to the obligations of the parties to consummate the Merger are satisfied or waived, where permissible. See “CONDITIONS TO COMPLETING THE MERGER,” beginning on page 26. Although no assurance can be given in this regard, it is anticipated that the Merger will become effective within the first half of calendar year 2015.

After completion of the Merger, holders of stock certificates that prior to the Merger represented issued and outstanding shares of common stock of CMS Bancorp will have no rights with respect to Putnam for those shares except for the right to surrender the certificates for the Merger Consideration. After the completion of the Merger, CMS Bancorp’s stockholders will have no continuing equity interest in CMS Bancorp, nor will they receive any equity interest in Putnam and, therefore, will not share in the potential future earnings, dividends or growth of Putnam.

THE SPECIAL MEETING

Date, Place, Time

The Special Meeting will be held on February 12, 2015 at 3:00 p.m. Eastern Time at the Crowne Plaza Hotel, located at 66 Hale Avenue, White Plains, New York 10601. At the Special Meeting, you will be asked to approve the Merger Agreement and to approve (on an advisory non-binding basis) the golden parachute compensation that may be paid or become payable to CMS Bancorp’s named executive officers in connection with the Merger.

Record Date

You can vote at the Special Meeting if you were the record owner of shares of CMS Bancorp common stock as of the close of business on December 29, 2014. On that date, there were 1,862,803 shares of common stock outstanding. If you own 10% or less of the outstanding shares of CMS Bancorp, you will have one vote at the Special Meeting for each share of CMS Bancorp common stock that you owned of record on that date.

See the “Voting Rights” discussion below for more information, including a discussion of the voting rights of any stockholder who owns more than 10% of the outstanding common stock of CMS Bancorp.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. Pursuant to CMS Bancorp’s bylaws, the holders of record of a majority of our shares of common stock, represented in person or by proxy, will constitute a quorum for purposes of the Special Meeting.

In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies. In such circumstance, approval of the proposal to adjourn the Special Meeting, if deemed necessary or appropriate by CMS Bancorp’s board of directors to solicit additional proxies, requires the affirmative vote of a majority of the votes cast on the matter by our stockholders present, in person or by proxy, at the Special Meeting. Therefore, if you do not vote in person or by proxy, it will have no effect on the outcome of such proposal to adjourn.

Voting Rights

You are entitled to one vote at the Special Meeting for each share of CMS Bancorp’s common stock that you owned of record at the close of business on December 29, 2014. However, our articles of incorporation provide restrictions on the voting of our common stock if you beneficially own more than 10% of our outstanding common stock.

If you beneficially own more than 10% of the outstanding common stock of CMS Bancorp as of the record date, then please note that, as set forth in CMS Bancorp’s Certificate of Incorporation, each share in excess of 10% is deemed an “Excess Share,” and that you are entitled to cast only one one-hundredth (1/100) of a vote per “Excess Share” at the Special Meeting. You are, however, entitled to one vote per share for each share that is at or below the 10% threshold that is not deemed an “Excess Share.”

In the event that you return a signed proxy card but do not specify how you want to vote your shares, your proxy will vote your shares “FOR” the Merger Agreement, “FOR” the advisory (non-binding) vote proposal on golden parachute compensation, and “FOR” the proposal to adjourn the special meeting to solicit additional votes, if deemed necessary or appropriate by CMS Bancorp’s board of directors.

If any other matters are properly presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the board of directors determines. As of the date of this Proxy Statement, we know of no other matters that may be presented at the Special Meeting, other than those discussed in this Proxy Statement.

Vote Required

•	Proposal 1 – Approval of Agreement and Plan of Merger, dated as of September 25, 2014, by and among Putnam, Acquisition Corporation, CMS Bancorp and CMS Bank, pursuant to which Acquisition Corporation will merge with and into CMS Bancorp, followed immediately thereafter by the merger of CMS Bancorp with and into Putnam and the merger of CMS Bank with and into Putnam, with Putnam as the surviving bank. The affirmative vote of a majority of the issued and outstanding CMS Bancorp common stock is required to approve the Merger Agreement. Accordingly, a failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the proposal to approve the Merger Agreement and related transactions, including the Merger.

•	Proposal 2 – Advisory (Non-binding) Vote on Golden Parachute Compensation. Approval of the advisory (non-binding) vote proposal on golden parachute compensation requires the affirmative vote of holders of a majority of the number of votes eligible to be cast by the holders of outstanding shares of capital stock of CMS Bancorp present and entitled to vote. Accordingly, an abstention will have the same effect as a vote against the advisory (non-binding) vote proposal on golden parachute compensation. A failure to vote or a broker non-vote will have no effect on the advisory (non-binding) vote proposal on golden parachute compensation, as shares that are not voted or for which there is a broker non-vote will not be included as present and entitled to vote with respect to such proposal.

•

Proposal 3 – Authority to Adjourn the Special Meeting. Approval of the proposal to adjourn the Special Meeting to solicit additional votes, if deemed necessary or appropriate by CMS Bancorp’s board of directors, requires the affirmative vote of holders of a majority of the number of votes eligible to be cast by the holders of outstanding shares of capital stock of CMS Bancorp present and entitled to vote. Accordingly, an abstention will have the same effect as a vote against the adjournment proposal. A failure to vote or a broker non-vote will have no effect on the adjournment proposal, as shares that are not voted or for which there is a broker non-vote will not be included as present and entitled to vote with respect to such proposal.

Voting And Revocation Of Proxies

Common stock represented by properly executed proxies received by CMS Bancorp and not revoked will be voted at the Special Meeting in accordance with the instructions contained in such proxies. If there are no instructions, except in the case of broker non-votes, properly executed proxies will be voted by the designated proxy or proxy committee “FOR” the proposal to approve the Merger Agreement, “FOR” the advisory (non-binding) vote proposal on golden parachute compensation, and “FOR” the proposal to adjourn the Special Meeting to solicit additional votes, if deemed necessary or appropriate by CMS Bancorp’s board of directors.

At this time, CMS Bancorp’s board of directors is not aware of any business that may properly be presented at the Special Meeting other than the proposal to approve the Merger Agreement, the advisory (non-binding) vote proposal on golden parachute payments, and the adjournment proposal if adjournment of the Special Meeting is deemed necessary or appropriate by CMS Bancorp’s board of directors. However, if further business is properly presented, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment. Unless otherwise provided by CMS Bancorp’s articles of incorporation or bylaws or by law, other matters shall be determined by a vote of the holders of a majority of our shares of common stock present and entitled to vote thereat.

If your shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Special Meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of shares of CMS Bancorp’s common stock as of the record date.

Revoking Your Proxy

You may revoke your proxy at any time before it is actually voted at the Special Meeting by:

•	providing written notice to Diane Cocozzo, Corporate Secretary, CMS Bancorp, Inc.;

•	submitting a new proxy card. Any earlier proxies will be revoked automatically; or

•	attending the Special Meeting and voting in person. Any earlier proxy will be revoked. However, simply attending the Special Meeting without voting will not revoke your proxy.

You should consult with your broker or other nominee regarding the appropriate documentation and manner of revoking a prior vote instruction.

SOLICITATION OF PROXIES

This Proxy Statement is being furnished in connection with the solicitation of proxies by our board of directors. We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to being solicited through the mail, proxies may be solicited personally or by telephone, facsimile or email by our officers, directors or employees who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons. Such brokerage houses and other custodians, nominees and fiduciaries will be reimbursed for their reasonable expenses incurred in connection therewith. We have engaged D.F. King & Co. to aid in the solicitation of proxies of registered shareholders for the Special Meeting. The fees related to D.F. King & Co.’s engagement are estimated to be approximately $5,000, plus expenses.

SHAREHOLDER AGREEMENTS

Each director and executive officer of CMS Bancorp as of the date of the Merger Agreement has entered into a shareholder agreement with Putnam, pursuant to which each such director and executive officer has agreed to vote in favor of the Merger Agreement and related transactions, including the Merger, until such time as the shareholder agreement is terminated in accordance with its terms. These persons collectively beneficially own approximately 19.98% of the outstanding shares of CMS Bancorp common stock.

The shareholder agreements were executed as a condition of Putnam’s willingness to enter into the Merger Agreement. The shareholder agreements terminate automatically upon termination of the Merger Agreement.

The foregoing summary of the shareholder agreements does not purport to describe all of the terms of the shareholder agreements. The foregoing summary is qualified in its entirety by reference to the complete text of the shareholder agreements, a form of which is attached as APPENDIX C to this Proxy Statement and incorporated into this Proxy Statement by reference. Nothing in this Proxy Statement purports to amend, qualify, or in any way modify the shareholder agreements. We urge you to read the form of shareholder agreement in its entirety.

THE MERGER AGREEMENT

PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT

The following summary of the Merger Agreement is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement which is attached hereto as APPENDIX A and incorporated herein by reference. We urge you to carefully read the Merger Agreement in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you.

The Merger Agreement and the following description have been included to provide you with information regarding the terms of the Merger Agreement. It is not intended to provide any other factual information about CMS Bancorp or Putnam. Such information can be found elsewhere in this Proxy Statement and in the other public filings CMS Bancorp made with the SEC, which are available free of charge on the SEC’s website located at http://www.sec.gov.

PARTIES TO THE MERGER AGREEMENT

•	CMS Bancorp, Inc. — CMS Bancorp is a Delaware corporation formed in 2007. CMS Bancorp’s common stock is listed on the NASDAQ Capital Market under the symbol “CMSB.” CMS Bancorp owns 100% of the common stock of CMS Bank, and is regulated by the Board of Governors of the Federal Reserve System as a savings and loan holding company. CMS Bancorp is headquartered in White Plains, New York and its principal business is to operate CMS Bank, which conducts its operations mainly through its corporate administrative office in White Plains, New York and five retail banking offices located in Westchester County, New York. CMS Bancorp’s principal office is located at 123 Main Street, White Plains, New York, 10601. CMS Bancorp’s telephone number is (914) 422-2700.

•	CMS Bank — CMS Bank, a New York state-chartered savings bank, is a wholly-owned subsidiary of CMS Bancorp with five branches in Westchester County, New York. CMS Bank is regulated by the New York State Department of Financial Services and the Federal Deposit Insurance Corporation.

•	Putnam County Savings Bank — Putnam County Savings Bank, a New York chartered mutual savings bank, operates from its administrative headquarters in Brewster, New York, and 10 retail branch offices located in Putnam, Westchester, Rockland and Dutchess Counties, New York. Putnam County Savings Bank is also regulated by the New York State Department of Financial Services and the Federal Deposit Insurance Corporation.

•	Putnam County Acquisition Corporation — Putnam County Acquisition Corporation is a newly formed Delaware corporation and wholly-owned subsidiary of Putnam County Savings Bank, established for the purpose of merging with and into CMS Bancorp.

DESCRIPTION OF THE MERGER; GOVERNANCE

•	Under the terms of the Merger Agreement, and subject to the terms and conditions thereof, Putnam will acquire CMS Bancorp and CMS Bank through a series of transactions, the first of which involves the merger of Acquisition Corporation with and into CMS Bancorp (the “Acquisition Merger”). The Merger Agreement contemplates that immediately following the Acquisition Merger, CMS Bancorp will merge with and into Putnam (the “Holding Company Merger”), and CMS Bank will merge with and into Putnam (the “Bank Merger”). Upon completion of these mergers (collectively referred to herein as the “Merger”), the separate corporate existence of CMS Bancorp and CMS Bank will cease and they will become part of Putnam. The combined organization will be operated under the name of “Putnam County Savings Bank.”

•	The directors and officers of Acquisition Corporation at the effective time of the Merger will become the directors and officers of CMS Bancorp, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

MERGER CONSIDERATION

Subject to the conditions discussed herein, under the terms of the Merger Agreement, upon consummation of the Acquisition Merger, each issued and outstanding share of common stock of CMS Bancorp will be converted into the right to receive $13.25 per share in cash, without interest and subject to any applicable withholding taxes, representing an approximate premium of 15.5% over the closing price of CMS Bancorp’s common stock on the trading day immediately prior to September 25, 2014, the date the parties entered into the Merger Agreement. Stockholders of CMS Bancorp will be entitled to receive approximately $25.4 million in the aggregate, without interest and subject to any applicable withholding taxes. CMS Bancorp has not declared or paid cash dividends on its common stock and therefore there are no arrears in dividends on the stock.

EXCHANGE AGENT

Putnam will designate an exchange agent reasonably acceptable to CMS Bancorp, to act as the exchange agent in the Merger. This agreement will provide that, promptly after the effective time of the Merger, Putnam will deposit with the exchange agent cash that is sufficient to effect the payment of the Merger Consideration.

Putnam will request the exchange agent to, promptly after the effective time of the Merger, mail a letter of transmittal to each holder of record of a certificate or certificates representing shares of CMS Bancorp common stock issued and outstanding immediately prior to the effective time, which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon actual delivery thereof to the exchange agent and will contain instructions for use in effecting the surrender of such certificates in exchange for the Merger Consideration. Upon surrender for cancellation to the exchange agent of all stock certificates held by any CMS Bancorp stockholder, together with the transmittal letter, duly executed, such stockholder will be entitled to receive the Merger Consideration in exchange for each share of CMS Bancorp stock represented by such certificates, and any certificate so surrendered will be cancelled.

TREATMENT OF CMS BANCORP STOCK OPTIONS AND OTHER EQUITY-BASED AWARDS

CMS Bancorp Options

As of the effective time of the Merger, each stock option to purchase shares of CMS Bancorp common stock awarded under the CMS Bancorp 2007 Stock Option Plan that is issued and outstanding immediately prior to the effective time (including all options subject to accelerated vesting under the 2007 Stock Option Plan) will cease to represent a right to acquire shares of CMS Bancorp common stock and will be converted and cancelled, in settlement thereof, into the right to receive a lump sum cash payment, without interest, of an amount equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of CMS Bancorp common stock subject to such stock option, multiplied by (ii) the number of shares of CMS Bancorp common stock for which such stock option shall not theretofore have been exercised. The exercise price per share of each outstanding stock option is lower than the Merger Consideration. Accordingly, a cash payment will be required with respect to the cancellation of each outstanding stock option, which amount is expected to be approximately $457,000 in the aggregate for all options held by CMS Bancorp’s current directors and executive officers.

CMS Bancorp Restricted Shares

As of the effective time of the Merger, restrictions on each restricted share of CMS Bancorp common stock outstanding immediately before the effective time pursuant to the CMS Bancorp 2007 Recognition and Retention Plan will lapse and each such restricted share will be treated in the same manner as other shares of CMS Bancorp common stock under the Merger Agreement, subject to any applicable tax withholding.

For further information on the treatment of CMS Bancorp’s equity or equity-based awards, see the section entitled “INTERESTS OF CMS BANCORP’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER” on page 47.

REPRESENTATIONS AND WARRANTIES OF PUTNAM

The Merger Agreement contains a number of representations and warranties by Putnam, including regarding aspects of Putnam’s organization, authority and approvals required in connection with the Merger Agreement. These representations and warranties include, but are not limited to, the following:

•	that Putnam is a New York-chartered savings bank in mutual form and, as a result, has no authorized or outstanding capital stock;

•	that Putnam and Acquisition Corporation are duly organized, validly existing and in good standing with the requisite corporate power to carry on their respective businesses as now are being conducted;

•	that Putnam and Acquisition Corporation have all requisite corporate power and authority to enter into the Merger Agreement and to perform all of their obligations under the Merger Agreement to complete the Merger;

•	that Putnam’s financial statements previously delivered or made available to CMS Bancorp were prepared in accordance with generally accepted accounting principles (“GAAP”) and fairly present Putnam’s financial position for the respective time periods;

•	that since December 31, 2013, Putnam has conducted its business in the ordinary and usual course and no event has occurred that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on Putnam;

•	that the information provided by Putnam relating to itself and its subsidiaries to be included in this Proxy Statement does not contain any untrue statement or omission of a material fact;

•	that Putnam has all material permits, licenses and other approvals and has made all required filings and registrations with federal, state, local and foreign governmental or regulatory bodies; is not in violation of any corporate governance document, contract, agreement or law, regulation, or order issued by governmental agencies; and received a “Satisfactory” rating following its most recent Community Reinvestment Act examination;

•	certain representations and warranties with respect to brokers or financial advisor fees;

•	that none of Putnam’s representations and warranties or information provided contains any untrue statement or omission of a material fact; and

•	that as of the date of the Merger Agreement, Putnam has the financial ability and funds necessary to consummate the Merger and pay the aggregate amount of cash to be paid to the stockholders of CMS Bancorp common stock.

REPRESENTATIONS AND WARRANTIES OF CMS BANCORP AND CMS BANK

The Merger Agreement contains a number of representations and warranties by CMS Bancorp and CMS Bank, including regarding their and any subsidiary’s authority, organization, approvals required in connection with the Merger Agreement, business and financial condition. These representations and warranties include, but are not limited to, the following:

•	the capital structure of CMS Bancorp and its subsidiaries including CMS Bank;

•	that CMS Bancorp and CMS Bank are duly organized, validly existing and in good standing and with the requisite corporate power to carry on their respective businesses as they are now being conducted;

•	the ownership of CMS Bancorp’s subsidiaries;

•	that each of CMS Bancorp’s subsidiaries is a corporation, duly organized, validly existing and in good standing and has the requisite corporate power to carry on its respective business as it is now being conducted;

•	that CMS Bancorp and CMS Bank have all requisite corporate power and authority to enter into the Merger Agreement and, subject to receipt of all necessary government approvals and the approval of CMS Bancorp’s shareholders, to complete the Merger;

•	that CMS Bancorp and its subsidiaries have all material permits, licenses and other approvals and have made all required filings and registrations with federal, state, local and foreign governmental or regulatory bodies; that CMS Bancorp and its subsidiaries, including CMS Bank, are not in default or violation of any corporate governance document, or law, regulation, or order issued by governmental agencies; and received a “Satisfactory” rating following its most recent Community Reinvestment Act examination;

•	the lack of any reason that receipt of regulatory approvals from government agencies would not occur in a prompt and timely manner;

•	the timely and accurate filing of reports and financial statements with the U.S. Securities and Exchange Commission, compliance with the Securities Laws, and the timely and accurate filing of reports and other required documents with federal and state banking regulators;

•	that financial statements provided to Putnam were prepared in accordance with GAAP and fairly presented the financial position of CMS Bancorp and its subsidiaries for the respective time periods;

•	that since September 30, 2013 (i) CMS Bancorp and its subsidiaries have conducted their respective businesses in the ordinary and usual course of business (excluding actions taken and costs incurred in connection with the Merger Agreement or disclosed in any CMS Bancorp Disclosure Schedule), and (ii) no event has occurred that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on CMS Bancorp;

•	compliance with environmental laws;

•	the timely filing of tax returns that are complete and accurate in all material respects, payment of taxes and other tax matters;

•	the absence of any litigation or government investigation involving CMS Bancorp or any of its subsidiaries and their compliance with law, except as set forth in CMS Bancorp Disclosure Schedules;

•	that the information supplied by CMS Bancorp relating to CMS Bancorp and its subsidiaries included in this Proxy Statement does not contain any untrue statement or omission of a material fact;

•	that the employee benefit plans have been operated and administered, in all material respects, in accordance with their terms and applicable laws, and there are no material pending or threatened actions, suits or claims with respect to any such plans;

•	the existence, performance and legal effect of certain contracts and agreements that CMS Bancorp and its subsidiaries, including CMS Bank, are a party to;

•	certain representations and warranties with respect to brokers or financial advisor fees;

•	the validity of and claims under any insurance policies held by CMS Bancorp or its subsidiaries, including CMS Bank;

•	the status of real property owned or leased by CMS Bancorp and its subsidiaries, including CMS Bank;

•	compliance with applicable worker safety and employment laws by CMS Bancorp and its subsidiaries, including CMS Bank;

•	that neither CMS Bancorp nor any of its subsidiaries has been a party to any off-balance-sheet transactions involving interest rate or other similar derivative transactions;

•	the receipt by CMS Bancorp of a written opinion from Sandler O’Neill that the Merger Consideration to be received by the stockholders pursuant to the Merger Agreement is fair to such stockholders from a financial point of view;

•	the accuracy of the items reported by CMS Bank with respect to its loan portfolio and calculation of losses incurred on those loans;

•	the absence of any breach of trust with respect to any fiduciary trust accounts administered by CMS Bank;

•	the required vote of CMS Bancorp stockholders to approve the Merger Agreement;

•	the inapplicability of anti-takeover statutes to the Merger Agreement;

•	the material interests of any officer or director of CMS Bancorp or any of its subsidiaries;

•	the investments and participation in joint ventures by CMS Bancorp and its subsidiaries;

•	intellectual property issues relating to CMS Bancorp and its subsidiaries, including CMS Bank;

•	information regarding off-balance sheet transactions involving CMS Bancorp and its subsidiaries, including CMS Bank;

•	the status of repurchase agreements that CMS Bancorp or its subsidiaries, including CMS Bank, are a party to;

•	that since September 30, 2013, CMS Bancorp and its subsidiaries have conducted all operations with respect to CMS Bank’s electronic banking business in the ordinary and usual course of business and consistently with past practices;

•	the authority of CMS Bancorp and its subsidiaries with respect to its mortgage banking business;

•	the absence of repurchase obligations, excluding those disclosed in the CMS Bancorp Disclosure Schedules;

•	action taken by CMS Bancorp to exempt Putnam, its subsidiaries and affiliates, the Merger, the Merger Agreement, the shareholder agreements and the transactions contemplated thereby from the requirements of any anti-takeover law, or any anti-takeover provision in CMS Bancorp’s charter or bylaws; and

•	that none of the representations and warranties of CMS Bancorp and CMS Bank contain or will contain any untrue statement or omission of a material fact.

CONDUCT PENDING THE MERGER

The Merger Agreement contains covenants relating to the activities of CMS Bancorp pending the completion of the Merger, including covenants regarding the conduct of CMS Bank’s business. These covenants are briefly summarized below and are subject to the Merger Agreement.

General Covenants related to Business Conduct. Except with the consent of Putnam, CMS Bancorp has agreed to use reasonable efforts to preserve intact its business organization and assets, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others with whom it has business dealings. Affirmative covenants of CMS Bancorp also include agreements to:

•	confer with Putnam and report on the general status of CMS Bancorp’s ongoing operations upon Putnam’s reasonable request;

•	notify Putnam of any material change in the business operation or operation of properties of CMS Bancorp or any of its subsidiaries, of any governmental complaints or investigations or hearings, and of the institution or threat of litigation involving CMS Bancorp or any of its subsidiaries;

•	permit Putnam access to the personnel, properties and records of CMS Bancorp and its subsidiaries;

•	provide Putnam copies of certain financial statements;

•	maintain and cause its subsidiaries to maintain insurance;

•	amend disclosure schedules as appropriate;

•	use reasonable best efforts to obtain all required third party consents and approvals necessary to consummate the Merger;

•	use reasonable best efforts to obtain all required regulatory approvals and non-objections and to fulfill the conditions necessary to consummate the Merger;

•	notify Putnam of any inability to meet a condition to the completion of the Merger Agreement;

•	use reasonable best efforts to establish additional accruals and reserves as necessary to conform CMS Bancorp and CMS Bank’s account reserve practices and methods to those of Putnam’s;

•	obtain invoices for expenses incurred as a result of execution of the Merger Agreement and accrue or pay the amounts due, and notify Putnam monthly of all CMS Bancorp’s out-of pocket expenses incurred in connection with the Merger; and

•	terminate the CMS Bancorp Defined Benefit Plan, the CMS Bancorp 401(k) Plan and the Employee Stock Ownership Plan immediately prior to the effective time of the Merger.

Negative Covenants applicable to CMS Bancorp. CMS Bancorp has further agreed that, except as expressly contemplated or permitted by the Merger Agreement, it will not, nor will it permit any subsidiaries to, do any of the following without the prior written consent of Putnam:

•	amend or waive any organizational documents or alter the corporate structure or ownership of CMS Bancorp or any of its subsidiaries, except as required by law;

•	change the number of shares of its authorized capital stock;

•	issue or authorize the issuance of any stock, options or other rights other than issuing shares of common stock upon the exercise of stock options outstanding as of September 25, 2014;

•	effect any recapitalization, reclassification, stock dividend, stock split or similar change in capitalization, or redeem, repurchase, or otherwise acquire any shares of its capital stock;

•	with regard to CMS Bancorp’s capital stock, declare, set aside or pay any dividends or distributions to its common or preferred stockholders except as required under the terms of the Series A Preferred Stock Certificate;

•	enter into or terminate any contract or agreement, except in the ordinary course of business or as provided in CMS Bancorp’s Disclosure Schedules;

•	incur any debt or obligation in excess of $25,000 individually or $50,000 in the aggregate, except for customer deposit accounts, retail repurchase agreements, existing ordinary business obligations such as rent, and certain purchases under repurchase agreements established in consultation with Putnam’s Chief Financial Officer and consistent with prudent management and past practices of CMS Bancorp;

•	make any capital expenditure exceeding $100,000 individually or $250,000 in aggregate, other than pursuant to binding commitments as of September 25, 2014 which are reasonable and necessary to maintain assets in good condition;

•	other than commitments made before September 25, 2014, enter into or approve or increase certain types of loans or other credit facility commitments above certain thresholds set forth in the Merger Agreement without prior consultation with and approval from Putnam’s Chief Lending Officer;

•	increase rates of compensation or pay any bonus other than in the ordinary course of business, consistent with past practices, and subject to certain restrictions for non-executive employees, and subject to Putnam’s approval for compensation increases or bonus payments to directors and officers except as set forth in CMS Bancorp’s Disclosure Schedule, as well as changes to employee benefit plans generally;

•	hire personnel without the prior consent from Putnam, subject to certain exceptions;

•	close or open any of CMS Bank’s branches or automated banking facilities;

•	make any equity investment or commitment to invest in real estate or real estate development projects, except as set forth in CMS Bancorp’s Disclosure Schedule;

•	merge into, consolidate with, affiliate with, or be purchased or acquired by another person except to realize upon collateral in the ordinary course of that person’s business or acquire or sell a significant portion of assets;

•	make or adopt any change to accounting methods, practices, policies or procedures (other than actions required to be taken by GAAP);

•	enter into any off-balance sheet transaction that involves interest rate and currency swaps, options and future contracts, or other similar derivative transactions;

•	invest or commit to invest in or otherwise alter an investment in any joint venture;

•	make any material change in loan and investment policies or other material banking policies, except as required by changes in law or GAAP;

•	waive, release, grant or transfer any rights of value or modify any existing agreement or indebtedness to which CMS Bancorp or any of its subsidiaries is a party, other than in the ordinary course of business and consistent with past practices;

•	purchase or invest in securities or other investments that would materially alter CMS Bancorp’s portfolio of investment securities;

•	enter into, renew, extend or modify any transaction with an affiliate;

•	except in connection with the Merger Agreement, take any action that would give rise to a right of payment under an employment or severance agreement;

•	take any action that would give rise to an acceleration of the right to payment to any individual under any CMS Bancorp employee benefit plan;

•	sell or acquire any participation interest in any loan that is not set forth in CMS Bancorp’s Disclosure Schedule without consent from Putnam’s Chief Financial Officer;

•	enter into any new, or depart from any existing, line of business;

•	except in the ordinary course of business change its interest rate paid on deposits without prior consultation with Putnam’s Chief Financial Officer;

•	take any action that is intended or is reasonably likely to (i) make any of CMS Bancorp’s representations and warranties materially untrue, (ii) prevent satisfaction of any of the conditions to the Merger, or (iii) materially violate any provision of the Merger Agreement, except as required by law or regulation;

•	take any action in violation of any applicable law, rule, regulation, or formal or informal supervisory action;

•	initiate, settle or compromise any action or claims except with respect to foreclosures or other collection actions disclosed in the CMS Bancorp Disclosure Schedule; or

•	agree to do any of the foregoing.

NO SOLICITATION

Under the Merger Agreement, from September 25, 2014 and until either the Merger is consummated or the Merger Agreement is terminated pursuant to its terms, CMS Bancorp and CMS Bank have agreed that they will not, nor will they permit any subsidiary or any officer, director, employee, advisor or representative to, directly or indirectly: (i) initiate, solicit, knowingly encourage, or otherwise facilitate the submission of any “takeover proposal” or any proposal that could reasonably be expected to lead to any takeover proposal; (ii) engage in any discussions or negotiations with any person or group, other than Putnam and its affiliates, with respect to any takeover proposal; or (iii) furnish or afford access to, any person or group other than Putnam and its affiliates, any information regarding CMS Bancorp or its subsidiaries, in connection with or in response to any takeover proposal.

The Merger Agreement does permit CMS Bancorp and CMS Bank to take the actions described in clauses (ii) and (iii) in the paragraph directly above in response to any unsolicited bona fide written Acquisition Proposal by a third party, provided the Acquisition Proposal, if consummated, would result in a “Superior Proposal” and the board of directors of CMS Bancorp determines that its failure to take such action would, in its reasonable good faith judgment (after consultation with the outside legal counsel of CMS Bancorp), violate the fiduciary duties of the board of directors of CMS Bancorp to CMS Bancorp’s stockholders under applicable law. The conditions also require that, prior to furnishing non-public information to, or entering into discussions or negotiations with, a third party regarding a possible Acquisition Proposal, the board of directors must receive from such third party an executed confidentiality agreement that is substantially similar to the confidentiality agreement that was entered into with Putnam.

The term “Acquisition Proposal” is defined in the Merger Agreement as any proposal or offer with respect to any of the following (other than the transactions contemplated in the Merger Agreement) involving CMS Bancorp or CMS Bank: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge (other than permitted pledges), transfer or other disposition of 25% or more of either of their consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of either of their capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement by CMS Bancorp or CMS Bank to engage in any of the foregoing.

The term “Acquisition Transaction” is defined as any transaction or series of related transactions (other than the transactions contemplated in the Merger Agreement) involving: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge other than permitted pledges, transfer or other disposition of 25% or more of either of their consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of either of their capital stock or the filing of a registration statement under the Securities Act in connection therewith.

The term “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal that the board of directors of CMS Bancorp determines, after consultation with its outside financial advisors and its outside legal counsel, that such Acquisition Proposal, (1) if accepted, is at least as reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the party making the proposal and, (2) if consummated, would result in a transaction more favorable to CMS Bancorp’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement.

Pursuant to the Merger Agreement, CMS Bancorp has agreed to inform Putnam immediately and in no event later than 24 hours after CMS Bancorp receives an Acquisition Proposal, or any request for information or inquiry relating to, or which could reasonably be expected to lead to, an Acquisition Proposal. Along with such notice, CMS Bancorp must include the identity of the party making or submitting the takeover proposal and the substance of such proposal, and will keep Putnam informed of any material developments with respect to the proposal. The Merger Agreement also provides that, during the time that CMS Bancorp engages in discussions with any third party relating to an Acquisition Proposal, CMS Bancorp agrees to keep Putnam informed of any material developments. If the board of directors of CMS Bancorp determines that it desires to accept a Superior Proposal, the board of directors must notify Putnam in writing of its intent to terminate the Merger Agreement and forego the Merger in order to accept the Superior Proposal by providing Putnam with at least five business days’ notice, during which time Putnam may seek to increase the Merger Consideration to meet or exceed the terms of the Superior Proposal. The notice to Putnam must specify the new merger consideration being offered under the Superior Proposal. Notwithstanding the above, the directors and officers who signed a Shareholder Agreement with Putnam shall still be obligated to vote in their capacity as stockholders for the approval of the Merger Agreement. See “TERMINATION, FEES AND EXPENSES” for a discussion of the Termination procedures.

SHAREHOLDER MEETING

The Merger Agreement provides that as promptly as reasonably practicable after September 25, 2014, the board of directors of CMS Bancorp will duly call, give notice of, convene and hold a meeting of stockholders to consider the approval and adoption of the Merger Agreement and that the board of directors will not, except to the extent permitted by the Merger Agreement, change its recommendation that the Merger is advisable and fair to and in the best interests of CMS Bancorp and recommend approval of the Merger Agreement.

PROXY STATEMENT

The Merger Agreement provides that, at the earliest practicable time after September 25, 2014, CMS Bancorp will prepare and file with the U.S. Securities and Exchange Commission (“SEC”) a proxy statement and related materials related to the approval by CMS Bancorp’s stockholders of the Merger Agreement and use its best efforts to have such proxy statement printed and filed with the SEC. Each of Putnam and CMS Bancorp have agreed under the Merger Agreement to use all reasonable efforts, after consultation with the other party hereto, to cause this Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of CMS Bancorp common stock entitled to vote at the Special Meeting and filed with the SEC at the earliest practicable time.

ACCESS TO INFORMATION

Under the Merger Agreement, CMS Bancorp has agreed to provide Putnam access to its books, records, contracts, documents and other relevant information and to provide reasonable assistance to Putnam in its review of matters relating to CMS Bancorp and its subsidiaries.

REASONABLE BEST EFFORTS

Subject to certain limitations, both CMS Bancorp and Putnam have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective any transactions contemplated by the Merger Agreement, including obtaining all necessary approvals, authorizations, and consents from government agencies and other parties. Putnam is not obligated to pay any additional consultation costs or to agree to any restrictions on its business in order to obtain regulatory approvals.

STATE TAKEOVER LAWS

The Merger Agreement provides that CMS Bancorp and CMS have taken all required actions in order to exempt the Merger Agreement and related transactions from the requirements of any moratorium, control share, fair price, affiliate transaction, business combination, or other anti-takeover law of any state, including, without limitation, applicable Delaware law.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Merger Agreement provides that, subject to applicable law, for six (6) years after the consummation of the Merger, Putnam will:

•	indemnify, defend and hold harmless all past and present directors and executive officers of CMS Bancorp to the same extent that they are indemnified as of September 25, 2014 by CMS Bancorp under its articles of incorporation and bylaws and under applicable state or federal law for acts or omissions occurring at or prior to the effective time of the Merger; and

•	maintain the current directors’ and officers’ liability insurance policy or a policy that is substantially comparable to the current policy of CMS Bancorp. However, Putnam is not required to incur annual premium payments greater than 175% of CMS Bancorp’s annual directors’ and officers’ liability insurance premium for 2013.

NOTIFICATION OF CERTAIN MATTERS

Both CMS Bancorp and Putnam have agreed under the Merger Agreement to use reasonable best efforts to give prompt notice to each other of (i) any event that would cause any representation or warranty of the notifying party in the Merger Agreement to be untrue or inaccurate in any material respect, (ii) any covenant or condition of the notifying party not being complied with in all material respects or not being complied with in a timely manner or (iii) any other change that would be reasonably likely to have a material adverse effect on either CMS Bancorp or Putnam.

EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS

The Merger Agreement provides the following with respect to employee benefit plans and arrangements:

•	Putnam will also cause the surviving corporation to honor certain employment contracts entered into by CMS Bancorp prior to September 25, 2014, provided that no payment will be made that would constitute a “parachute” payment under the tax laws.

•	CMS Bancorp shall terminate both the ESOP and the CMS Bancorp 401(k) Plan effective immediately prior to the effective time of the Merger. Moreover, CMS Bancorp will take all necessary steps to terminate the frozen CMS Bancorp Defined Benefit Plan, effective prior to the closing date and give timely ERISA notices to participants of such termination.

•	Certain employees of CMS Bancorp will be eligible to receive agreed-upon severance benefits if such employee’s employment is involuntarily terminated without “cause” or if such employee resigns for “good reason” within six months following the effective time of the Merger.

CONDITIONS TO COMPLETING THE MERGER

The obligations of CMS Bancorp and Putnam to complete the Merger are subject to the satisfaction of a number of conditions, including the following:

•	The Merger Agreement is approved by the requisite votes of the shares held by stockholders of CMS Bancorp;

•	None of the parties or their subsidiaries is subject to any law, order or injunction of a court or governmental authority prohibiting the Merger nor is any court or governmental authority attempting to prohibit the Merger; and

•	All necessary and required approvals, authorizations and consents from governmental entities are obtained and in full force and effect.

The obligation of CMS Bancorp to effect the Merger is subject to the fulfillment or waiver at or prior to the effective time of the Merger of the following additional conditions:

•	Each of the representations and warranties of Putnam and Acquisition Corporation in the Merger Agreement qualified as to materiality shall be true and correct on and as of the effective time of the Merger as if made on and as of such date; and each of the representations and warranties of Putnam and Acquisition Corporation that is not so qualified shall be true and correct in all material respects on and as of the effective time of the Merger as if made on and as of such date (or on the specified date in the case of any representation and warranty which relates to a specific date) and Putnam shall have delivered a certificate of its CEO and CFO to that effect;

•	Putnam shall have performed in all material respects all its obligations, agreements and covenants that must be performed or complied with by or at the time of completion of the Merger and Putnam shall have delivered a certificate of its CEO and its CFO to that effect;

•	Putnam shall have obtained any and all material permits, authorizations, consents, waivers, clearances and approvals required to consummate the merger; and

•	Putnam shall have delivered the necessary funds to the exchange agent on or before the closing date and the exchange agent shall have provided CMS Bancorp a certificate evidencing the delivery.

The obligation of Putnam to effect the Merger is subject to the fulfillment or waiver at or prior to the effective time of the Merger of the following additional conditions:

•	The representations and warranties of CMS Bancorp and CMS Bank that are qualified as to materiality shall be true and correct on and as of the effective time of the Merger; and all of the representations and warranties of CMS Bancorp contained in the Merger Agreement, that are not so qualified shall be true and correct in all material respects on and as of the effective time of the Merger, in each case except as contemplated or permitted by the Merger Agreement, as if made on and as of such date (or on the specified date in the case of any representation and warranty which relates to a specific date) and CMS Bancorp shall have delivered a certificate of its CEO and CFO to that effect;

•	CMS Bancorp and CMS Bank shall have performed in all material respects their obligations, agreements and covenants that must be performed by them at the time of completion of the Merger and CMS Bancorp shall have delivered a certificate of its CEO and CFO to that effect;

•	All required approvals from governmental entities in connection with the transactions contemplated by the Merger Agreement shall have been obtained;

•	Each executive officer and director of CMS Bancorp as of the date of the Merger Agreement shall have executed a shareholder agreement;

•	Since June 30, 2014, there shall not have been any event or circumstance that has had or is reasonably likely to have a material adverse effect on CMS Bancorp or CMS Bank;

•	There shall not have been instituted any formal or informal supervisory action against CMS Bancorp or CMS Bank that is applicable to Putnam;

•	CMS Bancorp shall have taken all steps necessary to effectuate both the termination of its retirement plans and the redemption of all outstanding shares of CMS Bancorp preferred stock immediately prior to closing; and

•	Immediately prior to the effective date of the Merger, no more than 10% of the issued and outstanding shares of CMS Bancorp common stock shall have served (and not withdrawn) written notice of dissent from the Merger Agreement under applicable Delaware law.

TERMINATION, FEES AND EXPENSES

Pursuant to the terms of the Merger Agreement, each of CMS Bancorp and Putnam is entitled to terminate the Merger Agreement under the circumstances described below. In the event of a termination of the Merger Agreement under certain provisions involving willful conduct or gross negligence by a party, either CMS Bancorp or Putnam will be entitled to receive from the other party reimbursement of reasonable costs and expenses up to $350,000, in addition to any additional rights or remedies available to the parties under law or in equity. In the event the Merger Agreement is terminated under certain other provisions involving actions (or failure to act) by CMS Bancorp that are not in furtherance of the Merger Agreement and consummation of the Mergers, Putnam will be entitled to receive from CMS Bancorp payment of a One Million Dollar ($1,000,000) termination fee, in addition to any additional rights or remedies available to Putnam under law or in equity.

The Merger Agreement may be terminated by mutual written consent of CMS Bancorp and Putnam. If the Merger Agreement is terminated under this provision, neither CMS Bancorp nor Putnam is entitled to reimbursement of expenses, and Putnam is not entitled to the payment of the termination fee.

Either party may terminate the Merger Agreement if:

•	the other party is in material breach of its representations and warranties and the breach has not been cured within 30 days after written notice of such breach; a termination involving willful conduct or gross negligence by the breaching party will entitle the non-breaching party to reimbursement of documented reasonable out-of-pocket costs and expenses up to $350,000; a termination under this provision would also trigger a One Million Dollar ($1,000,000) termination fee payable to Putnam pursuant to the Merger Agreement if a party other than Putnam made a proposal or offer to engage in a merger transaction with, or acquire more than 25% of the outstanding shares of, CMS Bancorp or CMS Bank after the Merger Agreement date and prior to termination of the Merger Agreement;

•	the other party is in material breach of its covenants and the breach has not been cured within 30 days after written notice of such breach; a termination involving willful conduct or gross negligence by the breaching party will entitle the non-breaching party to reimbursement of documented reasonable out-of-pocket costs and expenses up to $350,000; a termination under this provision would also trigger a One Million Dollar ($1,000,000) termination fee payable to Putnam pursuant to the Merger Agreement if a party other than Putnam made a proposal or offer to engage in a merger transaction with, or acquire more than 25% of, the outstanding shares of CMS Bancorp or CMS Bank after the Merger Agreement date and prior to termination of the Merger Agreement ;

•	the Merger has not been consummated by March 31, 2015 with the possibility to extend the date to June 30, 2015 if regulatory approvals and non-objections have not been received by February 28, 2015, so long as the terminating party has not materially breached a representation, warranty, or covenant that has caused the Merger not to close by the Termination Date;

•	CMS Bancorp’s stockholders fail to approve the Merger Agreement; a termination under this provision would trigger a One Million Dollar ($1,000,000) termination fee payable to Putnam pursuant to the Merger Agreement if a party other than Putnam made a proposal or offer to engage in a merger transaction with, or acquire more than 25% of, the outstanding shares of CMS Bancorp or CMS Bank prior to the date of the CMS Bancorp Shareholders Meeting at which a proposal to approve the Merger Agreement and the transactions contemplated herein is voted upon;

•	a necessary regulatory approval is denied or a court enjoins or prohibits the transactions contemplated by the Merger Agreement and, in each case, the action is final and non-appealable;

•	any of the conditions precedent to the obligations of the party to consummate the Merger cannot be satisfied or fulfilled by the Termination Date;

Putnam may terminate the Merger Agreement if:

•	CMS Bancorp’s board of directors does not recommend approval of the merger agreement to its stockholders at the CMS Bancorp Shareholder Meeting or withdraws or modifies such recommendation in a manner that is adverse to Putnam or the CMS Bancorp board of directors has not called, given notice of, and convened the CMS Bancorp Shareholder Meeting by February 14, 2015, unless otherwise agreed to by Putnam; termination by Putnam under this provision will entitle Putnam to payment of a One Million Dollar ($1,000,000) termination fee;

•	a tender offer or exchange offer of 25% or more of the CMS Bancorp common stock is commenced (other than by Putnam) and the CMS Bancorp board of directors recommends that the stockholders of CMS Bancorp tender their shares (or otherwise fails to reject the tender offer or exchange offer within 10 days of the offer); termination by Putnam under this provision will entitle Putnam to payment of a One Million Dollar ($1,000,000) termination fee;

CMS Bancorp may terminate the Merger Agreement if:

•	CMS Bancorp has received and determined to accept a Superior Proposal; provided, however, that CMS Bancorp has given Putnam notice of the Superior Proposal and has afforded Putnam five business days to revise the terms of the Merger Agreement so that Putnam and CMS Bancorp may proceed with the Merger under such revised terms; termination of the Merger Agreement by CMS Bancorp under this provision will entitle Putnam to payment of a One Million Dollar ($1,000,000) termination fee.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO CMS BANCORP’S STOCKHOLDERS

This section summarizes certain U.S. federal income tax consequences to CMS Bancorp’s stockholders of their exchange of shares of CMS Bancorp stock for cash pursuant to the Merger, but does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a CMS Bancorp stockholder in light of that stockholder’s particular circumstances. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations issued thereunder, judicial decisions and administrative pronouncements, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. A ruling from the Internal Revenue Service regarding the Merger will not be requested and no tax opinion of counsel will be rendered to CMS Bancorp’s stockholders with respect to the Merger. This section does not address any state, local or foreign tax consequences and does not address any U.S. federal tax consequences other than U.S. federal income tax consequences, such as the estate and gift tax.

The tax treatment of each CMS Bancorp stockholder will depend in part upon the stockholder’s particular situation. Special tax consequences not described in this section may be applicable to particular classes of taxpayers, including financial institutions, insurance companies, pension funds, mutual funds, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities or currencies electing to mark their position to market for tax purposes, tax exempt investors, persons whose functional currency is not the U.S. Dollar, persons liable for alternative minimum tax, persons holding shares as a position in a “straddle,” as part of a short sale, or as part of a hedging or conversion transaction, persons who have received shares as compensation or otherwise in connection with the performance of services, or persons who are not citizens or residents of the United States and/or are foreign corporations, foreign estates, or trusts. In addition, this section does not describe the tax consequences to stockholders that are partnerships (or entities treated as partnerships for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of CMS Bancorp common stock, the tax treatment of a partner in such entity will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holding shares of CMS Bancorp common stock should consult their own tax advisors.

EACH CMS BANCORP STOCKHOLDER IS URGED TO CONSULT WITH THE STOCKHOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Treatment of the Merger. Generally the receipt of cash for shares of CMS Bancorp common stock pursuant to the Merger by CMS Bancorp stockholders will be a taxable transaction for U.S. federal income tax purposes.

Capital Gain or Loss. In general, if its shares are held as capital assets, each stockholder will recognize a capital gain or loss equal to the difference between the amount of cash received and such stockholder’s adjusted tax basis for the shares exchanged in the Merger. Such capital gain or loss will be long term if, as of the effective time of the Merger, the shares were held for more than one year or will be short term if the shares were held for one year or less. For non-corporate taxpayers, long term capital gains are subject to tax at a preferential rate. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations. Generally, certain individuals, estates, and trusts are subject to a 3.8% tax on their “net investment income.” Net investment income generally includes gains from the sale of property, including gains recognized on the receipt of cash for shares.

Backup Withholding and Information Reporting. Unless a CMS Bancorp stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, such as a corporation, such stockholder may be subject to U.S. federal backup withholding tax with respect to any cash payments received as a result of the Merger. Backup withholding is not an additional tax and may be credited to a stockholder’s ultimate tax liability if proper documentation is provided to the Internal Revenue Service.

REGULATORY APPROVALS REQUIRED FOR COMPLETING THE MERGER

General. The transactions contemplated by the Merger Agreement are subject to regulatory approval by the FDIC and the NYSDFS. Additionally, the transactions contemplated by the Merger Agreement require either receipt of approval from the Board of Governors of the Federal Reserve System acting through the Federal Reserve Bank of Philadelphia (“Federal Reserve”) or waiver of such approval. Also, the transactions contemplated by the Merger Agreement require non-objection from the United States Department of Justice with respect to federal antitrust laws. The applications necessary to obtain these regulatory approvals from the FDIC and the NYSDFS were filed on October 27, 2014. Putnam expects to file a waiver request with the Federal Reserve requesting confirmation that it may acquire CMS Bank without the filing of a formal application. If a waiver is not received, the necessary application will be filed.

The transactions contemplated by the Merger Agreement cannot be completed without receipt of such approvals (or waiver thereof) and non-objections. While we do not know of any reason why approval or non-objection would not be received from any of the applicable regulatory bodies, in a timely manner, we cannot assure you that these non-objections will be received or what the timing may be or that such approvals or non-objections will not be subject to one or more conditions that affect the advisability of the Merger.

Federal Deposit Insurance Corporation. The merger of CMS Bank with and into Putnam is subject to approval by the FDIC under Section 18(c) of the Federal Deposit Insurance Act, as amended (“FDIA”), popularly known as the “Bank Merger Act.” Under the Bank Merger Act, the FDIC may not approve a transaction that would result in a monopoly or otherwise substantially lessen competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the FDIC considers the financial and managerial resources of the companies involved in the proposed merger and their subsidiary institutions and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, as amended (the “CRA”), the FDIC must take into account the record of performance of each party to the proposed merger in meeting the credit needs of its entire community, including low and moderate income neighborhoods. The FDIC also must consider the effectiveness of each party involved in the proposed transaction in combating money laundering activities. Federal law requires publication of notice of, and the opportunity for public comment on, the application submitted by Putnam and CMS Bank for FDIC approval. The public comment period commenced on October 27, 2014 and ended on November 26, 2014.

Following FDIC approval, the Bank Merger Act imposes a waiting period of up to 30 days after the FDIC approval in order to permit the United States Department of Justice to file any objections to the proposed merger of CMS Bank with and into Putnam under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not provided any adverse comments relating to the competitive factors of the transaction, which the parties expect to occur. In reviewing these transactions, the Department of Justice could analyze the effect of the transactions on competition differently than the FDIC, and thus it is possible that the Department of Justice could reach a different conclusion than the FDIC regarding the anti-competitive effects of these transactions. While not expected, if the Department of Justice were to commence an antitrust action, it would stay the effectiveness of the FDIC’s approval unless a court specifically orders otherwise. We are not aware of any factors that would lead to the Department of Justice commencing an antitrust action.

New York State Department of Financial Services. The merger of CMS Bank with and into Putnam is subject to approval by the NYSDFS, which is the chartering agency for both institutions. The application to obtain approval of the NYSDFS has been filed.

Federal Reserve Board of Governors. Putnam’s acquisition of indirect control of 100% of the outstanding shares of CMS Bancorp and CMS Bank following the merger of CMS Bancorp into Acquisition Corporation is subject to approval by the Federal Reserve. The requirement for Putnam to obtain such approval by submitting an application may be waived in certain situations pursuant to an exemption where a Bank Merger Act application is also subject to federal bank regulatory review. Putnam expects to file a waiver request with the Federal Reserve, requesting confirmation that it may acquire CMS Bank without the filing of a formal application. If a waiver is not received, the necessary application will be filed.

If for any reason the Federal Reserve does not grant the waiver request, Putnam will file an application for approval of its acquisition of 100% of the outstanding shares of CMS Bancorp and CMS Bank pursuant to Section 3(a)(1) of the Bank Holding Company Act of 1956, as amended (“BHCA”). If an application is required to be filed, the BHCA would prohibit the Federal Reserve from approving a merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve would also be required to take into consideration the extent to which the proposed transaction would result in greater or more concentrated risk to the stability of the United States banking or financial system. In addition, under the CRA, the Federal Reserve must take into account the record of performance of the existing institutions in meeting the credit needs of their entire community, including low- and moderate-income neighborhoods. Moreover, if an application is required, applicable federal law provides for the publication of notice and public comment on applications filed with the Federal Reserve and authorizes the agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

BACKGROUND OF THE MERGER

From time to time, the board of directors of CMS Bancorp (the “Board”) assesses the economic, regulatory and competitive conditions in which CMS Bancorp operates as well as its long-term business strategy. In recent years, the Board has held periodic strategic planning sessions during which the Board reviewed the overall banking environment and considered the benefits and consequences for CMS Bancorp of remaining an independent entity, including the challenges of operating and growing the business of CMS Bank. In November 2011, CMS Bancorp engaged Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) to assist the Board in evaluating its strategic alternatives, including the possibility of a merger with another institution.

In choosing Sandler O’Neill as its financial advisor, the Board sought to engage a nationally recognized investment banking firm with expertise in the community and regional banking sector and that is knowledgeable about the mergers and acquisitions market in and around the northeastern United States region. Following an introduction by CMS Bancorp’s outside corporate counsel, Paul Hastings LLP, members of the Board interviewed Sandler O’Neill. After consideration and determination by the Board that Sandler O’Neill did not have a conflict of interest, the Board selected Sandler O’Neill as its financial advisor because it is a nationally recognized investment banking firm with significant experience in advising on bank or thrift merger transactions, is knowledgeable about mergers and acquisitions transactions and trends in the northeastern United States region, and has substantial expertise in transactions similar to the Merger. Additionally, the Board determined to engage Sandler O’Neill given the investment banking firm’s regularly engagement in the valuation of businesses in connection with mergers and acquisitions of banks and thrifts, competitive biddings, and valuations for corporate and other purposes.

Following a strategic planning session held in January 2012, the Board determined to explore the possibility of a business combination of CMS Bancorp with another financial institution. At the Board’s direction, during March 2012 Sandler O’Neill contacted approximately 40 institutions to gauge their interest in engaging in a business combination transaction with a financial institution having the attributes of CMS Bancorp. Fourteen of the institutions contacted entered into confidentiality agreements with CMS Bancorp and received a confidential information memorandum prepared by Sandler O’Neill. As a result of this process, two parties submitted indications of interest in pursuing a merger transaction with CMS Bancorp. However, ultimately, the Board did not pursue further negotiations for a definitive merger agreement with either party.

In June 2012, Sandler O’Neill received an inquiry from the Chief Executive Officer of Customers Bancorp, Inc. (“Customers”) indicating that Customers was interested in exploring a possible merger with CMS Bancorp. Customers submitted a preliminary indication of interest to the Board for its consideration in early July 2012, and, on August 10, 2012, CMS Bancorp and Customers executed a definitive merger agreement pursuant to which CMS Bancorp would be merged into Customers and CMS Bancorp stockholders would receive shares of Customers stock for their shares of CMS Bancorp. The merger agreement was subsequently amended and extended on April 22, 2013, extending the termination date of the merger agreement to December 31, 2013 to provide Customers with additional time to secure the required regulatory approvals to complete the transaction. On December 20, 2013, CMS Bancorp announced its decision to not further extend the December 31, 2013 termination date of the merger agreement with Customers. Effective December 31, 2013, CMS Bancorp terminated the merger agreement with Customers, and determined to move forward with the execution of its business plan as an independent community bank.

Under the terms of the merger agreement with Customers as amended in April 2013, CMS Bancorp’s termination of the merger agreement due to Customers’ failure to meet certain material conditions of the Merger Agreement triggered a $1 million termination fee payable to CMS Bancorp by Customers. To date, Customers has not paid the termination fee and the parties are currently in litigation over Customers’ failure to pay the termination fee in accordance with the terms of the agreement.

In mid-January 2014, CMS Bancorp Chairman Bill Mooney attended an industry event in Westchester, New York and spoke briefly to a senior lender of Putnam County Savings Bank (“Putnam”). Among other things, Chairman Mooney and the Putnam senior lender spoke about the terminated merger agreement with Customers. The Putnam senior lender expressed an interest in setting up an informal meeting with CMS to explore potential business opportunities, and Chairman Mooney suggested that the Putnam senior lender reach out to the CMS Bancorp President and Chief Executive Officer to set up the meeting.

On January 23, 2014, CMS Bancorp President and Chief Executive Officer John Ritacco was invited to meet with the Putnam Chairman, President and Chief Executive Officer, Joseph Roberto. Mr. Ritacco accepted the invitation and met with Mr. Roberto and another executive officer of Putnam on February 21, 2014. During the meeting, the parties discussed, among other things, the general state of the banking environment and challenges faced by community banks. The parties also discussed CMS Bancorp’s recent termination of the merger agreement with Customers. Mr. Roberto conveyed to Mr. Ritacco Putnam’s desire to expand its operations into the Westchester, New York market and inquired about CMS Bancorp’s interest in exploring a potential combination transaction with Putnam. Mr. Ritacco noted that CMS Bancorp was not seeking to enter into another merger transaction so soon following the terminated agreement with Customers, but indicated that he would nonetheless discuss the matter with the CMS Board at its next regularly scheduled Board meeting to be held on March 31, 2014.

In late January 2014 through March 31, 2014, senior executive officers of CMS Bancorp received verbal expressions of interest in pursuing a merger transaction from two additional financial institutions. All three financial institutions, including Putnam, were told by either Chairman Mooney or Mr. Ritacco, as applicable, that he would raise the matter with the Board for discussion at CMS Bancorp’s March meeting.

On March 31, 2014, the Board held a telephonic meeting at which Chairman Mooney and Mr. Ritacco advised the Board of informal discussions they had each had in the preceding weeks with executives of three financial institutions that were either located in the Westchester market or were looking to enter or expand into the Westchester market. The executives of those institutions had noted that the Customers transaction had been terminated and expressed an interest in exploring a potential transaction with CMS Bancorp. In light of these discussions, Chairman Mooney and Mr. Ritacco asked Sandler O’Neill to review and discuss with the Board how best to proceed with the three interested parties to explore and develop the potential options available for CMS Bancorp while being mindful of CMS Bancorp’s and CMS Bank’s competitive situation in the marketplace.

At the March 31, 2014 meeting, Sandler O’Neill’s representatives discussed with the Board, among other things, the condition of the market for mergers and acquisitions since CMS Bancorp last considered potential merger opportunities in 2012, as well as the financial condition, earnings and prospects of CMS Bancorp. The Board and Sandler O’Neill discussed the relative merits of exploring a possible merger versus continuing to execute the company’s strategic plan, noting the potential benefits to stockholders that might be achieved in a merger as well as the potential disruption and impact such exploration might have on CMS Bank’s employees and its competitive position in the marketplace. The Board also discussed the broad search process that it had undertaken in the March 2012 timeframe, and also noted that in the three months following the public announcement of the termination of the merger with Customers, no companies, other than the three financial institutions, had expressed interest in a possible merger transaction with CMS Bancorp. The Board also discussed the two parties that had originally submitted indications of interest in the 2012 process. After discussion, the Board determined that it was in the best interest of stockholders to explore a potential transaction with the three parties that had recently expressed interest and also to contact one of the bidders in the 2012 process to assess their interest. The Board instructed Sandler O’Neill to contact the four financial institutions (including Putnam) and request a preliminary indication of their interest for the Board to consider before authorizing the execution of a confidentiality agreement and the exchange of any confidential information. As a result of the termination of the Customers transaction and the new instruction from the Board, CMS Bancorp and Sandler O’Neill executed a revised engagement letter dated as of April 2, 2014.

In accordance with the Board’s direction, Sandler O’Neill contacted the four financial institutions to assess their interest in proceeding with a potential business combination transaction with CMS Bancorp. The party from the 2012 process advised Sandler O’Neill that they were not interested in pursuing a transaction. The remaining three entities responded positively by submitting non-binding indications of interest to the Board.

At a Board meeting held on April 30, 2014, Sandler O’Neill reviewed with the Board the terms of the three indications of interest. The first indication contemplated an all cash transaction with a price of $10.00 to $11.00 per share, subject to the satisfaction of a financing contingency. The second indication contemplated an all common stock transaction at a value of $11.00 to $13.00 per share or, in the alternative, an all preferred stock transaction at $12.00 per share. The third indication, received from Putnam, contemplated an all cash transaction at a price of $12.50 to $13.50 per share. The Board reviewed summary financial and other information about each party prepared by Sandler O’Neill, including each company’s capital and regulatory status, and assessed the execution risks of each proposal. Following consideration and discussion of all three proposals, the Board determined to proceed with Putnam’s proposal, provided that the final price was in the upper end of the range that was offered and there were no unusual contingencies that would raise the level of risk associated with consummation of the merger. The Board authorized Sandler O’Neill to indicate to Putnam its interest in moving forward with executing a confidentiality agreement and commencing the due diligence process. On May 6, 2014, CMS Bancorp and Putnam executed a confidentiality agreement and began the due diligence process.

During May 2014, Putnam conducted its due diligence review of CMS Bancorp. On May 29, 2014, Putnam submitted to CMS Bancorp a revised indication of interest, proposing a price of $13.15 per share. Following further discussions between the President and Chief Executive Officer of each institution, further due diligence by Putnam and discussions between the legal and financial advisors for both parties, on June 11, 2014 Putnam submitted a further revised indication of interest with a purchase price of $13.25 per share. The revised indication of interest was provided to the Board and the Board authorized senior management and CMS Bancorp’s advisors to complete due diligence and, if due diligence was satisfactory, to negotiate a merger agreement reflecting the terms of the revised indication of interest.

On June 16, 2014, the President and Chief Executive Officer of each of Putnam and CMS Bancorp met to discuss, among other things, the status of the merger negotiations and, in particular, the culture and compatibility of the two institutions. During the remainder of June and July 2014, representatives of CMS Bancorp and Putnam conducted both off-site and on-site due diligence. Luse Gorman Pomerenk & Schick, P.C. (“Luse Gorman”) served as Putnam’s legal counsel and FinPro Capital Advisors, Inc. served as Putnam’s financial advisor. CMS Bancorp’s and CMS Bank’s legal counsel was Paul Hastings and its financial advisor was Sandler O’Neill. On July 1, 2014, Paul Hastings received a first draft of the merger agreement from Luse Gorman. During the next several weeks, the parties negotiated the terms of the merger agreement.

On July 30, 2014, the Board convened for a regular meeting and discussed the status of the negotiations and the results of due diligence. In particular, the Board discussed the fact that Putnam was currently undergoing a previously scheduled regulatory examination, and determined that it would be prudent to defer any definitive action on the proposed merger until the examination was completed.

On September 16, 2014, the President and Chief Executive Officer of each of Putnam and CMS Bancorp met again to discuss, among other things, the status of the definitive merger agreement and to resolve any remaining open issues.

On September 24, 2014, at a joint meeting of the Boards of Directors of CMS Bancorp and CMS Bank (collectively, the “Boards”), representatives of Paul Hastings advised the Boards on fiduciary duty considerations and reviewed the key terms of the merger agreement and the related agreements, including a stockholder agreement to be entered into by CMS Bancorp’s directors and executive officers, copies of each of which had been delivered to the Board members in advance of the meeting. The directors engaged in a discussion with the Paul Hastings representatives of the terms of the merger agreement and the related agreements. Representatives of Sandler O’Neill then reviewed the financial terms of the merger and rendered their oral opinion, subsequently confirmed in writing, that the consideration to be received by CMS Bancorp stockholders was fair to the stockholders from a financial point of view. After discussion and taking into account the factors described below in greater detail under the heading “Reasons for the Merger,” the Boards of CMS Bancorp and CMS Bank unanimously approved the merger agreement and transactions contemplated thereby, and resolved to recommend that CMS Bancorp’s stockholders vote to approve the merger with Putnam.

The merger agreement was subsequently executed by all parties on September 25, 2014, and the transaction was publicly announced that same day.

A summary of the terms of the Merger Agreement are detailed above under “The Merger Agreement” on page 17 of this Proxy Statement, which is qualified by reference to the complete text of the Merger Agreement. A copy of the Merger Agreement is attached as APPENDIX A to this Proxy Statement.

CMS BANCORP’S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS

CMS Bancorp’s board of directors has unanimously approved the Merger Agreement and the Merger, and unanimously recommends that CMS Bancorp’s stockholders vote “FOR” approval of the Merger Agreement and the transactions contemplated therein, including the Merger.

CMS Bancorp’s board of directors has determined that the Merger Agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of CMS Bancorp and its stockholders. In approving the Merger Agreement, the board of directors consulted with its financial advisor Sandler O’Neill + Partners, L.P. with respect to the fairness of the per share Merger Consideration to the stockholders of CMS Bancorp from a financial point of view, and also consulted with its counsel Paul Hastings, as to its legal duties and the terms of the Merger Agreement.

In arriving at its determination, the board of directors considered a number of factors, including the following factors that the Board of CMS Bancorp viewed as reasons in favor of recommending approval of the Merger Agreement and the other transactions contemplated thereby, including the Merger:

•	Upon consummation of the Merger, each issued and outstanding share of common stock of CMS Bancorp will be converted into the right to receive $13.25 per share in cash, representing an approximate premium of 15.5% over the share closing price on the trading date immediately prior to September 25, 2014, the date that the parties entered into the Merger Agreement;

•	The financial presentation of Sandler O’Neill, CMS Bancorp’s financial advisor, and the opinion of Sandler O’Neill that, as of the date of such opinion, the Merger Consideration of $13.25 was fair, from a financial point of view, to the holders of CMS Bancorp’s common stock;

•	The ability of Putnam to pay the aggregate Merger Consideration and to receive the requisite regulatory approvals in a timely manner;

•	The fact that the consideration to be received by the holders of CMS Bancorp’s common stock is cash, thus reducing uncertainty in valuing the Merger Consideration to be received by such stockholders;

•	The absence of a financing condition to closing the Merger;

•	The favorable effects of the Merger on CMS Bank’s depositors, customers and communities served by CMS Bank because of the expectation that they would continue to be served by the combined institution operating under the name of Putnam County Savings Bank, a larger and more geographically diverse institution than CMS Bank;

•	The agreement of Putnam that any employee of CMS Bancorp or any of its subsidiaries, other than those subject to employment agreements or other agreements providing for severance terms, whose employment is involuntarily terminated without “cause” or if such employee resigns for “good reason” within six months following the effective time will receive a severance payment based upon years of service;

•	The environment in which CMS Bancorp operates and is expected to operate, including the continued lag in the national, regional and local economic conditions, the competitive environment for community banks and other financial institutions generally and the increased regulatory burdens on financial institutions generally and on community banks such as CMS Bank in particular; and

•	The compatibility and complementary nature of CMS Bancorp’s and Putnam’s franchises.

CMS Bancorp’s board of directors considered the following negative factors in its deliberations concerning the Merger:

•	The provisions of the Merger Agreement obligating CMS Bancorp to pay Putnam a termination fee and to reimburse its expenses under certain circumstances;

•	The effect the termination fee could have on a third party’s decision to propose a merger or a similar transaction to CMS Bancorp;

•	The fact that receipt of the Merger Consideration would result in a taxable transaction to the holders of CMS Bancorp’s common stock;

•	The timing of receipt of, and the terms of, approvals from appropriate governmental and regulatory entities, including the possibility of delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in the approvals;

•	The risk that benefits anticipated from the Merger may not be achieved; and

•	The risk that the Merger may not be consummated.

In approving the Merger Agreement, CMS Bancorp’s board of directors believed that the anticipated benefits described above substantially outweighed the negative factors. As the board of directors continues to believe that the benefits anticipated from the Merger substantially outweigh any negative factors for consideration, the board of directors unanimously recommends that CMS Bancorp’s stockholders vote “FOR” approval of the Merger Agreement and the transactions contemplated therein, including the Merger.

The discussion and factors considered by CMS Bancorp’s board of directors is not intended to be exhaustive, but includes the material factors considered. In approving the Merger Agreement, the board of directors did not assign any specific or relative weights to any of the foregoing factors. Individual directors may have weighted factors differently.

OPINION OF CMS BANCORP’S FINANCIAL ADVISOR, SANDLER O’NEILL + PARTNERS, L.P.

By letter dated as of April 2, 2014, CMS Bancorp retained Sandler O’Neill & Partners, L.P. to act as financial advisor to CMS Bancorp’s board of directors in connection with the Board’s consideration of a possible business combination of CMS Bancorp with a second party. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Sandler O’Neill had previously been engaged by CMS Bancorp in November 2011 in connection with the Board’s consideration of strategic alternatives, including its consideration of the terminated merger with Customers Bancorp.

Sandler O’Neill acted as financial advisor to the CMS Bancorp Board in connection with the proposed merger with Putnam and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the September 24, 2014 meeting at which CMS Bancorp’s Board considered and approved the Merger Agreement, Sandler O’Neill delivered to the Board its oral opinion, subsequently confirmed in writing on September 25, 2014, that, as of such date, the Merger Consideration was fair to the holders of CMS Bancorp common stock from a financial point of view. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s Fairness Opinion Committee. The full text of Sandler O’Neill’s opinion is attached as APPENDIX B to this Proxy Statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of CMS Bancorp common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, market and other conditions as they existed on, and the information made available to Sandler O’Neill as of, that date. Events occurring or information available after that date could materially affect its opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. The opinion was directed to

CMS Bancorp’s Board of Directors and is directed only to the fairness of the Merger Consideration to the holders of CMS Bancorp common stock from a financial point of view. It does not address the underlying business decision of CMS Bancorp to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of CMS Bancorp common stock as to how such holder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	the Merger Agreement;

•	certain publicly available financial statements and other historical financial information of CMS that it deemed relevant;

•	certain financial statements of Putnam provided by Putnam and certain other publicly available historical financial information of Putnam that it deemed relevant in determining Putnam’s financial capacity to consummate the Merger;

•	guidance from senior management of CMS as to the expected financial performance of CMS for the years ending September 30, 2014 through September 30, 2018, management having advised us that no detailed projections for such periods were available;

•	a comparison of certain stock trading, financial and other information for CMS with similar publicly available information for certain other thrift institutions, the securities of which are publicly traded;

•	the financial terms of certain other recent merger and acquisition transactions in the banking sector;

•	the pro forma financial impact of the merger on Putnam’s balance sheet, based on assumptions relating to transaction expenses and purchase accounting adjustments discussed with representatives of Putnam;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

Sandler O’Neill also discussed with certain members of senior management of CMS Bancorp the business, financial condition, results of operations and prospects of CMS Bancorp and held similar discussions with senior management of Putnam regarding the business, financial condition, results of operations and prospects of Putnam.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources or that was provided to Sandler O’Neill by CMS Bancorp or Putnam or their respective representatives and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of the senior management of each of CMS Bancorp and Putnam that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill was not asked to, and did not, undertake an independent verification of any of such information and Sandler O’Neill assumed no responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CMS Bancorp or Putnam or any of their subsidiaries, nor did it review any individual credit files of CMS Bancorp or Putnam. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of CMS Bancorp or Putnam, and assumed that the respective allowances for loan losses for both CMS Bancorp and Putnam were adequate to cover any such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used financial projections for CMS prepared by Sandler O’Neill on the basis of guidance from senior management of CMS and reviewed by CMS’s senior management, and senior management of CMS confirmed to Sandler O’Neill that such projections reflected the best judgments of senior management of the future financial performance of CMS. Sandler O’Neill also used in its analyses certain projections of transaction costs and purchase accounting adjustments received from Putnam’s representatives, which Sandler O’Neill assumed had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Putnam’s management. Sandler O’Neill expressed no opinion as to any such financial projections or the assumptions on which they were based. Sandler O’Neill also assumed that there had been no material change in the assets, financial condition, results of operations, business or prospects of CMS Bancorp and Putnam since the date of the most recent financial statements made available to Sandler O’Neill.

Sandler O’Neill assumed that CMS Bancorp and Putnam would remain as going concerns for all periods relevant to its analyses, that the parties to the Merger Agreement would comply with all material terms of the Merger Agreement, that all of the representations and warranties contained in the Merger Agreement were true and correct, that each party to the Merger Agreement would perform all of the covenants required to be performed by such party under the agreement and that the conditions precedent in the Merger Agreement will not be waived, that no delay, limitation, restriction or condition will be imposed that would have an adverse effect on CMS Bancorp or Putnam, and that the Merger will be consummated in accordance with the terms of the agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, Sandler O’Neill relied upon the advice CMS Bancorp received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement. Sandler O’Neill expressed no opinion as to any such matters. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by CMS Bancorp’s officers, directors, or employees, or class of such persons, relative to the per share consideration to be received by CMS Bancorp’s stockholders.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to CMS Bancorp or Putnam and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of CMS Bancorp and Putnam and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, it made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinions; rather, Sandler O’Neill made its determination as to the fairness of the Merger Consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of CMS Bancorp, Putnam and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the CMS Bancorp Board of Directors at the Board’s September 24, 2014 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of CMS Bancorp’s common stock or the prices at which CMS Bancorp’s common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by CMS Bancorp’s Board of Directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of CMS Bancorp’s Board of Directors with respect to the fairness of the Merger.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. As described in the Merger Agreement, at the effective time of the Merger, each share of CMS Bancorp common stock, other than certain shares specified in the agreement, will be converted into the right to receive $13.25 in cash. The aggregate transaction value was approximately $25.4 million, based upon 1,862,803 shares of CMS Bancorp’s common stock outstanding and including the implied value of options to purchase an aggregate of 186,479 shares outstanding with a weighted average exercise price of $9.56 per share. Based upon CMS Bancorp’s publicly available financial information at or for the twelve months ended June 30, 2014, Sandler O’Neill calculated the following transaction ratios:

Consideration Per Share / Book Value Per Share:	111%
Consideration Per Share / Tangible Book Value Per Share:	111%
Consideration Per Share / Last Twelve Months Earnings Per Share:	40.2	x
Tangible Book Premium to Core Deposits[1]:	1.7%

[1]	Tangible book premium is defined as the aggregate transaction value minus tangible common equity. Core deposits are defined as total deposits less CDs > $100,000. CMS Bancorp’s core deposits were equal to $177.4 million as of June 30, 2014.

Sandler O’Neill also noted that the consideration per share represented a premium of 15.5% over the closing price of CMS Bancorp’s common stock on September 19, 2014 and a 17.6% premium to the average closing price of CMS Bancorp common stock during the 30-day period ended September 19, 2014. Sandler O’Neill noted that there had been no change in the closing price of CMS Bancorp common stock during the period September 20th through September 24th.

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial information for CMS Bancorp to two groups of financial institutions selected by Sandler O’Neill. The regional group consisted of publicly traded thrifts headquartered in Connecticut, New Jersey, New York or Pennsylvania with assets between $200 million and $600 million, and was composed of the following companies:

Alliance Bancorp, Inc. of Pennsylvania	Prudential Bancorp, Inc.
Malvern Bancorp, Inc.	Standard Financial Corp.
Naugatuck Valley Financial Corp.	WVS Financial Corp.
Polonia Bancorp, Inc.

The nationwide group consisted of publicly traded thrifts with assets between $200 million and $400 million and a ratio of non-performing assets to assets of less than 3.0% and was composed of the following companies:

ASB Financial Corp.	Little Bank, Inc.
Athens Bancshares Corporation	Louisiana Bancorp, Inc.
First Federal of No. Michigan Bancorp, Inc.	Madison County Financial, Inc.
FPB Financial Corp.	Polonia Bancorp, Inc.
Georgetown Bancorp, Inc.	State Investors Bancorp, Inc.
Hamilton Bancorp, Inc.	West End Indiana Bancshares, Inc.
Home Federal Bancorp, Inc. of Louisiana	Wolverine Bancorp, Inc.
Jacksonville Bancorp, Inc.	WVS Financial Corp.

The analysis compared publicly available financial information for CMS Bancorp with the comparable data for the peer group companies as of or for the twelve months ended June 30, 2014, with pricing data as of September 19, 2014. The table below sets forth the data for CMS Bancorp and the mean and median data for each of the peer groups.

Regional Peer Group	CMS Bancorp	Peer Group Median	Peer Group Mean
Total assets (in millions)	$273	$438	$439
Market capitalization (in millions)	$21	$62	$61
Price/Tangible book value	96%	92%	91%
Price/Earnings per share	34.8	x	21.8	x	21.8	x
Dividend yield	0.0%	0.0%	0.5%
Net interest margin	3.51%	2.91%	2.79%
Efficiency ratio	85.5%	81.2%	86.8%
Return on average assets	0.25%	0.30%	(0.31%)
Return on average tangible common equity	2.7%	2.0%	(2.7%)
Tangible common equity/Tangible assets	8.17%	13.26%	14.85%
Non-performing assets/Total assets	1.83%	1.34%	1.20%
Loan loss reserves/Gross loans	0.31%	1.22%	1.15%
Net charge-offs/Average loans	0.19%	0.07%	0.33%

Nationwide Peer Group	CMS Bancorp	Peer Group Median	Peer Group Mean
Total assets (in millions)	$273	$299	$287
Market capitalization (in millions)	$21	$38	$37
Price/Tangible book value	96%	95%	93%
Price/Earnings per share	34.8	x	18.8	x	20.1	x
Dividend yield	0.0%	1.4%	1.6%
Net interest margin	3.51%	3.60%	3.51%
Efficiency ratio	85.5%	75.3%	77.3%
Return on average assets	0.25%	0.48%	0.51%
Return on average tangible common equity	2.7%	3.8%	4.1%
Tangible common equity/Tangible assets	8.17%	13.07%	13.62%
Non-performing assets/Total assets	1.83%	1.25%	1.19%
Loan loss reserves/Gross loans	0.31%	1.16%	1.41%
Net charge-offs/Average loans	0.19%	0.06%	0.19%

Stock Price Performance. Sandler O’Neill reviewed the history of the publicly reported trading prices of CMS Bancorp’s common stock for the one-year and three-year periods ended September 19, 2014. Sandler O’Neill then compared the relationship between the movements in the price of CMS Bancorp’s common stock to movements in certain stock indices and the performance of CMS Bancorp’s regional peer group described under “Comparable Company Analysis” above. During the one-year period, CMS Bancorp’s common stock outperformed each of the indices to which it was compared, while during the three-year period, CMS Bancorp’s common stock underperformed each of the indices to which it was compared.

CMS Bancorp’s One-Year Stock Performance
	Beginning Index Value September 18, 2013	Ending Index Value September 19, 2014
CMS Bancorp	100%	132.8%
Peer Group Index	100	106.9
SNL Thrift Index	100	110.4
S&P 500 Index	100	116.6

CMS Bancorp’s Three-Year Stock Performance
	Beginning Index Value September 16, 2011	Ending Index Value September 19, 2014
CMS Bancorp	100%	141.6%
Peer Group Index	100	150.4
SNL Thrift Index	100	154.8
S&P 500 Index	100	167.0

Net Present Value Analysis. Sandler O’Neill performed an analysis that estimated the net present value per share of CMS Bancorp common stock under various circumstances. The analysis assumed that CMS Bancorp performed in accordance with guidance provided by CMS Bancorp’s senior management for the fiscal years ending September 30, 2014 through September 30, 2018. The earnings estimates per share for each of the years ending September 30, 2014 through 2018 were $0.48, $0.61, $0.70, $0.78 and $0.87. To approximate the terminal value of CMS Bancorp common stock at September 30, 2018, Sandler O’Neill applied price to earnings multiples ranging from 12.5x to 25.0x and multiples of tangible book value ranging from 80% to 120%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CMS Bancorp’s common stock.

As illustrated in the following tables, the analysis indicated an imputed range of values per share of CMS Bancorp common stock of $5.79 to $14.51 when applying multiples of earnings to the CMS Bancorp projections and $7.17 to $13.48 when applying multiples of tangible book value to the CMS Bancorp projections.

Earnings Per Share Multiples

Discount Rate	12.5x	15.0x	17.5x	20.0x	22.5x	25.0x
10.0%	$7.26	$8.71	$10.16	$11.61	$13.06	$14.51
11.0	6.98	8.38	9.78	11.17	12.57	13.97
12.0	6.72	8.07	9.41	10.76	12.10	13.44
13.0	6.47	7.77	9.06	10.36	11.65	12.95
14.0	6.24	7.48	8.73	9.98	11.22	12.47
15.0	6.01	7.21	8.41	9.61	10.81	12.02
16.0	5.79	6.95	8.11	9.27	10.42	11.58

Sandler O’Neill performed a similar analysis assuming net income ranged from 25% below projections to 25% over projections, using a discount rate of 12.87% for this analysis, which analysis indicated an imputed range of values per share of CMS Bancorp common stock of $4.88 to $16.26 when applying the same multiples of earnings.

Tangible Book Value Multiples

Discount Rate	80%	88%	96%	104%	112%	120%
10.0%	$8.99	$9.89	$10.79	$11.69	$12.59	$13.48
11.0	8.65	9.52	10.38	11.25	12.11	12.98
12.0	8.33	9.16	9.99	10.83	11.66	12.49
13.0	8.02	8.82	9.62	10.42	11.23	12.03
14.0	7.72	8.50	9.27	10.04	10.81	11.59
15.0	7.44	8.19	8.93	9.68	10.42	11.16
16.0	7.17	7.89	8.61	9.33	10.04	10.76

At the September 24, 2014 board meeting, Sandler O’Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed two groups of comparable merger and acquisition transactions. The first group, comprised transactions announced between January 1, 2011 and September 19, 2014 involving thrifts as sellers with announced transaction values between $20 million and $30 million, excluding sellers with a non-performing asset/total asset ratio of greater than 5% (the “Nationwide Transactions”). The Nationwide Transactions included the following transactions:

American Bancorp / Osage Bancshares Inc.

BancFirst Corp. / FBC Financial Corp.

BNC Bancorp / South Street Financial Corp.

ESSA Bancorp Inc. / First Star Bancorp Inc.

First Illinois Corporation / HPB Holdings Inc.

Home Bancorp Inc. / GS Financial Corp.

Peoples Bancorp Inc. / North Akron Savings Bank

Prosperity Bancshares Inc. / East Texas Financial Services

The second group comprised transactions announced between January 1, 2011 and September 19, 2014 involving banks and thrifts headquartered in Connecticut, New Jersey, New York and Pennsylvania with announced transaction values between $15 million and $35 million, excluding sellers with a non-performing asset/total asset ratio of greater than 5% (the “Regional Transactions”). The Regional Transactions included the following transactions:

1st Constitution Bancorp / Rumson-Fair Haven Bank & Trust Co.

Bankwell Financial Group Inc. / Quinnipiac Bank & Trust Co.

Beneficial Mutual Bancorp / SE Financial Corp.

Berkshire Hills Bancorp Inc. / Connecticut Bank and Trust Co.

ESSA Bancorp Inc. / First Star Bancorp Inc.

ESSA Bancorp Inc. / Franklin Security Bancorp Inc.

Haven Bancorp / Hilltop Community Bancorp Inc.

Northfield Bancorp / Flatbush Federal Bancorp Inc.

S&T Bancorp Inc. / Gateway Bank of Pennsylvania

S&T Bancorp Inc. / Mainline Bancorp Inc.

Salisbury Bancorp Inc. / Riverside Bank

Wilshire Bancorp Inc. / BankAsiana

Sandler O’Neill reviewed the following transaction ratios: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months’ earnings per share, tangible book premium to core deposits and premium to market value. Sandler O’Neill compared the proposed merger multiples and premiums to the median and mean multiples of the comparable transaction groups.

	CMS Bancorp / Putnam		Median Nationwide Transactions		Mean Nationwide Transactions
Transaction price/Book value per share	111%		104%		100%
Transaction price/Tangible book value per share	111%		104%		103%
Transaction price/LTM earnings per share	40.2	x	16.8	x	20.6	x
Tangible book premium to core deposits¹	1.7%		5.1%		4.7%
Premium to CMS Bancorp stock price[2]	15.5%		47.0%		50.0%

[1]	Tangible book premium to core deposits calculated as (deal value – tangible equity) / (core deposits). Core deposits defined as all deposits other than jumbo CDs.
[2]	Closing price of CMS Bancorp common stock on September 19, 2014 of $11.47.

	CMS Bancorp/ Putnam		Median Regional Transactions		Mean Regional Transactions
Transaction price/Book value per share	111%		126%		118%
Transaction price/Tangible book value per share	111%		127%		119%
Transaction price/LTM earnings per share	40.2	x	28.5	x	28.1	x
Tangible book premium to core deposits¹	1.7%		4.5%		5.7%
Premium to CMS Bancorp stock price	15.5%		42.5%		43.5%

[1]	Tangible book premium to core deposits calculated as (deal value – tangible equity) / (core deposits). Core deposits defined as all deposits other than jumbo CDs.
[2]	Closing price of CMS Bancorp common stock on September 19, 2014 of $11.47.

Sandler O’Neill’s Relationship

Sandler O’Neill acted as the financial advisor to CMS Bancorp’s Board of Directors in connection with the Merger and will receive a transaction fee in connection with the Merger, a significant portion of which is contingent on the closing of the Merger. Sandler O’Neill has also been paid a fee of $100,000 for rendering its opinion which will be credited against any fee due and payable upon closing. As of the date of this Proxy Statement, Sandler O’Neill has been paid aggregate fees of $179,000 in connection with its engagement. The estimated transaction fee due at closing is $138,000. CMS Bancorp has also agreed to reimburse Sandler O’Neill for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law. As noted above, Sandler O’Neill has in the past provided certain investment banking services to CMS Bancorp for which Sandler O’Neill received an expense reimbursement of $8,000.

In the ordinary course of its broker-dealer business, Sandler O’Neill may purchase securities from and sell securities to CMS Bancorp and Putnam and their respective affiliates. Sandler O’Neill may also actively trade the securities of CMS Bancorp for its own account and for the accounts of its customers and, accordingly may at any time hold a long or short position in such securities.

DISSENTERS’ RIGHTS OF APPRAISAL

Under Section 262 of the Delaware General Corporation Law, referred to as the DGCL, if the Merger is completed, CMS Bancorp stockholders of record who do not vote to approve the Merger Agreement, and who otherwise comply with the applicable provisions of law pertaining to dissenting stockholders, will be entitled to exercise dissenters’ rights of appraisal.

Under the DGCL, you have the right to dissent from the Merger and to receive payment in cash for the fair value of your shares of common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply precisely with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following discussion is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and properly demand appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of CMS Bancorp common stock as to which appraisal rights are asserted. A person having a beneficial interest in such shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to properly demand appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in APPENDIX D to this Proxy Statement. FAILURE TO STRICTLY COMPLY WITH ANY OF THE STATUTORY PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF CMS BANCORP COMMON STOCK, CMS BANCORP BELIEVES THAT STOCKHOLDERS WHO CONSIDER EXERCISING SUCH APPRAISAL RIGHTS SHOULD SEEK THE ADVICE OF COUNSEL. A STOCKHOLDER WHO LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE ENTITLED TO RECEIVE THE CASH MERGER CONSIDERATION.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, the corporation must notify each of its stockholders entitled to appraisal rights that appraisal rights are available not less than 20 days before the stockholders’ meeting to vote on the merger. The corporation must include a copy of Section 262 of the DGCL with such notice. This Proxy Statement constitutes CMS Bancorp’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL.

Exercising and Perfecting Your Appraisal Rights

If you elect to exercise your right to demand an appraisal under Section 262 of the DGCL, you must satisfy each of the following conditions:

•	You must deliver to CMS Bancorp a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

•	You must not vote in favor of, or consent in writing to, the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement and Merger, by proxy submitted by mail, or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must instruct the proxy holder to vote against the Merger Agreement or abstain from voting on the Merger Agreement.

•	You must continue to hold your shares of common stock through the effective time of the Merger. Therefore, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time of the Merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the Merger is completed, among the other requirements of Section 262, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of CMS Bancorp common stock.

If you elect to exercise your appraisal rights under Section 262 of the DGCL, you must mail or deliver a written demand to CMS Bancorp at the following address: 123 Main Street, White Plains, New York, 10601, Attn: Corporate Secretary. All demands must be delivered before the vote on the Merger Agreement is taken at the Special Meeting and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform CMS Bancorp of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of his, her or its shares. To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on our share transfer books or, for shares in certificate form, on his, her or its stock certificate(s).

Putnam’s Actions After Completing the Merger

Within 10 days after the effective time of the Merger, Putnam, as the surviving institution, will provide notice of the date the Merger has become effective to each former CMS Bancorp stockholder who has properly demanded appraisal rights under Section 262 of the DGCL and has not voted in favor of or consented to the adoption of the Merger Agreement.

Within 120 days after the effective time of the Merger, either the surviving institution or any stockholder who has complied with the requirements of Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of all stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving institution has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

Notwithstanding the foregoing, at any time within 60 days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of common stock. Any attempt to withdraw a demand for appraisal made more than 60 days after the effectiveness of the Merger will require the written approval of the surviving institution. Notwithstanding the foregoing, no appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery, which approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the Merger Consideration.

Within 120 days after the effective time of the Merger, any stockholder who has complied with Section 262 of the DGCL shall, upon written request to Putnam, the surviving institution, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving institution or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving institution, the surviving institution will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving institution. If so ordered by the Delaware Court of Chancery, the Register in Chancery will give notice of the time and place fixed for the hearing upon the petition by registered or certified mail to the surviving institution and to the stockholders shown on the list at the addresses therein stated. Such notice will also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery, and the costs thereof shall be borne by the surviving institution. After providing notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares and determine their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, by the surviving institution to the stockholders entitled thereto. Payment shall be made to each such stockholder, in the case of holders of book-entry shares, and in the case of holders of shares represented by certificates, upon the surrender of such certificates. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the surviving institution and the stockholders participating in the appraisal proceeding as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

From and after the effective time of the Merger, any stockholder who had demanded appraisal rights will not be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to dividends or other distributions payable as of a record date which is prior to the effective time of the Merger; provided, however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the Merger either within 60 days after the effective time of the Merger or thereafter with the written approval of the surviving institution, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the Merger Agreement.

IN VIEW OF THE COMPLEXITY OF SECTION 262, STOCKHOLDERS WHO WISH TO DISSENT FROM THE MERGER AND PURSUE APPRAISAL RIGHTS SHOULD CONSULT THEIR LEGAL ADVISORS.

INTERESTS OF CMS BANCORP’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of CMS Bancorp’s board of directors that you vote to approve the Merger Agreement, you should be aware that CMS Bancorp’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of CMS Bancorp’s stockholders generally. The members of CMS Bancorp’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to the stockholders that the Merger Agreement be approved. For purposes of all of CMS Bancorp’s agreements and plans described below, the completion of the transactions contemplated by the Merger Agreement will constitute a change in control.

Treatment of Outstanding Equity Awards

Certain of CMS Bancorp’s directors and executive officers hold options to purchase shares of CMS Bancorp common stock pursuant to the CMS Bancorp 2007 Stock Option Plan. The Merger Agreement provides that, as of the effective time of the Merger, each option issued and outstanding immediately prior to the effective time (including all options subject to accelerated vesting under the 2007 Stock Option Plan) will be cancelled and converted, in settlement thereof, into the right to receive a lump sum cash payment, without interest, of an amount equal to the product of: (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of CMS Bancorp common stock subject to such stock option, multiplied by (ii) the number of shares of CMS Bancorp common stock for which such stock option shall not theretofore have been exercised.

The cash payment referred to in the immediately preceding sentence to each holder of an Option shall be approved by Putnam and made by CMS Bancorp immediately prior to the effective time of the Merger, subject to such holder executing such instruments of cancellation as Putnam may reasonably deem appropriate and provided to such holders at least five (5) days before the effective time of the Merger. The exercise price per share of each stock option that is held by a director or executive officer of CMS Bancorp is less than the Merger Consideration. Accordingly, a cash payment is required to be made with respect to the cancellation of each stock option held by a director or executive officer, which amount shall equal approximately $457,000 in the aggregate for all options held by CMS Bancorp’s current directors and executive officers.

In addition, as of the effective time of the Merger, restrictions on each restricted share of CMS Bancorp common stock outstanding immediately before the effective time pursuant to the CMS Bancorp 2007 Recognition and Retention Plan will lapse as of the effective time and each such restricted share will be treated in the same manner as other shares of CMS Bancorp common stock under the Merger Agreement, subject to any applicable tax withholding.

The following table summarizes, as of the effective time of the Merger, with respect to (1) all individuals serving as the principal executive officer of CMS Bancorp or CMS Bank, or acting in a similar capacity during the last completed fiscal year (“PEO”), regardless of compensation level; and (2) the two most highly compensated executive officers other than the PEO who were serving as executive officers of CMS Bancorp or CMS Bank at the end of the last completed fiscal year any agreement or understanding, whether written or unwritten, between such named executive officer and CMS Bancorp or CMS Bank, concerning any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the Merger, or a PEO’s termination of employment in connection with the Merger, including the value (based on the deal price of $13.25) of outstanding equity awards that may become payable in connection with the Merger:

Name	Cash(1)	Equity(2)	Perquisites/ benefits(3)	Tax Reimbursement	Other(4)	Total
J. Ritacco	$1,145,000	$0.00	$120,443	$0	$18,746	$1,284,189
C. Strauss	$431,420	$11,583	$20,556	$0	$14,425	$477,984
D. Cocozzo	$303,420	$5,341	$21,098	$0	$11,044	$321,903

(1)	No cash amounts are payable solely on account of the Merger. Pursuant to the agreements described below, the amounts shown in this column are payable if the executive’s employment is terminated on or after the Merger either by CMS Bancorp or CMS Bank without cause, or by the executive for good reason.

(2)	Because the Merger will accelerate the vesting of unvested stock options and restricted share awards, this column includes the sum of the aggregate value of each executive’s restricted shares that are unvested immediately before the Merger, and the amount payable to each executive to cancel stock options that are unvested immediately before the Merger.
(3)	These amounts include the estimated value for benefit continuation, as described further below under “Employment Arrangements” and “Change in Control Arrangements.”
(4)	This column estimates the value of the shares (based on the Merger Consideration) that are expected to be allocated to each executive’s account under the ESOP upon its termination (and an associated discharge of the ESOP loan through a surrender of unallocated shares) in connection with the Merger.

Employment Arrangements

Effective as of January 1, 2011, CMS Bancorp and CMS Bank each entered into separate, parallel, amended and restated employment agreements (the “Employment Agreements”) with Mr. Ritacco, President and Chief Executive Officer of CMS Bancorp and CMS Bank. Among other terms, the Employment Agreements provide for non-duplicative severance benefits due to Mr. Ritacco in the event of a qualifying termination of employment by either CMS Bancorp, CMS Bank or a successor entity without “cause” (as defined below) or a resignation by the executive officer for “good reason” (as defined below). In addition to any earned but unpaid compensation, and the benefits, if any, to which he is entitled as a former employee pursuant to the employee benefit plans and programs maintained by CMS Bancorp or CMS Bank, Mr. Ritacco’s Employment Agreements entitle him to a special severance benefit package in the event of a qualifying termination of employment at any time following a change in control, consisting of:

(i)	a lump sum payment equal to three (3) times his base pay;

(ii)	a bonus payment equal to the highest annual cash bonus received during the three year period ending immediately prior to the date of termination; and

(iii)	benefit continuation coverage for a period of three (3) years.

In each of Mr. Ritacco’s Employment Agreements, “cause” is generally defined as (i) fraud, (ii) willful misconduct involving material job responsibilities, (iii) breach of fiduciary duty involving personal profit, (iv) intentional failure to perform his customary and standard duties under the Employment Agreements, (v) conviction of a willful violation of any law, rule or regulation (other than traffic violations or similar offenses) which materially and adversely affects CMS Bancorp’s or CMS Bank’s business or Mr. Ritacco’s ability to perform his customary and standard duties under the Employment Agreements or violation of any final cease and desist order, or (vi) any material breach of the Employment Agreements, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry.

Payments to Mr. Ritacco under the Employment Agreements are generally conditioned on his execution and non-revocation of a general release agreement in favor of CMS Bancorp or CMS Bank. The release agreement must be provided to Mr. Ritacco within ten days, and become effective and irrevocable within sixty (60) days, following termination of his employment with either CMS Bancorp or CMS Bank. In addition, the Employment Agreements provide restrictive covenants that are intended to protect CMS Bancorp and CMS Bank, including perpetual confidentiality obligations and employee non-solicitation and business non-compete provisions that apply during the employment period and the one (1) year period following termination of employment.

Additionally, effective October 6, 2014, CMS Bancorp and CMS Bank appointed Mr. Michael Volpe to the position of Senior Vice President and Chief Financial Officer following the unexpected death of the companies’ former chief financial officer, Stephen E. Dowd, on August 13, 2014. Mr. Volpe’s service will continue through the closing of the Merger. In connection with the new Chief Financial Officer’s appointment, CMS Bank entered in a letter agreement with the new Chief Financial Officer outlining the terms of employment, including but not limited to, eligibility for a severance payment of one month’s salary for each month of completed work, up to a maximum total of six months’ salary, in the event the Chief Financial Officer’s employment is terminated (other than for cause) at the effective time of the Merger, or within six months following the Merger. The severance payment is also subject to other terms and conditions that may be set forth in a separate release-of-claims agreement between the new Chief Financial Officer and Putnam.

Change in Control Arrangements

CMS Bancorp and CMS Bank have entered into reciprocal two-year change of control agreements with each of Christopher Strauss, Diane Cocozzo and Laura Caruolo. Mr. Strauss and Ms. Cocozzo are executive officers of both CMS Bancorp and CMS Bank, while Ms. Caruolo is an officer of CMS Bank only. The term of these agreements is perpetual until CMS Bank gives notice of non-extension, at which time the term is fixed for two years. Each agreement is intended to provide the relevant officer with assurance that his or her compensation will be continued for a minimum of two (2) years following any qualifying termination of employment in connection with a change in control of CMS Bancorp or CMS Bank.

Generally, CMS Bank may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for any severance benefits other than any earned but unpaid compensation accrued to the date of termination, plus the benefits, if any, due to the officer under the employee benefit plans and programs maintained for all CMS Bank employees and officers. However, if CMS Bancorp or CMS Bank sign a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, CMS Bank may not terminate an officer’s employment without cause and without incurring liability for severance benefits. Under these conditions, the severance benefits payable by CMS Bank will be triggered by any without-cause termination of an officer’s employment that occurs at any time following a change in control of CMS Bancorp or CMS Bank. If triggered, CMS Bank will be obligated to provide the following severance benefits:

(i) two-years of continuation coverage under the employee benefit plans and programs maintained by CMS Bank on substantially the same terms and conditions in effect immediately prior to termination of employment; and

(ii) a lump sum cash payment equal to two (2) times the value of the salary, bonus, short-term and long-term compensation that the officer received during the calendar year preceding that in which termination of employment occurs.

CMS Bank will be obligated to pay the same severance benefits discussed in (i) and (ii) above if an officer resigns for “good reason” after a change of control, with “good reason” defined to include: a loss of title or office, material reduction in duties, functions, compensation or responsibilities, involuntary relocation of his or her principal place of employment to a location over 35 miles from CMS Bank’s principal office on the day before the change of control and over 35 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days.

Finally, if CMS Bancorp and CMS Bank experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by Section 280G of the Internal Revenue Code, a portion of any severance payments authorized under the change of control agreements might constitute an “excess parachute payment” under current federal tax laws. Under the change in control agreements, any severance payments made which are subject to Section 280G of the Code would be reduced to the extent necessary to avoid the imposition of an excise tax and related non-deductibility under Section 280G of the Internal Revenue Code.

Indemnification of Directors and Officers, Directors’ and Officers’ Insurance

The Merger Agreement provides that subject to applicable law, for six (6) years after the consummation of the Merger, Putnam will:

•	indemnify, defend and hold harmless all past and present directors and executive officers of CMS Bancorp to the same extent they are indemnified as of September 25, 2014 by CMS Bancorp under its articles of incorporation and bylaws and under applicable state or federal laws for acts or omissions occurring at or prior to the effective time of the Merger;

•	maintain the current directors’ and officers’ liability insurance policy or a policy that is substantially comparable to the current policy of CMS Bancorp. However, Putnam is not required to incur annual premium payments greater than 175% of CMS Bancorp’s annual directors’ and officers’ liability insurance premium for 2013;

•	following the consummation of the Bank Merger, Putnam will appoint one current director of the CMS Bancorp board of directors to Putnam’s board of trustees; and

•	in addition, following consummation of the Bank Merger, Putnam will appoint each of the current directors of the CMS Bancorp board of directors (excluding the director appointed to the Putnam board) to an advisory board of trustees for a term of one (1) year. The advisory board will meet quarterly and assist Putnam with the integration of the two institutions and retention of former CMS Bank customers. Each advisory board member will receive $1,000 for each advisory board meeting attended.

The board of directors of CMS Bancorp recommends that stockholders vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to CMS Bancorp’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

PROPOSAL 2 – ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, CMS Bancorp is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable. As required by those rules, CMS Bancorp is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to CMS Bancorp’s named executive officers in connection with the Merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table in the section of the Proxy Statement entitled “Interests of CMS Bancorp’s Directors and Executive Officers in the Merger – Golden Parachute Compensation for CMS Bancorp’s Named Executive Officers,” including the associated narrative discussion, are hereby APPROVED.”

CMS Bancorp has entered into individual employment agreements or arrangements that provide for severance benefits upon a qualifying termination of employment following the Merger because it is necessary to do so in order to recruit new executives in its industry. These benefits also serve as a retention device, particularly during a change in control when executives may leave to pursue other employment out of concern for their job security.

The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger Agreement and the transactions contemplated thereby (including the Merger). Accordingly, you may vote to approve the Merger Agreement and vote not to approve the advisory (non-binding) vote on golden parachute compensation and vice versa. Because the vote on executive compensation paid or payable in connection with the Merger is advisory only, it will not be binding on CMS Bancorp or Putnam. Accordingly, because CMS Bancorp is contractually obligated to pay the compensation, if the Merger Agreement is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Votes on this proposal may be cast for or against the proposal, or stockholders may abstain from voting on the proposal. Approval of the advisory (non-binding) vote proposal on golden parachute compensation requires the affirmative vote of holders of a majority of the number of votes eligible to be cast by the holders of outstanding shares of capital stock of CMS Bancorp present and entitled to vote thereat. Accordingly, an abstention will have the same effect as a vote against the advisory vote proposal on golden parachute compensation. Failure to vote and broker non-votes will have no effect on the advisory vote proposal on golden parachute compensation.

PROPOSAL 3 – AUTHORITY TO ADJOURN THE SPECIAL MEETING

If at the Special Meeting, our board of directors determines it is necessary or appropriate to adjourn the Special Meeting, we intend to move to adjourn the Special Meeting. For example, our board of directors may make such a determination if the number of shares of our common stock represented and voting in favor of the proposal to adopt the Merger Agreement at the Special Meeting is insufficient to adopt that proposal under the DGCL, in order to enable our board of directors to solicit additional votes in respect of such proposal. If our board of directors determines that it is necessary or appropriate, we will ask our stockholders to vote only upon the proposal to adjourn the Special Meeting, and not the proposal to approve and adopt the Merger Agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of the proposal to adjourn the Special Meeting to another time and place. If the stockholders approve the proposal to adjourn the Special Meeting, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional votes, including the solicitation of votes from stockholders that have previously voted. Among other things, approval of the proposal to adjourn the Special Meeting could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to adopt the Merger Agreement to defeat that proposal, we could adjourn the Special Meeting without a vote on the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of the proposal to adopt the Merger Agreement.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the Special Meeting, if deemed necessary or appropriate by our board of directors, to solicit additional votes in favor of the proposal to adopt the Merger Agreement.

STOCKHOLDER INFORMATION

Price Range of CMS Bancorp’s Common Stock

CMS Bancorp’s common stock trades on the NASDAQ Stock Market under the symbol “CMSB.” The following table shows the high and low per share sales prices of CMS Bancorp’s common stock as reported by NASDAQ, average price, and the dividends declared per share during the periods indicated. Such quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

Quarter Ended	High Price	Low Price	Average Price	Dividends per share
December 31, 2012	$8.30	$7.50	$7.95	$0
March 31, 2013	$10.44	$7.27	$8.44	$0
June 30, 2013	$9.55	$7.88	$8.69	$0
September 30, 2013	$9.33	$8.54	$8.94	$0
December 31, 2013	$9.65	$7.68	$8.54	$0
March 31, 2014	$9.70	$8.95	$9.32	$0
June 30, 2014	$11.14	$9.27	$9.79	$0
September 30, 2014	$12.95	$10.35	$11.72	$0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders of CMS Bancorp

The following table shows certain information for persons who we believe, based solely on filings with the Securities of Exchange Commission, “beneficially owned” 5% or more of our common stock as of December 1, 2014. In general, beneficial ownership includes those shares over which a person has voting or investment power. In this Proxy Statement, “voting power” is the power to vote or direct the voting of shares, and “investment power” includes the power to dispose or direct the disposition of shares. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days (such as through the exercise of stock options) after December 1, 2014.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock, par value $0.01 per share	Roger Feldman and Harvey Hanerfeld 1919 Pennsylvania Ave., NW Suite 725 Washington, DC 20006	170,188(1)	9.14%
Common Stock, par value $0.01 per share	Employee Stock Ownership Plan of CMS Bancorp, Inc. 123 Main Street White Plains, NY 10601	162,983(2)	8.75%
Common Stock, par value $0.01 per share	Cross River Capital Management LLC 456 Main Street, 2nd Floor Ridgefield, CT 06877	193,637(3)	10.39%
Common Stock, par value $0.01 per share	M3 Funds, LLC 10 Exchange Place, Suite 510 Salt Lake City, UT 84111	153,102(4)	8.22%

(1)	Based on information reported by Roger Feldman and Harvey Hanerfeld on a Schedule 13G/A filed with the SEC on February 13, 2009. As sole owners and managing members of West Creek Capital, LLC, a Delaware limited liability company (formerly West Creek Capital, L.P., a Delaware limited partnership) that is the investment adviser to (i) West Creek Partners Fund L.P., a Delaware limited partnership (“Partners Fund”), and (ii) WC Select L.P., a Delaware limited partnership (“Select”), Mr. Feldman and Mr. Hanerfeld may be deemed to have the shared power to direct the voting and disposition of the 53,680 shares of Common Stock owned by Partners Fund, and the 114,299 shares of Common Stock owned by Select. In addition to the shared beneficial ownership amount of 167,979 shares, the amount reported in the table above also includes the shares held by each of Roger Feldman and Harvey Hanerfeld individually where each person has sole dispositive power. Specifically, Roger Feldman has the sole power to vote or direct the voting of and to dispose and to direct the disposition of the 1,104 shares beneficially owned by him as an individual, and Harvey Hanerfeld has the sole power to vote or direct the voting of and to dispose and to direct the disposition of the 1,105 shares beneficially owned by him as an individual.
(2)

Based on information reported by First Bankers Trust Services, Inc. as Trustee of Employee Stock Ownership Plan of CMS Bancorp, Inc. on a Schedule 13G filed with the SEC on January 23, 2014. The Employee Stock Ownership Plan of CMS Bancorp, Inc. (the “ESOP”) is a tax qualified employee stock ownership plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with individual accounts for the accrued benefits of participating employees and their beneficiaries. The ESOP’s assets are held in trust by First Bankers Trust Services, Inc., as plan trustee (the “Plan Trustee”). The number of shares listed as beneficially owned represents the entire number of shares of CMS Bancorp common stock held by the Plan Trustee as of December 31, 2013. As of December 31, 2013, 36,933 shares of CMS Bancorp common stock had been allocated to individual accounts established for participating employees and their beneficiaries, and 120,050 shares were held, unallocated, for allocation in future years. In general, participating employees and their beneficiaries have the power and authority to direct the voting of shares of CMS Bancorp common stock allocated to their individual accounts. The ESOP, through the Plan Trustee, has shared voting power over unallocated CMS Bancorp common stock. Any unallocated CMS Bancorp common stock is generally required to be voted by the Plan Trustee in the same proportion as CMS Bancorp common stock which has been allocated to Participants is directed to be voted. The reporting person, through the Plan Trustee shares dispositive power over all unallocated CMS Bancorp common stock held by the ESOP. The ESOP, acting through the Plan Trustee shares dispositive power over allocated CMS Bancorp common stock with participating employees and their beneficiaries, who have the right to determine whether CMS Bancorp common stock allocated to their respective accounts will be tendered in response to a tender offer but otherwise have no dispositive power. Any unallocated CMS Bancorp common stock is generally required to be tendered by the Plan Trustee in the same proportion as CMS Bancorp common stock which has been allocated to Participants is directed to be tendered. In limited circumstances, ERISA may confer upon the Plan Trustee the power and duty to control the voting and tendering of CMS Bancorp common stock allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. The ESOP disclaims voting power with respect to such allocated CMS Bancorp common stock.
(3)	Based on information reported by Cross River Capital Management LLC, Cross River Partners LP and Richard Murphy on a Schedule 13G/A filed with the SEC on February 14, 2013, which reported shared voting power with respect to 193,637 shares.
(4)	Based on information reported by M3 Funds, LLC on a Schedule 13G filed with the SEC on February 12, 2014. All of the reported shares are owned directly by M3 Partners, L.P., whose general partner is M3 Funds, LLC and whose investment adviser is M3F, Inc. Jason A. Stock and William C. Waller are the managers of the General Partner and the managing directors of the Investment Adviser, and could be deemed to share such indirect beneficial ownership with the General Partner, the Investment Adviser and M3 Partners.

Security Ownership of Directors and Management

The following table shows the number of shares of CMS Bancorp’s common stock beneficially owned by each director, each executive officer appearing in the “Summary Compensation Table,” and all directors and executive officers of CMS Bancorp as a group, as of December 1, 2014. In general, beneficial ownership includes those shares that a person has the power to vote, sell or otherwise dispose of. Beneficial ownership also includes the number of shares that an individual has the right to acquire (such as upon the exercise of stock options) within 60 days after December 1, 2014. The percent of common stock outstanding for each person identified below was based on a total of 1,862,803 shares of CMS Bancorp common stock as of December 1, 2014, plus shares of CMS Bancorp common stock that such person or group has the right to acquire within 60 days after December 1, 2014, by the exercise of stock options.

Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name.

Title of Class	Name of Beneficial Owner and Position with CMS Bancorp	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Common Stock Outstanding
Common Stock, par value $0.01 per share	William V. Cuddy, Jr., Director	42,350(3)	2.27%
Common Stock, par value $0.01 per share	William P. Harrington, Director	15,792	*
Common Stock, par value $0.01 per share	Susan A. Massaro, Director	23,295	1.25%
Common Stock, par value $0.01 per share	Cheri R. Mazza, Director	16,800(6)	*
Common Stock, par value $0.01 per share	Matthew G. McCrosson, Director	20,104(7)	1.08%
Common Stock, par value $0.01 per share	William M. Mooney, Jr., Chairman	7,019	*
Common Stock, par value $0.01 per share	John E. Ritacco, President, Chief Executive Officer and Director	85,160(8)	4.57%
Common Stock, par value $0.01 per share	Gerry Ryan, Director	9,019	*
Common Stock, par value $0.01 per share	Christopher Strauss, Senior Vice President and Senior Lending Officer	40,283(9)	2.16%
Common Stock, par value $0.01 per share	Robert P. Weisz, Director	83,083(10)	4.46%
Common Stock, par value $0.01 per share	Mauro C. Romita, Director	9,647(5)	*
Common Stock, par value $0.01 per share	Diane E. Cocozzo, Senior Vice President and Corporate Secretary	17,089(4)	*
	All Executive Officers and Directors as a Group (12 Persons)	372,155	19.98%

*	Less than 1.0% of the total outstanding shares of common stock.
(1)	Based on a total of 1,862,803 shares of CMS Bancorp’s common stock outstanding (including shares held for the CMS Bancorp, Inc. 2007 Recognition and Retention Plan (the “RRP”) by the trustee) as of December 1, 2014.
(2)

Includes unvested shares of restricted stock awards held in trust as part of the RRP, with respect to which the beneficial owner has voting but not investment power as follows: Mr. Harrington – 400 shares; Mr. Weisz 800 shares; Mr. Mooney 1,811 shares; Mr. Ryan 900 shares ; Mr. Romita 900 shares; Mr. Strauss – 901 shares and Ms. Cocozzo – 546 shares. Includes vested options to purchase shares of common stock at $10.12 per share as part of the CMS Bancorp, Inc. 2007 Stock Option Plan as follows: Mr. Cuddy – 6,000 shares; Ms. Massaro – 6,000 shares; Ms. Mazza – 6,000 shares; Mr. McCrosson – 6,000 shares; Mr. Ritacco – 51,379 shares; Mr. Strauss – 22,000 shares and Ms. Cocozzo – 7,000 shares. Includes vested options to purchase shares of common stock at $7.25 per share as part of the CMS Bancorp, Inc. 2007 Stock Option Plan as follows: Mr. Strauss – 2,500 shares and Ms. Cocozzo – 1,500 shares. Includes vested options to purchase shares of common stock at $8.66 per share as part of the CMS Bancorp, Inc. 2007 Stock Option

Plan as follows: Ms. Cocozzo – 900 shares; and Mr. Strauss – 1,500 shares. Includes vested options to purchase shares of common stock at $8.35 per share as part of the CMS Bancorp, Inc. 2007 Stock Option Plan as follows: Mr. Harrington – 4,800 shares. Includes vested options to purchase shares of common stock at $8.10 per share as part of the CMS Bancorp, Inc. 2007 Stock Option Plan as follows: Mr. Weisz – 3,600 shares. Includes vested options to purchase shares of common stock at $8.04 per share as part of the CMS Bancorp, Inc. 2007 Stock Option Plan as follows: Mr. Mooney – 4,000 shares and Mr. Ryan – 2,400 shares. Includes vested options to purchase shares of common stock at $8.00 per share as part of the CMS Bancorp, Inc. 2007 Stock Option Plan as follows: Mr. Romita – 2,400 shares.
(3)	Includes 24,350 shares owned for the benefit of Mr. Cuddy and 10,000 shares held in the name of Mr. Cuddy’s spouse.
(4)	Includes 600 shares for the benefit of Ms. Cocozzo, 973 shares held in an IRA for the benefit of Ms. Cocozzo and 500 shares for each of two minor sons with Ms. Cocozzo as custodian.
(5)	Held in the name of Mauro C. Romita Revocable Trust dated May 13, 2011. Mr. Romita is the sole trustee and has sole voting and investment control over the trust, and can benefit from the trust in its entirety.
(6)	Includes 4,800 shares held in an IRA for the benefit of Ms. Mazza.
(7)	Includes 3,750 shares held in a SEP for the benefit of Mr. McCrosson.
(8)	Includes 13,230 shares held in an IRA for the benefit of Mr. Ritacco, in an IRA for the benefit of spouse and shares held in the name of his daughter and son.
(9)	Includes 1,230 shares held in an IRA for the benefit of Mr. Strauss and 5,800 shares are pledged as collateral for a loan.
(10)	Includes 77,483 shares held in the name of 800-60 Westchester Avenue LLC, a company owned by Mr. Weisz.
(11)	Held in the name of Mauro C. Romita Revocable Trust dated May 13, 2011. Mr. Romita is the sole trustee and has sole voting and investment control over the trust, and can benefit from the trust in its entirety.

The board of directors of CMS Bancorp recommends that stockholders vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to CMS Bancorp’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

ADDITIONAL INFORMATION

Where You Can Find More Information

CMS Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934 and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by CMS Bancorp with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or (202) 551-8090 for further information on the public reference rooms. CMS Bancorp’s filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

You may make a written or oral request for a copy of such materials free of charge by calling or writing to:

Diane Cocozzo, Corporate Secretary

CMS Bancorp, Inc.

123 Main Street

White Plains, NY 10601

(914) 422-2700

Date for Submission of Stockholder Proposals

In the event the Merger is not completed, our stockholders will continue to be entitled to attend and participate in our shareholder meetings. Under the proxy solicitation regulations of the SEC, if the Merger is not completed and you wish to submit a proposal to be included in CMS Bancorp’s proxy statement related to its 2015 annual meeting of stockholders (the “2015 Annual Meeting”), we must receive it by April 20, 2015. SEC rules contain standards as to whether stockholder proposals are required to be included in the proxy statement. Any such proposal will be subject to 17 C.F.R. 240.14a-8 of the rules and regulations promulgated by the SEC.

In addition, under CMS Bancorp’s Bylaws, if you wish to nominate a director or bring other business before an annual meeting (which is not included in the proxy statement for the 2015 Annual Meeting), you must be a stockholder of record and have given timely notice in writing to the Secretary of CMS Bancorp, according to the procedures set forth in CMS Bancorp’s Bylaws. If the 2015 Annual Meeting is held on a day that is within thirty (30) days preceding the anniversary of the 2014 annual meeting of stockholders (the “2014 Annual Meeting”), we must receive your notice at least sixty (60) days in advance of the 2015 Annual Meeting. If the 2015 Annual Meeting is held on or after the anniversary of the 2014 Annual Meeting, we must receive your notice at least ninety (90) days in advance of the 2015 Annual Meeting. Finally, if our 2015 Annual Meeting is held on a date which is outside the time periods set forth above, we must receive your notice by the close of business on the tenth (10th) day following the date on which notice of the 2015 Annual Meeting is first given to stockholders as provided in CMS Bancorp’s Bylaws.

By Order of the board of directors,

Diane Cocozzo Secretary

White Plains, New York

January 12, 2015

- Appendix A -

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PUTNAM COUNTY SAVINGS BANK,

PUTNAM COUNTY ACQUISITION CORPORATION,

CMS BANCORP, INC.

AND

CMS BANK

DATED AS OF

September 25, 2014

- Appendix A -

AGREEMENT AND PLAN OF MERGER

- Appendix A -

- Appendix A -

- Appendix A -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER dated as of September 25, 2014 (this “Agreement”) is by and among PUTNAM COUNTY SAVINGS BANK, a New York-chartered mutual savings bank (“Putnam”), PUTNAM COUNTY ACQUISITION CORPORATION, a Delaware corporation (“Acquisition Corporation”), CMS BANCORP, INC. (“CMS Bancorp”), a Delaware corporation, and CMS BANK (“CMS Bank”), a New York-chartered stock savings bank.

W I T N E S S E T H:

WHEREAS, the Board of Trustees of Putnam and the Boards of Directors of CMS Bancorp and CMS Bank have determined that it is in the best interests of their respective institutions, depositors and other constituencies, and shareholders in the case of CMS Bancorp, to consummate the business combination transaction provided for herein, subject to the terms and conditions set forth herein;

WHEREAS, Putnam will form a wholly-owned subsidiary under Delaware law (the “Acquisition Corporation”);

WHEREAS, the Acquisition Corporation will merge with and into CMS Bancorp, with CMS Bancorp being the surviving entity (the “Surviving Corporation”) (the “Merger”);

WHEREAS, immediately following the consummation of the Merger, the Surviving Corporation will execute a merger agreement, in form and substance substantially similar to that attached hereto as Exhibit A (the “Holding Company Merger Agreement”) pursuant to which the Surviving Corporation will merge with and into Putnam (the “Holding Company Merger”), with Putnam as the Surviving Bank;

WHEREAS, immediately following the consummation of the Merger, Putnam and CMS Bank will enter into a bank merger agreement, in form and substance substantially similar to that attached hereto as Exhibit B (the “Bank Merger Agreement”) pursuant to which CMS Bank will merge with and into Putnam (the “Bank Merger”), with Putnam being the Surviving Bank;

WHEREAS, immediately following the above there will remain one surviving entity, Putnam, continuing its corporate existence as a New York-chartered mutual savings bank;

WHEREAS, as a condition to the willingness of Putnam to enter into this Agreement, each of the directors and executive officers of CMS Bancorp has entered into a Shareholder Agreement, substantially in the form of Exhibit C hereto, dated as of the date hereof, with Putnam (the “Shareholder Agreements”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of common stock of CMS Bancorp owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, including the subsequent execution of the Holding Company Merger Agreement and the Bank Merger Agreement, upon the terms and subject to the conditions set forth in the Shareholder Agreements; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the business combination transaction described in this Agreement and to prescribe certain conditions thereto.

- Appendix A -

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings, unless the context otherwise requires (both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Agreement” shall have the meaning set forth in Section 11.1.10 hereof.

“Acquisition Corporation” shall have the meaning set forth in the recitals hereto.

“Acquisition Proposal” shall mean any proposal or offer with respect to any of the following (other than the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement) involving CMS Bancorp or CMS Bank: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge (other than a pledge to the FHLB or the FRB), transfer or other disposition of 25% or more of either of their consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of either of their capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement by CMS Bancorp or CMS Bank to engage in any of the foregoing.

“Acquisition Transaction” shall mean any of the following (other than the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement) involving CMS Bancorp or CMS Bank: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge (other than a pledge to the FHLB or the FRB), transfer or other disposition of 25% or more of either of their consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of either of their capital stock or the filing of a registration statement under the Securities Act in connection therewith.

“Affiliate” shall mean, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Banking Law” shall mean the Banking Law of New York.

“Bank Merger Agreement” shall have the meaning set forth in the recitals hereto.

“Bank Merger” shall have the meaning set forth in the recitals hereto.

“Bank Regulator” shall mean any federal or state banking regulator that regulates Putnam or CMS Bancorp, or any of their respective Subsidiaries, as the case may be, including but not limited to the FRB, the FDIC and the NYSDFS.

“Business Day” shall mean Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of New York are authorized or obligated to close.

“CDARS” shall mean the Certificate of Deposit Account Registry Service.

- Appendix A -

“Certificate” shall mean certificates evidencing shares of CMS Bancorp Common Stock.

“Claim” shall have the meaning set forth in Section 7.6.2 hereof.

“Closing” shall have the meaning set forth in Section 10.1 hereof.

“Closing Date” shall have the meaning set forth in Section 2.2 hereof.

“CMS Bancorp Benefits Schedule” shall have the meaning set forth in Section 4.14.11 hereof.

“CMS Bancorp Common Stock” shall mean the common stock, par value $.01 per share, of CMS Bancorp.

“CMS Bancorp Defined Benefit Plan” shall have the meaning set forth in Section 4.14.3 hereof.

“CMS Bancorp Disclosure Schedule” shall mean a written, signed disclosure schedule delivered by CMS Bancorp to Putnam specifically referring to the appropriate Section of this Agreement and describing in reasonable detail the matters contained therein.

“CMS Bancorp Employee Plan(s)” shall have the meaning set forth in Section 4.14.1 hereof.

“CMS Bancorp ERISA Affiliate” shall have the meaning set forth in Section 4.14.3 hereof.

“CMS Bancorp Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of CMS Bancorp as of September 30, 2013 and 2012 and the consolidated statements of operations, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of CMS Bancorp for each of the two (2) years ended September 30, 2013 and 2012, and (ii) the unaudited balance sheets and income statements of CMS Bancorp as of the end of each calendar quarter following September 30, 2013.

“CMS Bancorp Pension Plan” shall have the meaning set forth in Section 4.14.4 hereof.

“CMS Bancorp Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of CMS Bancorp, the outstanding amount of which is set forth in Section 4.1 hereof.

“CMS Bancorp Shareholders Meeting” shall have the meaning set forth in Section 8.1 hereof.

“CMS Bancorp Stock Option Plans” shall mean the CMS Bancorp Stock Option Plans, copies of which are set forth in Section 4.1of the CMS Bancorp Disclosure Schedules.

“CMS Bancorp Subsidiaries” shall mean the entities listed in Section 4.3 of the CMS Bancorp Disclosure Schedule (each a “CMS Bancorp Subsidiary”).

“CMS Bancorp Termination Fee” shall have the meaning set forth in Section 11.2.2 hereof.

“CMS Bancorp Welfare Plan” shall have the meaning set forth in Section 4.14.13 hereof.

“CMS Bank Common Stock” shall have the meaning set forth in Section 4.1 hereof.

“COBRA” shall have the meaning set forth in Section 4.14.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

- Appendix A -

“Confidentiality Agreements” shall mean the confidentiality agreements referred to in Section 12.1 hereof.

“Continuing Employee” shall have the meaning set forth in Section 7.5.1 hereof.

“Costs” shall have the meaning set forth in Section 11.2.3 hereof.

“Dissenting Shares” shall have the meaning set forth in Section 3.3.1 hereof.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.3.1 hereof.

“Effective Date of the Bank Merger” shall mean the date on which the Effective Time of the Bank Merger occurs.

“Effective Date of the Holding Company Merger” shall mean the date on which the Effective Time of the Holding Company Merger occurs.

“Effective Date of the Merger” shall mean the date on which the Effective Time of the Merger occurs.

“Effective Time of the Bank Merger” shall mean the date and time specified pursuant to Section 2.2 hereof.

“Effective Time of the Holding Company Merger” shall mean the date and time specified pursuant to Section 2.2 hereof.

“Effective Time of the Merger” shall mean the date and time specified pursuant to Section 2.2 hereof.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §§ 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §§ 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; and all applicable comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Register and Transfer Company or another registered transfer agent designated by Putnam and reasonably acceptable to CMS Bancorp, which shall act as agent for Putnam in connection with the exchange procedures for converting CMS Bancorp Common Stock into the Merger Consideration.

- Appendix A -

“Exchange Fund” shall have the meaning set forth in Section 3.2.1 hereof.

“Excluded Shares” shall have the meaning set forth in Section 3.1.2 hereof.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York or any successor thereto.

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall have the meaning set forth in Section 4.14.2 hereof.

“HOLA” shall mean the Home Owners’ Loan Act of 1933.

“Holding Company Merger” shall have the meaning set forth in the recitals hereto.

“Holding Company Merger Agreement” shall have the meaning set forth in the recitals hereto.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.6.2 hereof.

“Indemnified Parties” shall have the meaning set forth in Section 7.6.2 hereof.

“Intellectual Property” shall have the meaning set forth in Section 4.27 hereof.

“IRS” shall mean the Internal Revenue Service.

“Joint Venture” shall mean any limited partnership, joint venture, corporation, or venture capital investment.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known, or reasonably should have been known, by any one of the executive officers, directors, or trustees of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Entity or any other material written notice received by that Person.

“Loan Property” shall have the meaning set forth in Section 4.9.2 hereof.

“Material Adverse Effect” shall mean, with respect to CMS Bancorp, CMS Bank or Putnam, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of CMS

- Appendix A -

Bancorp and CMS Bank and their subsidiaries taken as a whole, or Putnam and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either CMS Bancorp, on the one hand, or Putnam, on the other hand, to consummate the transactions contemplated by this Agreement or the Bank Merger Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks and savings and loan holding companies generally, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, (c) actions and omissions of Putnam, CMS Bancorp, or CMS Bank taken with the prior written consent of the other party, as the case may be, (d) the announcement of this Agreement and the transactions contemplated thereby, and compliance with this Agreement on the business, financial condition or results of operations of Putnam, CMS Bancorp or CMS Bank, (e) any facts existing on the date hereof and specifically disclosed on the CMS Bancorp Disclosure Schedule or the Putnam Disclosure Schedule, or (f) expenses incurred in connection with this Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement and the Bank Merger Agreement consistent with those disclosed to Putnam pursuant to Sections 6.12 and 6.13 hereof, as the same may be amended by mutual agreement of the parties.

“Materials Of Environmental Concern” shall mean petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and any other chemicals, materials, molds or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Laws.

“Merger” shall have the meaning set forth in the recitals hereto.

“Merger Consideration” shall mean the cash paid by Putnam to holders of CMS Bancorp Common Stock and Options under Section 3.1 hereof.

“NYBCL” shall mean the New York Business Corporation Law, as amended.

“NYSDFS” shall mean the New York State Department of Financial Services or any successor thereto.

“Option Consideration” shall have the meaning set forth in Section 3.1.3 hereof.

“Option Price” shall have the meaning set forth in Section 3.1.3 hereof.

“Options” shall mean options to purchase shares of CMS Bancorp Common Stock granted pursuant to the CMS Bancorp Stock Option Plans as set forth in Section 4.1 of the CMS Bancorp Disclosure Schedule.

“Participation Facility” shall have the meaning set forth in Section 4.9.2 hereof.

“PBGC” shall have the meaning set forth in Section 4.14.3 hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement” shall have the meaning set forth in Section 8.2.1 hereof.

“Putnam 401(k) Plan” shall mean Putnam County Savings Bank 401(k) Savings Plan.

“Putnam Defined Benefit Plan” shall mean The Retirement Plan of Putnam County Savings Bank in RSI Retirement Trust.

- Appendix A -

“Putnam Disclosure Schedule” shall mean a written, signed disclosure schedule delivered by Putnam to CMS Bancorp specifically referring to the appropriate Section of this Agreement and describing in reasonable detail the matters contained therein.

“Putnam Employee Plan” shall mean all qualified pension or profit-sharing plans, and health and welfare benefit plans maintained for the benefit of all employees of Putnam or any Putnam Subsidiary, whether written or oral.

“Putnam Financial Statements” shall mean the audited consolidated balance sheets (including related notes and schedules, if any) of Putnam as of December 31, 2013 and 2012 and the consolidated statements of income and cash flows (including related notes and schedules, if any) of Putnam for each of the two (2) years ended December 31, 2013 and 2012, and the Putnam call reports for each quarter subsequent to December 31, 2012.

“Putnam Proposal” shall have the meaning set forth in Section 6.10 hereof.

“Regulatory Filings” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to applicable state or federal law.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” shall have the meaning set forth in Section 6.10 hereof.

“Surviving Bank” shall have the meaning set forth in the recitals hereto.

“Surviving Corporation” shall have the meaning set forth in the recitals hereto.

“Tax” shall have the meaning set forth in Section 4.10.6 hereof.

“Tax Return” shall have the meaning set forth in Section 4.10.6 hereof.

“Termination Date” shall mean March 31, 2015, provided that such date shall be automatically extended until June 30, 2015 if all required regulatory approvals and non-objections of Governmental Entities have not been received by February 28, 2015 and the parties are acting in good faith to obtain such approvals and non-objections.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

- Appendix A -

ARTICLE II

THE MERGER AND THE BANK MERGER

2.1 The Merger, the Holding Company Merger and the Bank Merger.

2.1.1 As promptly as practicable following the satisfaction or waiver of the conditions to each party’s respective obligations hereunder, and subject to the terms and conditions of this Agreement, in accordance with the provisions of Delaware General Corporation Law and the Banking Law, at the Effective Time of the Merger (as defined in Section 2.2 hereof), Putnam shall acquire all of the outstanding stock of CMS Bancorp in a transaction whereby the Acquisition Corporation shall merge with and into CMS Bancorp pursuant to Section 251 of Delaware General Corporation Law. CMS Bancorp shall be the Surviving Corporation in the Merger. Upon consummation of the Merger, the separate corporate existence of the Acquisition Corporation shall cease. At the Effective Time of the Merger, each outstanding share of CMS Bancorp Common Stock and each Option will be converted into the right to receive the Merger Consideration and the Option Consideration, respectively, pursuant to the terms of Article III hereof.

2.1.2 Immediately following the Effective Time of the Merger and simultaneously with the Bank Merger Agreement, CMS Bancorp and Putnam will execute the Holding Company Merger Agreement. Subject to the terms and conditions of the Holding Company Merger Agreement, and in accordance with federal and state law, CMS Bancorp will merge with and into Putnam, and Putnam shall be the Surviving Bank. The Effective Time of the Holding Company Merger shall immediately follow the Effective Time of the Merger, at which time the Holding Company Merger shall be consummated.

2.1.3 Immediately following the Effective Time of the Merger and simultaneously with the Holding Company Merger Agreement, CMS Bank and Putnam will execute the Bank Merger Agreement. Subject to the terms and conditions of the Bank Merger Agreement, and in accordance with federal and state law, CMS Bank will merge with and into Putnam, and Putnam shall be the Surviving Bank. The Effective Time of the Bank Merger shall immediately follow the Effective Time of the Holding Company Merger, at which time the Bank Merger shall be consummated.

2.2 Effective Time. Each of the Merger, Holding Company Merger and the Bank Merger shall be effected by filing a copy of the Merger Agreement, Holding Company Merger Agreement and Bank Merger Agreement and a copy of the approvals of the Superintendent of the NYSDFS relating to the Merger, Holding Company Merger and the Bank Merger with the Office of the Secretary of the State of New York and State of Delaware, as applicable, on the day of the closing (“Closing Date”). The “Effective Time of the Merger” shall be the date and time upon which a copy of this Agreement and a copy of the approval of the Superintendent of the NYSDFS relating to the Merger is filed with the Office of the Secretary of the State of Delaware on the Closing Date. The “Effective Time of the Holding Company Merger” shall immediately follow the Effective Time of the Merger and shall be the date and time upon which a copy of this Holding Company Merger Agreement and a copy of the approval of the Superintendent of the NYSDFS relating to the Holding Company Merger is filed with the Secretary of the State of Delaware on the Closing Date. The “Effective Time of the Bank Merger” shall immediately follow the Effective Time of the Holding Company Merger and shall be the date and time upon which a copy of the Bank Merger Agreement and a copy of the approval of the Superintendent of the NYSDFS relating to the Bank Merger is filed with the Office of the Secretary of the State of New York on the Closing Date.

2.3 Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation and Bylaws of the Acquisition Corporation as in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

- Appendix A -

2.4 Directors and Officers of Surviving Corporation. The directors and officers of the Surviving Corporation immediately after the Effective Time of the Merger shall be the directors and officers of the Acquisition Corporation prior to the Effective Time of the Merger.

2.5 Additional Actions. If, at any time after the Effective Time of the Merger, the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Bank, title to and possession of any property or right of CMS Bancorp or CMS Bank acquired or to be acquired by reason of, or as a result of, the Merger, the Holding Company Merger and the Bank Merger or (b) otherwise to carry out the purposes of this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, CMS Bancorp and CMS Bank and their respective officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Bank and otherwise to carry out the purposes of this Agreement, the Holding Company Agreement and the Bank Merger Agreement; and the officers and trustees of the Surviving Bank are fully authorized in the name of CMS Bancorp and CMS Bank to take any and all such action.

2.6 Effects of the Mergers. At and after the respective Effective Times of the Merger, Holding Company Merger and Bank Merger, the Merger, Holding Company Merger and the Bank Merger shall have the effects set forth under federal and New York law with respect to CMS Bancorp, CMS Bank, the Acquisition Corporation and Putnam.

2.7 Possible Alternative Structures. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time of the Merger, Putnam shall be entitled to revise the structure of the transaction described in Section 2.1 hereof, provided that (i) there are no adverse federal or state income tax consequences to CMS Bancorp and its shareholders as a result of the modification; (ii) the consideration to be paid to the holders of CMS Bancorp Common Stock and Options under this Agreement is not thereby changed in kind or value or reduced in amount; (iii) there are no adverse changes to the benefits and other arrangements provided to or on behalf of CMS Bancorp’s directors, officers and other employees; and (iv) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or non-objection of Governmental Entities. Putnam, Acquisition Corporation, CMS Bancorp and CMS Bank agree to amend this Agreement, the Holding Company Merger Agreement, the Bank Merger Agreement, and any related documents appropriately in order to reflect any such revised structure.

ARTICLE III

CONVERSION OF SHARES AND OPTIONS

3.1 Merger Consideration.

3.1.1 At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Putnam, the Acquisition Corporation, CMS Bancorp or the holders of any of the shares of CMS Bancorp Common Stock, each share of CMS Bancorp Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than any Excluded Shares and Dissenting Shares) shall be converted into the right to receive a cash payment of $13.25 (the “Merger Consideration”).

3.1.2 Each share of CMS Bancorp Common Stock (i) held in the treasury of CMS Bancorp, (ii) owned by Putnam or any direct or indirect wholly owned subsidiary of CMS Bancorp immediately prior to the Effective Time of the Merger (other than shares held in a fiduciary capacity or in connection with debts previously contracted), or (iii) reserved for issuance under the CMS Bancorp Stock Option Plans which has not been granted

- Appendix A -

or allocated, shall, at the Effective Time of the Merger, cease to exist, and the certificates for such shares shall be cancelled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor (collectively, the “Excluded Shares”).

3.1.3 Each Option issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof and without regard to any future vesting date thereof, be cancelled and converted into the right to receive a cash payment in an amount determined by multiplying (i) the positive difference, if any, between the Merger Consideration and the exercise price of such Option for each share of CMS Bancorp Common Stock covered by such Option (the “Option Price”) by (ii) the number of shares of CMS Bancorp Common Stock subject to such Option (the “Option Consideration”). The payment of the Option Consideration referred to in the immediately preceding sentence to each holder of an Option shall be approved by Putnam and made by CMS Bancorp immediately prior to the Effective Time of the Merger, subject to such holder executing such instruments of cancellation as Putnam may reasonably deem appropriate and provided to such holders at least five (5) days before the Effective Time of the Merger. CMS Bancorp will be entitled to deduct and withhold from the Option Consideration such amounts as CMS Bancorp will be required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by CMS Bancorp, such withheld amounts (i) will be treated for all purposes of this Agreement as having been paid to the holder of the Option in respect of which such deduction and withholding was made by CMS Bancorp and (ii) shall be timely paid by CMS Bancorp to the relevant government authority. CMS Bancorp shall take all reasonable actions to cooperate with Putnam with respect to the termination and extinguishment of unexercised Options by Option holders.

3.1.4 After the Effective Time of the Merger, shares of CMS Bancorp Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and, except as to Excluded Shares and Dissenting Shares, shares held by CMS Bancorp Stockholders shall thereafter by operation of this section represent the right to receive the Merger Consideration.

3.2 Procedures for Exchange of CMS Bancorp Common Stock and Options.

3.2.1 Prior to the Effective Time of the Merger, Putnam shall designate the Exchange Agent. Putnam shall take all steps necessary on or prior to the Closing Date to deliver to the Exchange Agent, for the benefit of the holders of shares of CMS Bancorp Common Stock, for exchange in accordance with this Section 3.2, an amount of cash sufficient to pay the aggregate amount of cash payable in accordance with Article III hereof (such cash for shares of CMS Bancorp Common Stock being hereinafter referred to as the “Exchange Fund”) to be paid in exchange for outstanding CMS Bancorp Common Stock and Options in accordance with this Agreement.

3.2.2 CMS Bancorp shall cause to be delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations specified herein. Putnam shall, within five (5) Business Days after the Effective Time of the Merger, take all steps necessary to cause the Exchange Agent to mail to each holder of a Certificate or Certificates a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for cash into which the CMS Bancorp Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall be subject to the reasonable approval of CMS Bancorp) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the amount of cash that such holder has the right to receive in respect of Certificates surrendered pursuant to the provisions of Section 3.1, and the Certificates so surrendered shall forthwith be cancelled.

- Appendix A -

3.2.3 [Reserved]

3.2.4 The holder of a Certificate that prior to the Merger represented issued and outstanding CMS Bancorp Common Stock shall have no rights, after the Effective Time of the Merger, with respect to such CMS Bancorp Common Stock except to surrender the Certificate and receive in exchange the Merger Consideration, as provided in this Agreement.

3.2.5 If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.6 From and after the Effective Time of the Merger, there shall be no transfers on the stock transfer books of shares of CMS Bancorp Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and cancelled as provided in this Section 3.2.

3.2.7 At any time following the six (6) month period after the Effective Time of the Merger, Putnam shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Putnam (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Putnam, the Acquisition Corporation, CMS Bancorp nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.2.8 In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Putnam, the posting by such person of a bond in such amount as Putnam may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.2.9 Putnam or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated by this Agreement to any holder of CMS Bancorp Common Stock such amounts as Putnam or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Putnam or the Exchange Agent, such withheld amounts (i) will be treated for all purposes of this Agreement as having been paid to the holder of the CMS Bancorp Common Stock in respect of whom such deduction and withholding were made by Putnam or the Exchange Agent and (ii) shall be timely paid by Putnam or the Exchange Agent, as applicable, to the relevant governmental authority.

- Appendix A -

3.3 Dissenting Shares.

3.3.1 Notwithstanding anything in this Agreement to the contrary, shares of CMS Bancorp Common Stock issued and outstanding immediately prior to the Effective Time of the Merger and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who has complied with applicable provisions of Delaware law (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time of the Merger, a shareholder who has properly exercised such appraisal rights shall not have any rights of a shareholder of CMS Bancorp or the Surviving Corporation with respect to such share of CMS Bancorp Common Stock, except those provided under applicable provisions of Delaware law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). A Dissenting Shareholder shall be entitled to receive payment of the appraised value of such share of CMS Bancorp Common Stock held by the shareholder in accordance with the applicable provisions of Delaware law, unless, after the Effective Time of the Merger, such shareholder fails to perfect or withdraws or loses his right to appraisal, in which case such shares of CMS Bancorp Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the CMS Bancorp Common Stock in accordance with Section 3.2 of this Agreement. Putnam and Acquisition Corporation shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands for appraisal. CMS Bancorp shall not, except with the prior written consent of Putnam and Acquisition Corporation, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under Delaware law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation through its sole stockholder, Putnam.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CMS BANCORP AND CMS BANK

CMS Bancorp and CMS Bank represent and warrant to Putnam and the Acquisition Corporation that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the CMS Bancorp Disclosure Schedules delivered by CMS Bancorp to Putnam on the date hereof, and except as to any representation or warranty which relates to a specific date. CMS Bancorp and CMS Bank have made a good faith effort to ensure that the disclosure on each schedule of the CMS Bancorp Disclosure Schedules corresponds to the section reference herein. However, for purposes of the CMS Bancorp Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.1 Capital Structure. The authorized capital stock of CMS Bancorp consists of 7,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, 1,862,803 shares of CMS Bancorp Common Stock, are issued and outstanding, 192,362 shares of CMS Bancorp Common Stock are directly or indirectly held by CMS Bancorp as treasury stock, and 1,500 shares of CMS Bancorp Series A Preferred Stock are issued and outstanding (“CMS Bancorp Preferred Stock”). All outstanding shares of CMS Bancorp Common Stock and CMS Bancorp Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of CMS Bancorp Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. The authorized capital stock of CMS Bank consists solely of common stock, 1,000 shares, par value $1.00 per share (“CMS Bank Common Stock”). All of the issued and outstanding shares of CMS Bank Common

- Appendix A -

Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by CMS Bancorp free and clear of any liens, encumbrances, charges, restrictions, or rights of third parties of any kind whatsoever. Except for as disclosed in Section 4.1 of the CMS Bancorp Disclosure Schedule, neither CMS Bancorp or CMS Bank has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of CMS Bancorp Common Stock, CMS Bancorp Preferred Stock or any other security of CMS Bancorp, of any securities representing the right to vote, purchase or otherwise receive any shares of CMS Bancorp Common Stock, CMS Bancorp Preferred Stock or any other security of CMS Bancorp.

4.2 Organization, Standing and Authority of CMS Bancorp and CMS Bank. CMS Bancorp is a Delaware corporation and CMS Bank is a New York-chartered stock savings bank and each is duly organized, validly existing and in good standing or legal existence, as appropriate, under the laws of the State of Delaware and New York, respectively. Each of CMS Bancorp and CMS Bank (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. CMS Bancorp is authorized to own the CMS Bancorp Subsidiaries, including CMS Bank, and duly registered as a savings and loan holding company under the HOLA. The deposit accounts of CMS Bank are insured by the FDIC to the maximum extent permitted by the FDIA. CMS Bank has paid all premiums and assessments required by the FDIC when due. CMS Bancorp has heretofore delivered or made available to Putnam and has included as Section 4.2 of the CMS Bancorp Disclosure Schedule true, complete and correct copies of the Certificate of Incorporation and Bylaws of CMS Bancorp and CMS Bank and their subsidiaries as in effect as of the date hereof. CMS Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein. The respective minute books of CMS Bancorp and CMS Bank have been made available to Putnam and accurately record, in all material respects, corporate actions of their respective stockholders and boards of directors (including committees) through the date of this Agreement.

4.3 Ownership of CMS Bancorp Subsidiaries. Set forth in Section 4.3 of the CMS Bancorp Disclosure Schedule is the name, jurisdiction of incorporation and percentage ownership of the CMS Bancorp Subsidiaries. Except for (a) capital stock of the CMS Bancorp Subsidiaries, (b) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (c) securities and other interests which are set forth in the CMS Bancorp Disclosure Schedule, CMS Bancorp does not own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, Joint Venture or other organization, other than investment securities representing not more than five percent (5%) of the outstanding capital stock of any entity. The outstanding shares of capital stock or other ownership interests of the CMS Bancorp Subsidiaries that are owned by CMS Bancorp or any of the CMS Bancorp Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are directly owned by CMS Bancorp free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. Except as set forth on Section 4.3 of the CMS Bancorp Disclosure Schedule, there are no Rights authorized, issued or outstanding with respect to the capital stock or other ownership interests of the CMS Bancorp Subsidiaries and there are no agreements, understandings or commitments relating to the right of CMS Bancorp to vote or to dispose of such capital stock or other ownership interests.

4.4 Organization, Standing and Authority of CMS Bancorp Subsidiaries. Each of the CMS Bancorp Subsidiaries other than CMS Bank is a corporation, duly organized, validly existing and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized. Each of the CMS Bancorp Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing or legal

- Appendix A -

existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

4.5 Authorized and Effective Agreement.

4.5.1 Each of CMS Bancorp and CMS Bank has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement and (subject to receipt of all necessary governmental approvals and the approval of CMS Bancorp’s shareholders of this Agreement and the transactions contemplated by this Agreement) to perform all of its obligations under this Agreement and the Bank Merger Agreement as applicable. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CMS Bancorp and CMS Bank, except for the approval of this Agreement and the transactions contemplated by this Agreement by CMS Bancorp’s shareholders. This Agreement and the Bank Merger Agreement have been duly and validly executed and delivered by CMS Bancorp and CMS Bank and, assuming due authorization, execution and delivery by Putnam, constitute the legal, valid and binding obligations of CMS Bancorp and CMS Bank, enforceable against CMS Bancorp and CMS Bank in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.5.2 Neither the execution and delivery of this Agreement or the Bank Merger Agreement by CMS Bancorp or CMS Bank, nor consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, nor compliance by CMS Bancorp with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of CMS Bancorp or the equivalent documents of the CMS Bancorp Subsidiaries, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of CMS Bancorp or the CMS Bancorp Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CMS Bancorp or any of the CMS Bancorp Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental, Board of Director and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to CMS Bancorp or any of the CMS Bancorp Subsidiaries, except for such violations, conflicts, breaches or defaults described in clause (ii) or (iii) which either individually or in the aggregate, will not have a Material Adverse Effect on CMS Bancorp.

4.5.3 Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the Bank Regulators, (ii) the filing of the Proxy Statement with the SEC, (iii) the approval of this Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement, the Holding Company Agreement, and the Bank Merger Agreement by: (a) the requisite vote of the shareholders of CMS Bancorp; (b) the Superintendent of the NYSDFS; and (c) the FDIC, and (iv) the filing of Certificates of Merger, this Agreement and the Bank Merger Agreement and the approval of the Superintendent of the NYSDFS with the New York Secretary of the State pursuant to the NYBCL and other applicable laws with respect to the Merger and the Bank Merger, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of CMS Bancorp or CMS Bank in connection with the execution and delivery by CMS Bancorp or CMS Bank of this Agreement and the Bank Merger Agreement and the consummation of the Merger and the Bank Merger by CMS Bancorp and CMS Bank.

4.5.4 As of the date hereof, neither CMS Bancorp nor CMS Bank is aware of any reasons relating to CMS Bancorp (including without limitation Community Reinvestment Act compliance) why all consents and

- Appendix A -

approvals shall not be procured from all regulatory agencies having jurisdiction over the Merger and the Bank Merger or as shall be necessary for (i) consummation of the Merger and the Bank Merger, and (ii) the continuation by Putnam after the Effective Time of the Merger and the Bank Merger of CMS Bancorp and CMS Bank, free of any conditions or requirements which could have a Material Adverse Effect on the business of Putnam.

4.5.5 The board of directors of CMS Bancorp, by resolution duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement, the Merger, and the other transactions contemplated hereby are fair to and in the best interests of CMS Bancorp and its shareholders and declared the Merger to be advisable, and (ii) recommended that the shareholders of CMS Bancorp approve this Agreement and directed that such matter be submitted for consideration by the CMS Bancorp Stockholders at the CMS Bancorp Stockholders Meeting.

4.6 Securities Documents and Regulatory Reports.

4.6.1 Since September 30, 2013, CMS Bancorp has timely filed, including those filed within the period permitted by Rule 12b-25 of the Exchange Act, with the SEC all Securities Documents required by the Securities Laws and such Securities Documents, as the same may have been amended, complied as to form in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6.2 Since September 30, 2013, CMS Bancorp has duly filed with the Bank Regulators in correct form the reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made thereto, required to be filed under applicable laws and regulations and such documents were complete and accurate in all material respects and in compliance in all material respects with the requirements of applicable laws and regulations. Except as set forth in Section 4.6.2 of the CMS Bancorp Disclosure Schedule, in connection with the federal and state examinations of CMS Bancorp and CMS Bank, CMS Bancorp and CMS Bank are not required to have completed, corrected or changed any material action, procedure or proceeding which CMS Bancorp believes has not been completed, corrected or changed as required as of the date hereof to the reasonable satisfaction of the Bank Regulators. CMS Bancorp and CMS Bank have paid any fees and assessments due and payable to Bank Regulators as required under applicable laws and regulations.

4.7 Financial Statements.

4.7.1 CMS Bancorp has previously delivered or made available to Putnam accurate and complete copies of the CMS Bancorp Financial Statements which, in the case of audited CMS Bancorp Financial Statements, are accompanied by the audit reports of its independent public accountants. The CMS Bancorp Financial Statements referred to herein, as well as the CMS Bancorp Financial Statements to be delivered pursuant to Section 6.4 hereof, fairly present or will fairly present, as the case may be, in all material respects (including the related notes and schedules thereto) the consolidated financial condition of CMS Bancorp and CMS Bank as of the respective dates set forth therein, and the consolidated results of operations, shareholders’ equity and cash flows of CMS Bancorp for the respective periods or as of the respective dates set forth therein.

4.7.2 Each of the CMS Bancorp Financial Statements (including the notes and schedules thereto) referred to in Section 4.7.1 has been prepared in accordance with GAAP during the periods involved, except as stated therein (subject, in the case of unaudited interim statements, to normal year-end adjustments and to any other adjustments described therein). The books and records of CMS Bancorp and the CMS Bancorp Subsidiaries are being and have been maintained in accordance with GAAP and compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of CMS Bancorp and the CMS Bancorp Subsidiaries.

- Appendix A -

4.7.3 At the date of each balance sheet included in the CMS Bancorp Financial Statements, neither CMS Bancorp or any of the CMS Bancorp Subsidiaries had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such CMS Bancorp Financial Statements or in the schedules and footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a schedule or footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice.

4.7.4 The records, systems, controls, data and information of CMS Bancorp and the CMS Bancorp Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. CMS Bancorp and the CMS Bancorp Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances (i) that the assets of CMS Bancorp and the CMS Bancorp Subsidiaries are properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the CMS Bancorp Financial Statements by CMS Bancorp’s certified public accountants.

4.7.5 CMS Bancorp and CMS Bank have no Knowledge of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees of CMS Bancorp or CMS Bank who have a significant role in its internal controls over financial reporting.

4.7.6 Since September 30, 2013, (i) neither CMS Bancorp nor CMS Bank nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of CMS Bancorp or CMS Bank has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures methodologies or methods of CMS Bancorp or CMS Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CMS Bancorp or CMS Bank has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CMS Bancorp or CMS Bank, whether or not employed by CMS Bancorp or CMS Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CMS Bancorp, CMS Bank, or any of its officers, directors, employees or agents to its board of directors (including any committee thereof) or to any individual director or officer of CMS Bancorp or CMS Bank.

4.8 Material Adverse Effect. Since September 30, 2013 to the date hereof (i) each of CMS Bancorp and the CMS Bancorp Subsidiaries has conducted its respective business in the ordinary and usual course (excluding (x) the incurrence of expenses in connection with this Agreement and the Bank Merger Agreement, (y) the transactions contemplated by this Agreement and the Bank Merger Agreement and (z) any matter disclosed in any CMS Bancorp Disclosure Schedule), and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CMS Bancorp.

- Appendix A -

4.9 Environmental Matters.

4.9.1 Except as disclosed on CMS Bancorp Disclosure Schedule 4.9.1, with respect to CMS Bancorp and the CMS Bancorp Subsidiaries:

(a) All of the real properties currently occupied by each of CMS Bancorp and the CMS Bancorp Subsidiaries and, to the Knowledge of CMS Bancorp, each of the current Participation Facilities and Loan Properties are in compliance with, and are not in violation of or liable under, any Environmental Laws.

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending, and to the Knowledge of CMS Bancorp there is no such action threatened, before any court, governmental agency or other forum, against it or any of the CMS Bancorp Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law; (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site currently or formerly owned, leased or operated by it or any of the CMS Bancorp Subsidiaries or any Participation Facility; or (z) with respect to any property at or to which Materials of Environmental Concern were generated, manufactured, refined, transported, transferred, imported, used, disposed, treated, or processed by CMS Bancorp or any of the CMS Bancorp Subsidiaries or any Participation Facility or from which Materials of Environmental Concern have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(c) There is no suit, claim, action, demand, executive or administrative order, written notice, demand letter, request for information, directive, investigation or proceeding pending and to the Knowledge of CMS Bancorp no such action is threatened before any court, governmental agency or other forum relating to or against any real property occupied by CMS Bancorp, CMS Bank, any Participation Facility, or Loan Property, (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law, (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, or (z) relating to an obligation to cleanup or remediate any currently or previously owned property that would be reasonably likely to have a Material Adverse Effect on CMS Bancorp or CMS Bank.

(d) There have been no releases of Materials of Environmental Concern in, on, under, or affecting real properties currently or formerly occupied by CMS Bancorp or any of the CMS Bancorp Subsidiaries such as would give rise to material liability to CMS Bancorp or any of the CMS Bancorp Subsidiaries.

(e) There are, and there have been, no underground storage tanks on, in or under any real properties currently or formerly occupied by CMS Bancorp or any of the CMS Bancorp Subsidiaries or any Participation Facility such as would give rise to material liability to CMS Bancorp or any of the CMS Bancorp Subsidiaries.

(f) During the period of (i) CMS Bancorp’s or any of the CMS Bancorp Subsidiaries’ ownership or operation of any of their respective currently or formerly occupied properties or (ii) CMS Bancorp’s or any of the CMS Bancorp Subsidiaries’ participation in the management of any Participation Facility, there has (a) been no contamination by or release of Materials of Environmental Concern in, on, under or adjacent to such properties (b) been no conduct, operation of business or condition on any property resulting in a violation of Environmental Laws that has imposed a material liability (including a material remediation obligation) upon CMS Bancorp or CMS Bank. Prior to the period of (i) CMS Bancorp’s or any of the CMS Bancorp Subsidiaries’ ownership or operation of any of their respective currently or formerly occupied properties or (ii) CMS Bancorp’s or any of the CMS Bancorp Subsidiaries’ participation in the management of any Participation Facility, CMS Bancorp has no Knowledge of (a) any contamination by or release of Materials of Environmental Concern in, on, under or adjacent to such properties, or (b) any conduct, operation of business or condition on any property resulting in a violation of Environmental Laws that imposes a material liability (including a material remediation obligation) upon CMS Bancorp or CMS Bank.

- Appendix A -

4.9.2 “Loan Property” means any property (including a leasehold interest therein) in which the applicable party (or a Subsidiary of it) currently holds a security interest or has held a security interest within the past five (5) years. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) currently participates or formerly participated in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.9.3 Except for the environmental studies, reports, analyses, tests or monitoring during the past ten (10) years with respect to any properties currently or formerly occupied by CMS Bancorp or any of the CMS Bancorp Subsidiaries or any Participation Facility of which CMS Bancorp has provided true and correct copies to Putnam, CMS Bancorp does not possess and has not conducted or arranged for the conduct of any such studies, reports, analyses, tests or monitoring with respect to any properties currently or formerly occupied by CMS Bancorp or any of the CMS Bancorp Subsidiaries or any Participation Facility.

4.10 Tax Matters.

4.10.1 CMS Bancorp and CMS Bank are members of the same affiliated group within the meaning of Code Section 1504(a). Each of CMS Bancorp and the CMS Bancorp Subsidiaries has timely filed all Tax Returns required by applicable law to be filed by them in respect of all applicable Taxes required to be paid through the date hereof and will timely file any such Tax Returns required to be filed prior to the Effective Time of the Merger with respect to Taxes required to be paid through the Effective Time of the Merger, in each case, taking into account any extension of time within which to file which has not expired. CMS Bancorp and the CMS Bancorp Subsidiaries have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns and, as of the Effective Time of the Merger, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all Taxes for any subsequent periods ending on or prior to the Effective Time of the Merger (for the purpose of clarification, no reserve or accrual described by this sentence will be required to account for any Taxes attributable to any action taken by Putnam on or after the Closing Date). Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries will have any liability outside the ordinary course of business for any such Taxes in excess of the amounts so paid or reserves or accruals so established (any liability arising from actions taken by Putnam not constituting a “liability” for purposes of this sentence). As of the date hereof, except as disclosed in Section 4.10.1 of the CMS Bancorp Disclosure Schedule, there is no audit, examination or deficiency or refund litigation with respect to any Tax Returns filed by CMS Bancorp or any of the CMS Bancorp Subsidiaries, and neither CMS Bancorp nor the CMS Bancorp Subsidiaries have received any notice that any such audit, examination, deficiency or refund litigation is pending or threatened and there is no reasonable basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed.

4.10.2 Each of CMS Bancorp and the CMS Bancorp Subsidiaries has withheld and paid all Taxes required to be paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

4.10.3 All Tax Returns filed by CMS Bancorp and the CMS Bancorp Subsidiaries are complete and accurate in all material respects. Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries is delinquent in the payment of any Tax, assessment or governmental charge, or has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. Except as set forth in Section 4.10.3 of the CMS Bancorp Disclosure Schedule, the Tax Returns of CMS Bancorp and the CMS Bancorp Subsidiaries have not been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) or, if examined, no deficiencies for any Tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise)

- Appendix A -

within the last six years against CMS Bancorp or any of the CMS Bancorp Subsidiaries as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to CMS Bancorp or any of the CMS Bancorp Subsidiaries to extend the period of limitations for the assessment or collection of any Tax and no power of attorney has been granted by CMS Bancorp or any of the CMS Bancorp Subsidiaries with respect to any Tax matter currently in force. No claim has been made within the past six years by an authority in a jurisdiction where CMS Bancorp or any of the CMS Bancorp Subsidiaries do not file Tax Returns that CMS Bancorp or any of the CMS Bancorp Subsidiaries are or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CMS Bancorp or any of the CMS Bancorp Subsidiaries.

4.10.4 Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Each of CMS Bancorp and the CMS Bancorp Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Except as set forth in Section 4.10.4 of the CMS Bancorp Disclosure Schedule, neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was CMS Bancorp or any of the CMS Bancorp Subsidiaries) or (B) has any Liability for the Taxes of any Person (other than CMS Bancorp or the CMS Bancorp Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.10.5 Except as disclosed in CMS Bancorp Disclosure Schedule 4.10.5, neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries (i) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by CMS Bancorp or any of the CMS Bancorp Subsidiaries.

4.10.6 As used in this Agreement, “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, highway, estimated or other tax of any kind whatsoever, including any interest, penalties or addition thereto, whether disputed or not, imposed by any government or taxing authority; and “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

4.10.7 Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

4.10.8 [Reserved]

4.10.9 Within the last three years, neither CMS Bancorp nor any CMS Bancorp Subsidiaries has (i) made, revoked, or changed any material federal Tax election, (ii) changed any Tax accounting period, (iii) revoked or changed any Tax accounting method, (iv) surrendered any right to claim a refund of Taxes, or (v) settled or compromised any Tax liability.

4.10.10 Neither CMS Bancorp nor any CMS Bancorp Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof)

- Appendix A -

ending after the Effective Date of the Merger as a result of any (i) change in accounting method for any taxable period ending on or prior to the Effective Date of the Merger, (ii) “closing agreement,” as that term is defined in Section 7121 of the Code (or any corresponding or similar provision of state or local tax law) executed on or prior to the Effective Date of the Merger, (iii) installment sale or open transaction disposition made on or prior to the Effective Date of the Merger, or (iv) prepaid amount received on or before the Effective Date of the Merger, except where CMS Bancorp or any applicable CMS Bancorp Subsidiary has established an adequate reserve or accrual for such event or transaction.

4.10.11 Except as set forth in Section 4.10.11 of the CMS Bancorp Disclosure Schedule, to the Knowledge of CMS Bancorp, neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries (i) is a partner for tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for tax purposes within the meaning of Subchapter K, (ii) owns a single member limited liability company or other entity that is treated as a disregarded entity, (iii) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code, (iv) is a “personal holding company” as defined in Section 542 of the Code, or (v) is a shareholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

4.10.12 If CMS Bank (or its predecessor) is, or has been in the past, a “disqualified person” with respect to The Community Mutual Charitable Foundation (the “Foundation”), there have been no acts of “self-dealing” between the Foundation and CMS Bank since the time that the Foundation was first incorporated through the Effective Time of the Merger. For purposes of this representation, the term “disqualified person” shall have the meaning set forth in Section 4946 of the Code and the term self-dealing shall have the meaning set forth in Section 4941 of the Code.

4.11 Legal Proceedings. Except as set forth in Section 4.11 of the CMS Bancorp Disclosure Schedule, there are no actions, suits, claims, governmental investigations or proceedings instituted, or inquiries, or, to the Knowledge of CMS Bancorp and CMS Bank, pending or threatened (i) initiated by or against CMS Bancorp or any of the CMS Bancorp Subsidiaries, (ii) against any asset, interest or right of CMS Bancorp or any of the CMS Bancorp Subsidiaries, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, (iv) against any officer, director or employee relating to such person’s capacity with CMS Bancorp or CMS Bank or (v) which could adversely affect the ability of CMS Bancorp and CMS Bank to perform under this Agreement, except for any action, suit, claim, governmental investigation, proceeding, or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on CMS Bancorp and its subsidiaries.

4.12 Compliance with Laws.

4.12.1 Each of CMS Bancorp and the CMS Bancorp Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of CMS Bancorp and CMS Bank, no suspension or cancellation of any of the same is threatened.

4.12.2 Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries is in violation of its respective Certificate of Incorporation, Organization Certificate or other chartering instrument or Bylaws, or in violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, municipal securities, insurance, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under

- Appendix A -

any order, license, regulation or demand of any governmental agency and CMS Bancorp is not in violation of any Securities Laws; and neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries has received any written notice or communication from any federal, state or local governmental authority asserting that CMS Bancorp or any of the CMS Bancorp Subsidiaries is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all material respects. Except as set forth in Section 4.12.2 of CMS Bancorp Disclosure Schedule, neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks or holding companies), and neither of them has received any written communication requesting that it enter into any of the foregoing. Since September 30, 2013, no regulatory agency has initiated any proceeding or, to the Knowledge of CMS Bancorp, investigation into the business or operations of CMS Bancorp or any of the CMS Bancorp Subsidiaries. Except as set forth in Section 4.12.2 of the CMS Bancorp Disclosure Schedule, CMS Bancorp has not received any objection from any regulatory agency to CMS Bancorp’s response to any violation, criticism or exception with respect to any report or statement relating to any examination of CMS Bancorp or any of the CMS Bancorp Subsidiaries. The Board of Directors of CMS Bank has adopted and implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any regulatory agency that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.

4.12.3 CMS Bancorp was rated “Satisfactory” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. CMS Bancorp has not received any notice of and has no Knowledge of any planned or threatened objection by any community group to the Merger or the Bank Merger.

4.13 Certain Information. None of the information supplied by CMS Bancorp relating to CMS Bancorp and the CMS Bancorp Subsidiaries to be included or incorporated by reference in the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of CMS Bancorp, and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by CMS Bancorp to its shareholders in connection with the CMS Bancorp Shareholders Meeting will comply in all material respects with the Exchange Act and the rules and regulations promulgated pursuant thereto, including federal and state anti-fraud provisions.

4.14 Employee Benefit Plans.

4.14.1 Section 4.14.1 of the CMS Bancorp Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by CMS Bancorp or any CMS Bancorp Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “CMS Bancorp Employee Plan(s)”). Neither CMS Bancorp nor any CMS Bancorp Subsidiary has any commitment to create any additional CMS Bancorp Employee Plan or to materially modify, change or renew any existing CMS Bancorp Employee Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. CMS Bancorp has made available to Putnam true and correct copies of the CMS Bancorp Employee Plans.

4.14.2 Each CMS Bancorp Employee Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age

- Appendix A -

Discrimination in Employment Act, Part G of Subtitle I of ERISA and Section 4980B of the Code (collectively, “COBRA”), the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each CMS Bancorp Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and CMS Bancorp is not aware of any circumstances that are reasonably likely to result in revocation of any such favorable determination letter. Each of the CMS Bancorp Employee Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements.

There is no material pending or, to the Knowledge of CMS Bancorp, threatened action, suit or claim relating to any of the CMS Bancorp Employee Plans (other than routine claims for benefits). To the Knowledge of CMS Bancorp, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any CMS Bancorp Employee Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of other corrective action to maintain such qualified (or exempt) status. Neither CMS Bancorp nor any CMS Bancorp Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any CMS Bancorp Employee Plan that would reasonably be expected to subject CMS Bancorp or any CMS Bancorp Subsidiary to a material unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.

4.14.3 No liability under Title IV of ERISA has been incurred by CMS Bancorp or any CMS Bancorp Subsidiary with respect to any CMS Bancorp Employee Plan that is subject to Title IV of ERISA (“CMS Bancorp Defined Benefit Plan”) currently or formerly maintained by CMS Bancorp or any entity that is considered one employer with CMS Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “CMS Bancorp ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to CMS Bancorp or any CMS Bancorp ERISA Affiliate of incurring a liability under such Title. No CMS Bancorp Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in Section 4.14.3 of the CMS Bancorp Disclosure Schedule, the fair market value of the assets of each CMS Bancorp Defined Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such CMS Bancorp Defined Benefit Plan as of the end of the most recent plan year with respect to the respective CMS Bancorp Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such CMS Bancorp Defined Benefit Plan as of the date hereof; there is not currently pending with the Pension Benefits Guarantee Corporation (“PBGC”) any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither CMS Bancorp nor any CMS Bancorp ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are under common control, within the meaning of Section 4063(a) of ERISA. Neither CMS Bancorp, nor any CMS Bancorp ERISA Affiliate, nor any CMS Bancorp Employee Plan, including any CMS Bancorp Defined Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction in connection with which CMS Bancorp, any CMS Bancorp ERISA Affiliate, and any CMS Bancorp Employee Plan, including any CMS Bancorp Defined Benefit Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

- Appendix A -

4.14.4 All contributions required to be made under the terms of any CMS Bancorp Employee Plan have been timely made, and all anticipated contributions and funding obligations are accrued on CMS Bancorp’s consolidated financial statements to the extent required by GAAP. CMS Bancorp and each CMS Bancorp Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable CMS Bancorp Employee Plan for financial reporting purposes to the extent required by GAAP.

4.14.5 Except as set forth in Section 4.14.5 of the CMS Bancorp Disclosure Schedule, neither CMS Bancorp nor any CMS Bancorp Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or any retiree death benefits under any CMS Bancorp Employee Plan, other than benefits mandated by COBRA. There has been no communication to employees by CMS Bancorp or any CMS Bancorp Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

4.14.6 CMS Bancorp and the CMS Bancorp Subsidiaries do not maintain any CMS Bancorp Employee Plans covering employees who are not United States residents.

4.14.7 With respect to each CMS Bancorp Employee Plan, if applicable, CMS Bancorp has provided or made available to Putnam copies of the: (A) plan documents, trust instruments and insurance contracts; (B) three most recent IRS Forms 5500; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (H) PBGC Form 500 and 501 filings, along with the Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other documentation related to the termination of an CMS Bancorp Pension Plan.

4.14.8 Except as set forth in Section 4.14.8 of the CMS Bancorp Disclosure Schedule, the consummation of the Merger, the Holding Company Merger or the Bank Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time of the Merger) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any CMS Bancorp Employee Plan, (C) result in any material increase in benefits payable under any CMS Bancorp Employee Plan, or (D) entitle any current or former employee, director or independent contractor of CMS Bancorp or any CMS Bancorp Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code). No payments to any employee or director have been made or will be made (or will be required to be made) as the result of the transactions contemplated hereby that would result in a violation of Section 18(k) of the FDIA (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359), or any successor statute or regulation.

4.14.9 Except as set forth in Section 4.14.9 of the CMS Bancorp Disclosure Schedule, neither CMS Bancorp nor any CMS Bancorp Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations thereunder.

4.14.10 All “non-qualified” deferred compensation plans, programs or arrangements (within the meaning of Section 409A of the Code) of CMS Bancorp have been in compliance (both written and operational) with Section 409A of the Code and IRS regulations and guidance thereunder. All stock options and stock appreciation rights granted by CMS Bancorp to any current or former employee or director have been granted

- Appendix A -

with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated guidance. Except as disclosed in CMS Bancorp Disclosure Schedule 4.14.10, there are no stock options or stock appreciation rights outstanding under any CMS Bancorp Employee Plan or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.14.11 CMS Bancorp Disclosure Schedule 4.14.11 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, severance arrangements or policies, including the severance benefit provided under Section 7.5.4 herein below, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by CMS Bancorp or any CMS Bancorp Subsidiary for the benefit of officers, employee or directors of CMS Bancorp or any CMS Bancorp Subsidiary (the “CMS Bancorp Benefits Schedule”), assuming their employment or service is terminated without cause as of April 1, 2014 and the Closing Date occurs on such date (or as to executive officers, as of January 31, 2015 and assuming that the Closing Date occurs as of such date) and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

4.14.12 CMS Bancorp Disclosure Schedule 4.14.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees of CMS Bancorp and each CMS Bancorp Subsidiary, their title and annual rate of salary, and their date of hire.

4.14.13 Except as set forth in Section 4.14.13 of the CMS Bancorp Disclosure Schedule, with respect to any CMS Bancorp Employee Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1) (a “CMS Bancorp Welfare Plan”): (i) each such CMS Bancorp Welfare Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject CMS Bancorp to a tax under Code Section 4976(a); (iii) each and every CMS Bancorp Welfare Plan which is a group health plan (as such term is defined in Code Sections 5000(b)(1)) complies and in each and every case has complied with the applicable requirements of Code Section 4980B; and (iv) each such CMS Bancorp Welfare Plan (including any such plan covering former employees of CMS Bancorp or the CMS Bancorp Subsidiaries) may be amended or terminated by CMS Bancorp or Putnam on or at any time after the Effective Date of the Merger without incurring liability thereunder except as required to satisfy the terms of such CMS Bancorp Welfare Plan.

4.15 Certain Contracts.

4.15.1 Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries is in default or non-compliance under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and to the Knowledge of CMS Bancorp and CMS Bank there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

4.15.2 Except as set forth in Section 4.15.2 of the CMS Bancorp Disclosure Schedule, neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries is a party to, is bound or affected by, receives, or is obligated to pay benefits under:

(a) any agreement, arrangement, policy or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by CMS Bancorp or any of the

- Appendix A -

CMS Bancorp Subsidiaries (other than in the case of CMS Bank deposits, FRB or FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by CMS Bancorp or any of the CMS Bancorp Subsidiaries of any obligation;

(b) any agreement, arrangement, policy or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of CMS Bancorp or any of the CMS Bancorp Subsidiaries;

(c) any agreement, arrangement, policy or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of CMS Bancorp or any of the CMS Bancorp Subsidiaries upon execution of this Agreement or the Bank Merger Agreement or upon or following consummation of the transactions contemplated by this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement (either alone or in connection with the occurrence of any additional acts or events);

(d) any agreement, arrangement, policy or understanding pursuant to which CMS Bancorp or any of the CMS Bancorp Subsidiaries is obligated to indemnify any director, officer, employee or agent of CMS Bancorp or any of the CMS Bancorp Subsidiaries;

(e) any agreement, arrangement, policy or understanding to which CMS Bancorp or any of the CMS Bancorp Subsidiaries is a party or by which any of the same is bound which limits the freedom of CMS Bancorp or any of the CMS Bancorp Subsidiaries to compete in any line of business or with any person, to solicit or engage in business with customers, vendors, suppliers or to solicit, hire, or contract with employees or any person;

(f) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by any Bank Regulator;

(g) any agreement (other than any agreement with a banking customer for the provision of banking services entered into by CMS Bancorp or any of the CMS Bancorp Subsidiaries in the ordinary course of business) that involves a payment or series of payments of more than $50,000 in any one (1) year from or to CMS Bancorp or any of the CMS Bancorp Subsidiaries;

(h) any agreement, arrangement or understanding, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement;

(i) any contract relating to any indebtedness for borrowed money of CMS Bancorp or any of the CMS Bancorp Subsidiaries (including loan agreements, lease purchase agreements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or any conditional sales contracts, chattel mortgages, equipment lease agreements and other security arrangements with respect to personal property, other than contracts entered into in the ordinary course of business consistent with past practices;

(j) any partnership, joint venture, limited liability company arrangement or other legal entity;

(k) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, stock issuance, or other plan or arrangement still in effect (or pursuant to which CMS Bancorp or any CMS Bancorp Subsidiary has any remaining obligation to any party) for the benefit of CMS Bancorp’s or any of the CMS Bancorp Subsidiaries’ current or former directors, officers, employees and other service providers;

- Appendix A -

(l) any material intellectual property license agreement, either as licensor or licensee, or any other contract of any type relating to any patent, trademark or trade name;

(m) any material contract with any director, officer, or key employee of CMS Bancorp or CMS Bank or any arrangement under which CMS Bancorp or CMS Bank has advanced or loans any amount to any of their directors, officers, and key employees;

(n) other than this Agreement, the Holding Company Merger Agreement, and the Bank Merger Agreement, any contract providing for the acquisition or disposition of any portion of CMS Bancorp or any of the CMS Bancorp Subsidiaries; or

(o) any other agreement, arrangement or understanding that would be required to be filed as an exhibit to CMS Bancorp’s Annual Report on Form 10-K under the Exchange Act, which has not been so filed.

4.16 Brokers and Finders. Except as set forth in Section 4.16 of the CMS Bancorp Disclosure Schedule, neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries nor any of their respective directors, officers, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any broker finder or financial advisor fees or commissions in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement. True and complete copies of any engagement agreements with any brokers, finders or financial advisors in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement is set forth in Section 4.16 of the CMS Bancorp Disclosure Schedule.

4.17 Insurance. CMS Bancorp and each of the CMS Bancorp Subsidiaries are insured for reasonable amounts with reputable insurance companies against such risks as management of CMS Bancorp and the CMS Bancorp Subsidiaries reasonably has determined to be prudent for companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by contracts currently in effect and applicable laws and regulations. Section 4.17 of the CMS Bancorp Disclosure Schedule sets forth all policies of insurance maintained by CMS Bancorp or the CMS Bancorp Subsidiaries as of the date hereof and any claims thereunder in excess of $25,000 since September 30, 2013. Since September 30, 2013, except as disclosed in Section 4.17 of the CMS Bancorp Disclosure Schedule with respect to insurance renewal, neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries has received any notice of termination of any such insurance coverage or increase in the premiums therefor or has any reason to believe that any such insurance coverage will be terminated or the premiums therefor increased (except for increases in premiums in the ordinary course of business).

4.18 Properties. Section 4.18 of the CMS Bancorp Disclosure Schedule sets forth the street address of all real property in which CMS Bancorp or the CMS Bancorp Subsidiaries has an ownership or leasehold interest (specifying, as to each, whether owned or leased) and identifies all properties on which CMS Bancorp operates a bank branch. All real and personal property owned by CMS Bancorp or the CMS Bancorp Subsidiaries or presently used by any of them in its respective business are in good condition (ordinary wear and tear excepted) and are sufficient to carry on its business in the ordinary course of business consistent with their past practices. Each of CMS Bancorp and the CMS Bancorp Subsidiaries has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the properties and assets, real and personal, reflected on the consolidated statement of financial condition of CMS Bancorp contained in the CMS Bancorp Financial Statements dated September 30, 2013 or acquired, through merger or otherwise, after such date (other than those disposed of for fair value after such date), except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, and (iv) as reflected on the consolidated statement of financial condition of CMS Bancorp contained in the CMS Bancorp Financial Statements dated

- Appendix A -

September 30, 2013. Except as disclosed in Section 4.18 of the CMS Bancorp Disclosure Schedule, all real and personal property leased or licensed by CMS Bancorp or the CMS Bancorp Subsidiaries are held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, each such real property lease is transferable to Putnam and, except as disclosed in Section 4.18 of the CMS Bancorp Disclosure Schedule, no such real property lease will terminate or lapse prior to December 31, 2015.

4.19 Labor. No work stoppage involving CMS Bancorp or any of the CMS Bancorp Subsidiaries is pending or, to the knowledge of CMS Bancorp, threatened. Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries is involved in, or, to the knowledge of CMS Bancorp, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees. No employees of CMS Bancorp or any of the CMS Bancorp Subsidiaries are represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the Knowledge of CMS Bancorp, there have been no efforts to unionize or organize any employees of CMS Bancorp or any of the CMS Bancorp Subsidiaries. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of CMS Bancorp and CMS Bank, threatened against CMS Bancorp or CMS Bank. CMS Bancorp and CMS Bank are in compliance in all material respects with all applicable laws related to employment and employment practices, terms and conditions of employment, wages and hours, and are not engaged in any unfair labor practice.

4.20 Certain Transactions. Neither CMS Bancorp nor any of CMS Bancorp Subsidiaries has been a party to any off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as set forth in Section 4.20 of the CMS Bancorp Disclosure Schedule.

4.21 Fairness Opinion. CMS Bancorp has received an opinion from Sandler O’Neill & Partners, L.P. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of CMS Bancorp pursuant to this Agreement is fair to such shareholders from a financial point of view, and Sandler O’Neill & Partners, L.P. has consented to the inclusion of such written opinion in the Proxy Statement. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22 Loan Portfolio and Investment Securities.

4.22.1 The allowance for possible losses reflected in CMS Bancorp’s consolidated statement of financial condition contained in the CMS Bancorp Financial Statements dated June 30, 2014 was, and the allowance for possible losses shown on the balance sheets in CMS Bancorp’s Regulatory Filings for dates after June 30, 2014 will be, calculated in all material respects, as of the dates thereof, in accordance with GAAP.

4.22.2 Section 4.22.2 of the CMS Bancorp Disclosure Schedule sets forth a listing, as of June 30, 2014 by account, of: (A) all outstanding loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Impaired” (as contemplated under FAS 114), “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List”, or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (6) where a specific reserve allocation exists in connection therewith, (7) all

- Appendix A -

loans that are required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards Codification (ASC) Subtopic 310-40 (formerly Financial Accounting Standards No. 15), (8) all loans (including loan participations) that have been accelerated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, or (9) all loans where CMS Bank has received written notice of a “lender liability” or similar claim, and (B) all assets classified by CMS Bancorp or CMS Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.22.3 All loans receivable (including discounts) and accrued interest entered on the books of CMS Bancorp and the CMS Bancorp Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CMS Bancorp’s or the CMS Bancorp Subsidiaries’ respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are, in all material respects, valid, true and genuine and are what they purport to be, except as set forth in Section 4.22.3 of the CMS Bancorp Disclosure Schedule. The loans, discounts and the accrued interest reflected on the books of CMS Bancorp and the appropriate CMS Bancorp Subsidiaries are to the Knowledge of CMS Bancorp subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in Section 4.22.3 of the CMS Bancorp Disclosure Schedule, all such loans are owned by CMS Bancorp or the appropriate CMS Bancorp Subsidiaries free and clear of any liens.

4.22.4 Except as set forth in Section 4.22.4 of the CMS Bancorp Disclosure Schedule, all loans held in portfolio by CMS Bank with a current book value of $750,000 or greater meet in all material respects (i) all applicable underwriting, servicing and other lending policies and guidelines of CMS Bank existing at the date and time of origination, and (ii) all applicable laws and regulations.

4.22.5 All pledges, mortgages, deeds of trust and other collateral documents or security instruments relating to all notes or other evidences of indebtedness referred to in Section 4.22.3 are, in all material respects, valid, true and genuine, and what they purport to be.

4.22.6 CMS Bancorp and CMS Bank have good and marketable title to all securities owned by them, free and clear of all liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of CMS Bancorp or CMS Bank. Such securities are valued on the books of CMS Bancorp in accordance with GAAP in all material respects. CMS Bancorp and CMS Bank employ investment, securities, risk management and other policies, practices and procedures which CMS Bancorp and CMS Bank believe are prudent and reasonable.

4.22.7 Except as set forth in Section 4.22.7 of the CMS Bancorp Disclosure Schedule, as of June 30, 2014, CMS Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% stockholder of CMS Bancorp or any of the CMS Bancorp Subsidiaries or any person controlling, controlled by or under common control with any of the foregoing.

4.22.8 Except as set forth in Section 4.22.8 of the CMS Bancorp Disclosure Schedule, since January 10, 2014 CMS Bank has originated each consumer credit transaction that is secured by a “dwelling” (as defined in 12 CFR 1026.2(a)(19)) in compliance with the applicable provisions of Regulation Z (12 CFR Part 1026) as they relate to CMS Bank as a “small creditor”, including the minimum standards for transactions secured by a dwelling in 12 CFR 1026.43.

- Appendix A -

4.23 Trust Accounts. CMS Bank has, in all material respects, properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. CMS Bank has no Knowledge that any of its directors, officers, or employees committed any breach of trust with respect to any such fiduciary account.

4.24 Required Vote; Inapplicability of Anti-takeover Statutes.

4.24.1 The affirmative vote of the holders of a majority of the outstanding shares of CMS Bancorp Common Stock outstanding and entitled to vote, assuming a quorum is present, is necessary to approve this Agreement and the transactions contemplated by this Agreement on behalf of CMS Bancorp.

4.24.2 No “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation or provision of CMS Bancorp’s Certificate of Incorporation or By-Laws is applicable to this Agreement and the transactions contemplated by this Agreement.

4.25 Material Interests of Certain Persons. Except as set forth in Section 4.25 of the CMS Bancorp Disclosure Schedule, no officer or director of CMS Bancorp or any of the CMS Bancorp Subsidiaries, or any “associate” (as such term is defined in Rule 14a-l under the Exchange Act) of any such officer or director, (i) has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of CMS Bancorp or any of the CMS Bancorp Subsidiaries, or (ii) is indebted to, or has the right under a line of credit to borrow from, CMS Bancorp or any of the CMS Bancorp Subsidiaries in an amount greater than $100,000.

4.26 Joint Ventures. Section 4.26 of the CMS Bancorp Disclosure Schedule sets forth (i) the identities of all Joint Ventures in which CMS Bancorp or any of the CMS Bancorp Subsidiaries is participating, (ii) a list of agreements relating to such Joint Ventures, (iii) the identities of the other participants in the Joint Venture, (iv) the percentage of the Joint Venture owned by each participant, (v) copies of the most recent available financial statements (on an audited basis if available) of such Joint Ventures, and (vi) the amount of the investment or contractually binding commitment of CMS Bancorp or the CMS Bancorp Subsidiaries to invest in such Joint Venture.

4.27 Intellectual Property. CMS Bancorp and each of the CMS Bancorp Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, trademarks, trade names, service marks, copyrights and any applications therefor, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer programs and applications (in both source code and object code form) and tangible and intangible proprietary information or material that are used in their businesses (“Intellectual Property”), and all such Intellectual Property is described in Section 4.27 of the CMS Bancorp Disclosure Schedule. Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries has any material undisclosed liability with respect to (i) the Intellectual Property or (ii) licenses, sublicenses and other agreements as to which CMS Bancorp or any of the CMS Bancorp Subsidiaries is a party and pursuant to which CMS Bancorp or any of the CMS Bancorp Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software which are incorporated in, or form a part of any CMS Bancorp or any CMS Bancorp Subsidiaries’ product. To the Knowledge of CMS Bancorp and CMS Bank, the conduct of the business of CMS Bancorp and CMS Bank does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.28 Off Balance Sheet Transactions. Section 4.28 of the CMS Bancorp Disclosure Schedule sets forth a true and complete list of all affiliated CMS Bancorp entities, including without limitation, all special purpose entities, limited purpose entities and qualified special purpose entities, in which CMS Bancorp or any of the

- Appendix A -

CMS Bancorp Subsidiaries or any officer or director of CMS Bancorp or CMS Bank has an economic or management interest. Section 4.28 of the CMS Bancorp Disclosure Schedule also sets forth a complete and true list of all transactions, arrangements, and other relationships between or among any such CMS Bancorp affiliated entity, CMS Bancorp, any CMS Bancorp Subsidiary, and any officer or director of CMS Bancorp or CMS Bank that are not reflected in the consolidated financial statements of CMS Bancorp (the “CMS Bancorp Off Balance Sheet Transaction”), along with the following information with respect to each such CMS Bancorp Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance of the transaction, (ii) the key terms and conditions, and (iii) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require CMS Bancorp or any CMS Bancorp Subsidiary to fund any obligations under such transaction.

4.29 Repurchase Agreements. With respect to all agreements pursuant to which CMS Bancorp or any CMS Bancorp Subsidiary has purchased securities subject to an agreement to resell, if any, CMS Bancorp or such CMS Bancorp Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.30 Electronic Banking Business. Since September 30, 2013, CMS Bancorp and the CMS Bancorp Subsidiaries have conducted all operations with respect to CMS Bank’s electronic banking business in all material respects in the ordinary and usual course of business consistent with past practices, and CMS Bank’s electronic banking business has not suffered any change that would reasonably be expected to materially and adversely affect the amount of electronic banking fees received by CMS Bank, as such fees are reflected in the most recently filed CMS Bancorp SEC Documents.

4.31 Mortgage Banking Business. Either CMS Bancorp or one of its CMS Bancorp Subsidiaries is authorized (i) as a supervised mortgagee by the Department of Housing and Urban Development to originate Federal Housing Administration mortgage loans, and (ii) as a seller/servicer by Freddie Mac to originate and service conventional residential mortgage loans. None of CMS Bancorp or any of the CMS Bancorp Subsidiaries is now nor has it been within the past three years subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, the Department of Housing and Urban Development, Freddie Mac, or any other investor or governmental entity related to the origination, sale, or servicing of mortgage or consumer loans. Neither CMS Bancorp nor any of the CMS Bancorp Subsidiaries has received any written notice that Freddie Mac proposes to materially limit or terminate the underwriting authority of CMS Bancorp and the CMS Bancorp Subsidiaries or to materially increase the guarantee fees payable to such investor, excluding generally applicable guarantee fee increases. Each of CMS Bancorp and the CMS Bancorp Subsidiaries is in compliance in all material respects with the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all HUD, Freddie Mac, and other investor and mortgage insurance company requirements related to the origination, sale and servicing of mortgage and consumer loans.

4.32 Repurchase Obligations. Except as disclosed in Section 4.32 of the CMS Bancorp Disclosure Schedules, CMS Bancorp is not subject to and has not been notified of any material repurchase obligation under any loan sold by CMS Bancorp or CMS Bank to a third-party investor or purchaser, including, without limitation, in connection with a whole loan transfer, nor is CMS Bancorp aware of any facts or circumstances which would reasonably be expected to give rise to any such material repurchase obligation.

4.33 Takeover Laws. CMS Bancorp and CMS Bank have taken all action required to be taken by them in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any moratorium, control share, fair price, affiliate transaction, business combination, or other anti-takeover law of

- Appendix A -

any state, including, without limitation, applicable Delaware law. CMS Bancorp has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of CMS Bancorp’s Articles of Incorporation and Bylaws concerning business combinations, fair price, voting requirements, constituency requirements and other related provisions.

4.34 Disclosures. None of the representations and warranties of CMS Bancorp and CMS Bank or any of the written information or documents furnished or to be furnished by CMS Bancorp and CMS Bank to Putnam or the Acquisition Corporation in connection with or pursuant to this Agreement or the Bank Merger Agreement or the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement (including the Merger and the Bank Merger), when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PUTNAM

Putnam represents and warrants to CMS Bancorp that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the Putnam Disclosure Schedule delivered by Putnam to CMS Bancorp on the date hereof and except as to any representation or warranty which relates to a specific date. Putnam has made a good faith effort to ensure that the disclosure on each schedule of the Putnam Disclosure Schedules corresponds to the section reference herein. However, for purposes of the Putnam Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

5.1 Capital Structure. Putnam is a New York-chartered savings bank in mutual form and, as a result, has no authorized or outstanding capital stock.

5.2 Organization, Standing and Authority of Putnam.

5.2.1 Putnam is a mutual savings bank duly organized and in legal existence under the laws of the State of New York with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The deposit accounts of Putnam are insured by the FDIC to the maximum extent permitted by the FDIA. Putnam has paid all premiums and assessments required by the FDIC. Putnam has heretofore delivered or made available to CMS Bancorp and CMS Bank, true and complete copies of the Organization Certificate and Bylaws of Putnam as in effect on the date hereof.

5.2.2 The Acquisition Corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware. Putnam owns all of the issued and outstanding shares of capital stock of the Acquisition Corporation, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares of capital stock are duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights.

- Appendix A -

5.3 Authorized and Effective Agreement.

5.3.1 Putnam has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement and the Bank Merger Agreement. The execution and delivery of this Agreement, followed subsequently by the execution and delivery of the Bank Merger Agreement upon the consummation of the Merger, and the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Putnam.

This Agreement has been duly and validly executed and delivered by Putnam and, assuming due authorization, execution and delivery by CMS Bancorp and CMS Bank, constitutes the legal, valid and binding obligation of Putnam, enforceable against Putnam in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3.2. Neither the execution and delivery of this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement, nor consummation of the transactions contemplated by this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement, nor compliance by Putnam with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Organization Certificate or Bylaws of Putnam, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Putnam pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Putnam is a party, or by which any of its properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and Board of Trustee approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Putnam, except for such violations, conflicts, breaches or defaults described in clause (ii) or (iii) which either individually or in the aggregate, will not have a Material Adverse Effect on Putnam.

5.3.3 The Acquisition Corporation has all requisite corporate power and authority to enter into this Agreement and (subject to the receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement. No other corporate proceedings on the part of the Acquisition Corporation will be necessary to consummate the transactions contemplated by this Agreement. This Agreement is duly and validly executed and delivered by the Acquisition Corporation, and constitutes the legal, valid and binding obligation of the Acquisition Corporation, enforceable against the Acquisition Corporation in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3.4 Except for (i) the filing of applications and notices with, and the consents and approvals, as applicable, of the Bank Regulators, (ii) the filing of Certificates of Merger and this Agreement with the Secretary of the State of Delaware pursuant to the Delaware General Corporation Law, and (iii) the filing of Certificates of Merger and the Holding Company Merger Agreement and the Bank Merger Agreement, and the approval of the Superintendent of the NYSDFS with the Secretary of the State of the State of New York pursuant to the NYBCL and other applicable law with respect to the Merger, Holding Company Merger and the Bank Merger, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Putnam or the Acquisition Corporation in connection with the execution and delivery by Putnam and the Acquisition Corporation, as applicable, of this Agreement, Holding Company Merger Agreement and the Bank Merger Agreement and the consummation of the Merger, Holding Company Merger and the Bank Merger by Putnam and the Acquisition Corporation, as applicable.

- Appendix A -

5.3.5 As of the date hereof, Putnam is not aware of any reasons relating to Putnam (including under the Community Reinvestment Act) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement, the Holding Company Agreement or the Bank Merger Agreement.

5.4 Financial Statements.

5.4.1 Putnam has previously delivered or made available to CMS Bancorp accurate and complete copies of the Putnam Financial Statements which, in the case of audited Putnam Financial Statements, are accompanied by the audit reports of its independent public accountants. The Putnam Financial Statements have been prepared in accordance with GAAP and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Putnam and the Putnam Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

5.4.2 Each of the Putnam Financial Statements referred to in Section 5.4.1 has been prepared in accordance with GAAP during the periods involved, except as stated therein or, in the case of unaudited interim Putnam Financial Statements, the absence of footnotes and customary year-end adjustments. The audits of Putnam have been conducted in accordance with generally accepted auditing standards. The books and records of Putnam and the Putnam Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Putnam and the Putnam Subsidiaries. The minute books of Putnam and each Putnam Subsidiary contain complete and accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors or Trustees, as applicable (including all committees) authorized at such meetings held or taken since January 1, 2013 through the date of this Agreement.

5.4.3 At the date of each balance sheet included in the Putnam Financial Statements, Putnam did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Putnam Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.5 Material Adverse Effect. Since December 31, 2013 to the date hereof (i) Putnam has conducted its business in the ordinary and usual course (excluding (x) the incurrence of expenses in connection with this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, (y) the incurrence of expenses in connection with the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement and (z) any matter disclosed in any Putnam Disclosure Schedule), and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Putnam.

5.6 Certain Information. None of the information supplied by Putnam relating to Putnam and the Putnam Subsidiaries to be included or incorporated by reference in the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of CMS Bancorp, and up to and including the date of the meeting of

- Appendix A -

shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

5.7 Compliance with Laws.

5.7.1 Putnam has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Putnam, no suspension or cancellation of any of the same is threatened.

5.7.2 Putnam is not in violation of its respective Organization Certificate or other chartering instrument or Bylaws, or to the Knowledge of Putnam, in violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency and, to the Knowledge of Putnam, Putnam along with its executive officers and trustees, is not in violation of any Securities Laws; and Putnam has not received any written notice or communication from any federal, state or local governmental authority asserting that Putnam is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all material respects. Putnam is not subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings banks), and it has not received any written communication requesting that it enter into any of the foregoing. Since December 31, 2013, no regulatory agency has initiated any proceeding or, to the Knowledge of Putnam, investigation into the business or operations of Putnam. Putnam has not received any objection from any regulatory agency to Putnam’s response to any violation, criticism or exception with respect to any report or statement relating to any examination of Putnam.

5.7.3 Putnam was rated “Satisfactory” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Putnam has not received any notice of and has no Knowledge of any planned or threatened objection by any community group to the transactions contemplated by this Agreement or the Bank Merger Agreement.

5.8 Brokers and Finders. Except as set forth in Section 5.8 of the Putnam Disclosure Schedule, neither Putnam nor any of its trustees, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated by this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement.

5.9 Disclosures. None of the representations and warranties of Putnam or any of the written information or documents furnished or to be furnished by Putnam to CMS Bancorp in connection with or pursuant to this Agreement or the consummation of the transactions contemplated by this Agreement, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

5.10 Financial Ability. As of the date of this Agreement, Putnam has the financial ability and on the Effective Date of the Merger and through the date of payment of the aggregate amount of cash payable pursuant

- Appendix A -

to Article III hereof, Putnam will have the funds necessary to consummate the Merger and pay the aggregate amount of cash to be paid to holders of CMS Bancorp Common Stock and Options pursuant to Section 3.2 hereof.

ARTICLE VI

COVENANTS OF CMS BANCORP AND CMS BANK

6.1 Conduct of Business.

6.1.1 Affirmative Covenants. Except with the written consent of Putnam, during the period from the date of this Agreement to the Effective Time of the Merger, CMS Bancorp will operate its business, and it will cause each of the CMS Bancorp Subsidiaries to operate its business, only in the usual, regular and ordinary course of business, consistent with past practice; in material compliance with its written policies (including its lending policies); and use its reasonable best efforts in good faith to preserve intact its business organization and assets, keep available the present services of the employees, maintain its rights and franchises, and preserve the goodwill of its customers and others with whom business relationships exist; and voluntarily take no action which would or be reasonably likely to (i) adversely affect the ability of CMS Bancorp or CMS Bank to obtain any necessary approvals of Governmental Entities required for the transactions contemplated by this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement or increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement;

6.1.2 Negative Covenants. CMS Bancorp agrees that from the date of this Agreement to the Effective Time of the Merger, except as otherwise specifically permitted or required by this Agreement and except to the extent required by law or regulation or any Governmental Entity, or consented to by Putnam in writing, CMS Bancorp will not, and will cause each of the CMS Bancorp Subsidiaries not to:

(a) change or waive any provision of its Certificate of Incorporation, Organization Certificate or Bylaws, except as required by law;

(b) change the number of shares of its authorized capital stock;

(c) issue any capital stock or issue, grant or accelerate the vesting of any option, restricted stock award, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of CMS Bancorp or any of the CMS Bancorp Subsidiaries, or any securities convertible into shares of such stock; except that CMS Bancorp may issue shares of CMS Bancorp Common Stock or permit treasury shares to become outstanding to satisfy currently outstanding and fully vested Options in accordance with the terms of the respective option agreements and the CMS Bancorp Stock Option Plans described in Section 4.1 hereof;

(d) effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock, except as contemplated by Section 9.2.7 herein;

(e) declare or pay any dividends or other distributions with respect to CMS Bancorp Common Stock or CMS Bancorp Preferred Stock (except as required by the terms of the Certificate of Designation Establishing the Designator, Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series A Preferred Stock of CMS Bancorp, Inc., dated May 21, 2013);

(f) enter into or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or except as set forth in Section 6.1.2(f) of the CMS Bancorp Disclosure Schedule;

- Appendix A -

(g) incur any liabilities or obligations (excluding (i) customer deposit accounts, and retail repurchase agreements, (ii) existing ordinary course obligations such as rent, utilities, vendor payments, and payroll incurred by CMS Bancorp and the CMS Bancorp Subsidiaries and (iii) FHLB advances, CDARS borrowings, and federal funds purchased with securities sold under agreement to repurchase in the ordinary course of business consistent with parameters established in consultation with Putnam’s Chief Financial Officer and consistent with the prudent management and past practices of CMS Bancorp) in excess of $25,000 individually or $50,000 in the aggregate, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument;

(h) make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate, except pursuant to binding commitments existing on the date hereof and as set forth in Section 6.1.2(h) of the CMS Bancorp Disclosure Schedule and except for expenditures reasonable and necessary to maintain assets in good repair;

(i) except for commitments issued prior to the date of this Agreement which have not yet expired and renewals of existing credit facilities which are not subject to Special Mention or a more adverse risk rating and which have been disclosed in Section 6.1.2(i) of the CMS Bancorp Disclosure Schedule, make any new loan (including leasing transactions) or other credit facility commitment or increase any loan or other credit facility commitment to any borrower or group of affiliated borrowers of the following types without prior consultation with and approval from Putnam’s Chief Lending Officer (or his designee), which approval shall be deemed to be given unless Putnam provides written objection to CMS Bancorp by the end of the second full Business Day after Putnam receives a written request from CMS Bancorp for approval:

(i)	consumer credit transactions secured by a “dwelling” (as defined in 12 CFR 1026.2(a)(19)) that are not in compliance with the applicable provisions of Regulation Z (12 CFR Part 1026) as they relate to CMS Bank as a “small creditor”, including the minimum standards for transactions secured by a dwelling in 12 CFR 1026.43.;

(ii)	commercial and industrial lines of credit and term loans in excess of $500,000 individually;

(iii)	standby letters of credit (secured by cash or real estate), remote deposit capture, ACH or any other established internal guidance credit facilities in excess of $750,000 individually;

(iv)	commercial real estate loans in excess of $2.5 million individually for an owner-occupied property and in excess of $2.0 million individually for a non-owner occupied property;

(v)	multi-family loans in excess of $2.5 million individually;

(vi)	commercial construction loans in excess of $750,000 individually; and

(vii)	development, acquisition, vacant land, or construction loans.

Notwithstanding any other statements herein to the contrary and except with respect to any residential or commercial loan modification undertaken by CMS Bank in the ordinary course of business and consistent with past practice not in excess of $1.2 million individually or $2.25 million in the aggregate, loans or commitments of new monies to borrowers or borrowing relationships with Special Mention or a more adverse risk rating shall not be made in any amount.

(j) (i) except as set forth in Section 6.1.2(j)(i) of the CMS Bancorp Disclosure Schedule, grant any increase in rates of compensation to its non-executive employees other than in the ordinary course of business consistent with past practice provided that, as approved by the Compensation Committee, no such increase shall result in an annual adjustment of more than 5% for 1-rated employees, 4% for 2-rated employees, 2% for 3-rated employees and 0% for 4- and 5rated employees, provided further, that such increases shall not result in an annual adjustment of more than 3% in the aggregate of base salary or hourly pay without prior consultation with and

- Appendix A -

approval from Putnam’s Senior Vice President of Human Resources or Putnam’s Chief Financial Officer; grant any increase in rates of compensation to, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to its directors or to its officers except as set forth on Section 6.1.2(j)(i) of the CMS Bancorp Disclosure Schedule without prior consultation with and approval from Putnam; grant any bonuses to its non-executive employees other than in the ordinary course of business consistent with past practice and bonuses that are reasonable and necessary to compensate CMS Bancorp employees through the Effective Date of the Merger, in consultation with the Senior Vice President and Human Resource Director of Putnam or Putnam’s Chief Financial Officer; enter into any employment, severance or similar agreements or arrangements with any director or employee; adopt or amend or terminate any employee benefit plan, pension plan or incentive plan except as required by law or the terms of such plan or as provided in Section 6.1.2(j)(i) of the CMS Bancorp Disclosure Schedule, or permit the vesting of any material amount of benefits under any such plan other than pursuant to the provisions thereof as in effect on the date of this Agreement; or make any contributions to any CMS Bancorp Employee Plan not in the ordinary course of business consistent with past practice; or

(ii) except as set forth in Section 6.1.2(j)(ii) of the CMS Bancorp Disclosure Schedule, increase the number of (A) non-officer personnel employed by CMS Bancorp or any of the CMS Bancorp Subsidiaries over the current staffing level, or (B) officers employed by CMS Bancorp or the any of the CMS Bancorp Subsidiaries over the number of such officers currently so employed, without the prior consent of Putnam’s Senior Vice President and Human Resource Director or Putnam’s Chief Financial Officer.

(k) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(l) except as set forth in Section 6.1.2(l) of the CMS Bancorp Disclosure Schedule, make any equity investment or commitment to make such an investment in real estate or in any real estate development project including foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring;

(m) subject to Section 6.10 hereof, merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other Person to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

(n) make any change in its accounting methods or practices, except changes as may be required by GAAP or by law or regulatory requirements;

(o) enter into any off-balance sheet transaction involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions;

(p) invest or commit to invest in, or otherwise increase, decrease or alter its investment in, any existing or new Joint Venture;

(q) except as set forth in Section 6.1.2(q) of the CMS Bancorp Disclosure Schedule, make any material change in policies in existence as of the date of this Agreement with regard to the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, investment, asset/liability management or other material banking policies, except as may be required by changes in applicable law or regulations or by GAAP;

(r) waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which CMS Bancorp or any of the CMS Bancorp Subsidiaries is a party, other than in the ordinary course of business, consistent with past practice;

- Appendix A -

(s) except in the ordinary course of its business, purchase any debt securities or any equity securities, or purchase any security for its investment portfolio, or otherwise take any action that would materially alter the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities;

(t) enter into, renew, extend or modify any transaction with any Affiliate;

(u) except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment or severance agreement or similar agreement;

(v) except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement, take any action that would give rise to an acceleration of the right to payment to any individual under any CMS Bancorp Employee Plan;

(w) without the prior consultation and consent of Putnam’s Chief Financial Officer, sell any participation interest in any existing or newly originated loan other than as permitted under Section 6.1.2(i), or acquire a participation in any loan except as set forth in and subject to the restrictions of Section 6.1.2(i) hereof;

(x) enter into any new or depart from any existing line of business;

(y) except in the ordinary course of business, without prior consultation with Putnam’s Chief Financial Officer, increase or decrease the rate of interest paid on deposits;

(z) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement being or becoming untrue in any material respect at or prior to the Effective Time of the Merger, (y) any of the conditions to the Merger, the Holding Company Merger and the Bank Merger set forth in Article IX not being satisfied or (z) a material violation of any provision of this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement, except as may be required by applicable law or regulation;

(aa) take any action in violation of any outstanding enforcement action, or violate any law, rule, regulation or other formal or informal supervisory action involving a Bank Regulator, the SEC, Nasdaq Capital Market or any securities exchange;

(bb) except with respect to foreclosures or other collection actions (which are set forth in CMS Bancorp Disclosure Schedule 6.1.2(bb)), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment (except to the extent paid or reimbursed by insurance), discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $75,000 individually or, for each fiscal quarter, $150,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or waive or release any material rights or claims, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations; or

(cc) agree to do any of the foregoing.

6.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger, CMS Bancorp will cause one or more of its representatives to confer with representatives of Putnam and report on the general status of its ongoing operations at such times as Putnam may reasonably request, which reports shall include, but not be limited to, discussion of the possible termination by CMS Bancorp of third-party service provider arrangements effective at the Effective Time of the Merger or at a date thereafter, non-renewal

- Appendix A -

of personal and real property leases and software licenses used by CMS Bancorp or any of the CMS Bancorp Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that CMS Bancorp shall not be obligated to take any such action prior to the Effective Time of the Merger and, unless CMS Bancorp otherwise agrees, no conversion shall take place prior to the Effective Time of the Merger. CMS Bancorp will promptly notify Putnam of any material change from the normal course of the business of CMS Bancorp or any of the CMS Bancorp Subsidiaries or in the operation of the properties of CMS Bancorp or any Subsidiary and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving CMS Bancorp or any of the CMS Bancorp Subsidiaries. With respect to such events, CMS Bancorp will also provide Putnam such information as Putnam may reasonably request from time to time. Within fifteen (15) calendar days after the end of each month, CMS Bancorp will deliver to Putnam an unaudited consolidated balance sheet and an unaudited consolidated statement of operations, without related notes, for such month prepared in accordance with CMS Bancorp’s current financial reporting practices.

6.3 Access to Properties and Records. In order to facilitate the consummation of the Merger, the Holding Company Merger and the Bank Merger and the integration of the business and operations of the parties, subject to Section 12.1 hereof and subject to applicable laws relating to exchange of information, CMS Bancorp will permit Putnam and its officers, employees, counsel, accountants and other authorized representatives, access, upon reasonable notice, to its personnel and properties and those of the CMS Bancorp Subsidiaries, and shall disclose and make available to Putnam during normal business hours throughout the period prior to the Effective Time of the Merger all of the books, papers and records of CMS Bancorp or any of the CMS Bancorp Subsidiaries relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement, the Holding Company Merger Agreement, the Bank Merger Agreement or other strategic alternatives) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Putnam may have a reasonable interest; provided, however, that CMS Bancorp shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person. CMS Bancorp shall provide and shall request its auditors to provide Putnam with such historical financial information regarding CMS Bancorp and any of the CMS Bancorp Subsidiaries (and related audit reports and consents) as Putnam may reasonably request. Putnam shall use reasonable efforts to minimize any interference with CMS Bancorp’s and any of the CMS Bancorp Subsidiaries’ regular business operations during any such access to CMS Bancorp’s or the CMS Bancorp Subsidiaries’ personnel, property, books or records. CMS Bancorp and any of the CMS Bancorp Subsidiaries shall permit Putnam, at Putnam’s expense, to cause so-called “Phase I Environmental Site Assessments” and/or “Phase II Environmental Site Assessments” to be performed at any physical location owned or operated by CMS Bancorp or any of the CMS Bancorp Subsidiaries and, to the extent CMS Bancorp or any of the CMS Bancorp Subsidiaries has the contractual right to do so, at any Loan Property or Participation Facility.

6.4 Financial and Other Statements.

6.4.1 Promptly upon receipt thereof, CMS Bancorp will furnish to Putnam copies of each annual, interim or special audit of the books of CMS Bancorp and any of the CMS Bancorp Subsidiaries made by its independent accountants and/or its internal auditors and copies of all internal control reports submitted to CMS Bancorp by such accountants and/or internal auditors in connection with each annual, interim or special audit of the financial statements of CMS Bancorp and the CMS Bancorp Subsidiaries made by such accountants and/or internal auditors.

- Appendix A -

6.4.2 Except in connection with the preparation of proxy materials for the CMS Bancorp Shareholder Meeting, which shall be governed by Section 8.2, as soon as reasonably available, but in no event later than fifteen (15) calendar days following the submission by Putnam of all necessary filings to the applicable Governmental Entities under Section 8.3 and at least ten (10) days prior to the date such documents are filed with the SEC, CMS Bancorp will deliver to Putnam a draft of its proposed proxy solicitation materials which shall comply with its obligations under corporate law, the Banking Law and the Securities Laws. As soon as practicable, CMS Bancorp will furnish to Putnam copies of all such financial statements and reports and opinions as CMS Bancorp shall send to its shareholders or any other regulatory authority, except as legally prohibited thereby.

6.4.3 CMS Bancorp will advise Putnam promptly of the receipt of any examination report or written communication with any Bank Regulator with respect to the condition, activities or compliance of CMS Bancorp or the CMS Bancorp Subsidiaries.

6.4.4 CMS Bancorp will promptly furnish to Putnam such additional financial data as Putnam may reasonably request, including without limitation, detailed routine monthly loan reports and other reports that CMS Bancorp routinely produces.

6.5 Maintenance of Insurance. CMS Bancorp shall maintain, and shall cause each of the CMS Bancorp Subsidiaries to maintain, such insurance in such amounts as are reasonable to cover such risks management of CMS Bancorp and each of the CMS Bancorp Subsidiaries reasonably has determined to be prudent and as are customary in relation to the character and location of its and their respective properties and the nature of its and their respective businesses consistent with past practices.

6.6 Disclosure Supplements. From time to time prior to the Effective Time of the Merger, CMS Bancorp will promptly supplement or amend the CMS Bancorp Disclosure Schedule delivered in connection herewith with respect to any matter (including all developments in litigation matters) hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CMS Bancorp Disclosure Schedule or which is necessary to correct any information in such CMS Bancorp Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to any CMS Bancorp Disclosure Schedule shall be deemed to be an admission by CMS Bancorp that such CMS Bancorp Disclosure Schedule was materially inaccurate prior to such supplement or amendment or that such supplement or amendment constitutes a material change. No supplement or amendment to such CMS Bancorp Disclosure Schedule shall be deemed to have modified the representation, warranties and covenants for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7 Consents and Approvals of Third Parties. CMS Bancorp shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement. Upon Putnam’s request, without limiting the generality of the foregoing, CMS Bancorp shall utilize the services of a professional proxy soliciting firm acceptable to Putnam to help obtain the shareholder vote required to be obtained by it hereunder.

6.8 Reasonable Best Efforts. Subject to the terms and conditions herein provided, CMS Bancorp shall use its reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement during the first quarter of 2015 or as soon thereafter as practicable.

6.9 Failure to Fulfill Conditions. In the event that CMS Bancorp determines that a condition to its obligation to complete the Merger, the Holding Company Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will immediately so notify Putnam.

- Appendix A -

6.10 Acquisition Proposals.

6.10.1 From and after the date of this Agreement and until the termination of this Agreement, CMS Bancorp agrees that neither it nor any of the CMS Bancorp Subsidiaries shall, and that it shall direct and use its best efforts in good faith to cause its and such Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. CMS Bancorp further agrees that neither it nor any of the CMS Bancorp Subsidiaries shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and such Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent CMS Bancorp or its Board of Directors from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if the CMS Bancorp Board of Directors receives from the Person so requesting such information an executed confidentiality agreement substantially similar to that entered into with Putnam; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of CMS Bancorp, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the CMS Bancorp Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, and (ii) the CMS Bancorp Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is at least as reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and, if consummated, would result in a transaction more favorable to CMS Bancorp’s shareholders from a financial point of view than the transactions contemplated by this Agreement. An Acquisition Proposal which is received and considered by CMS Bancorp in compliance with this Section 6.10 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Superior Proposal.” CMS Bancorp agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. CMS Bancorp agrees that it will notify Putnam immediately (within 24 hours) if any inquiries reasonably likely to lead to an Acquisition Proposal or an Acquisition Proposal is received by, any such information reasonably likely to lead to an Acquisition Proposal is requested from, or any such discussions or negotiations reasonably likely to lead to an Acquisition Proposal or an Acquisition Proposal are sought to be initiated or continued with CMS Bancorp or any of its representatives after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep Putnam informed of any material developments with respect thereto immediately upon the occurrence thereof.

6.10.2 In the event that the Board of Directors of CMS Bancorp determines in good faith, after consultation with its financial advisor and upon advice from outside counsel, that it desires to accept a Superior Proposal, it shall notify Putnam in writing of its intent to terminate this Agreement and to forego the execution of the Holding Company Merger Agreement and Bank Merger Agreement in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Proposal. Such notice shall specify all of the material terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal. Putnam shall have five Business Days to evaluate and respond to CMS Bancorp’s notice. If Putnam notifies CMS Bancorp in writing prior to the expiration of the five Business Day period provided above that it shall increase the Merger Consideration to an amount at least equal to that of such Superior Proposal (the “Putnam Proposal”), then CMS Bancorp shall not be permitted to enter into an acquisition agreement with respect to, or permit its Board to recommend acceptance to its shareholders of, such Superior Proposal. Such notice by Putnam shall specify the new Merger Consideration. CMS Bancorp shall have five Business Days to evaluate the Putnam Proposal.

- Appendix A -

6.10.3 In the event the Superior Proposal involves consideration to CMS Bancorp’s shareholders consisting of securities, in whole or in part, a Putnam Proposal shall be deemed to be at least equal to the Superior Proposal, if the Putnam Proposal offers Merger Consideration that equals or exceeds the consideration being offered to CMS Bancorp’s shareholders in the Superior Proposal valuing any securities forming a part of the Superior Proposal at its cash equivalent based upon (a) for a public company, the average trading price of such securities for the 20 trading days immediately preceding the date of the Putnam Proposal, excluding the three (3) highest and three (3) lowest prices within such 30-day period, or (b) for a private company, the written valuation of such securities by a nationally recognized investment banking firm. Any written valuation shall be attached as an exhibit to the Putnam Proposal.

6.10.4 In the event that the Board of Directors of CMS Bancorp determines in good faith, upon the advice of its financial advisor and outside counsel, that the Putnam Proposal is not at least equal to the Superior Proposal, CMS Bancorp may terminate this Agreement and forego the execution of the Holding Company Merger Agreement and the Bank Merger Agreement in order to execute an acquisition agreement with respect to, or to allow its Board to adopt a resolution recommending acceptance to CMS Bancorp’s shareholders of, the Superior Proposal as provided in Section 11.1.10. Notwithstanding the foregoing, each director and executive officer who is a signatory to a Shareholder Agreement with Putnam shall, in their capacity as shareholders of CMS Bancorp, continue to be obligated to vote the shares represented by such Shareholder Agreement for approval of this Agreement and against the approval of any other business combination of CMS Bancorp or any CMS Bancorp Subsidiaries without the prior written authorization of Putnam.

6.11 Reserves and Merger-Related Costs. On or before the Effective Time of the Merger, CMS Bancorp shall use its reasonable best efforts in good faith to establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of CMS Bancorp and CMS Bank to those of Putnam (as such practices and methods are to be applied to CMS Bancorp and CMS Bank from and after the Closing Date) and Putnam’s plans with respect to the conduct of the business of CMS Bancorp and CMS Bank following the Merger and otherwise to reflect Merger and Merger-related expenses and costs incurred by CMS Bancorp, provided, however, that CMS Bancorp shall not be required to take such action unless Putnam agrees in writing that all conditions to Closing set forth in Article IX have been satisfied or waived (including the expiration of any applicable waiting periods but excluding the delivery of certificates and other documents to be delivered at the Closing); prior to the delivery by Putnam of the writing referred to in the preceding clause, CMS Bancorp shall, upon Putnam’s request, provide Putnam a written statement that the representation made in Section 4.22.1 hereof with respect to CMS Bancorp’s or CMS Bank’s allowance for possible loan losses is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by CMS Bancorp or any of the CMS Bancorp Subsidiaries pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute a breach of this Agreement within the meaning of Section 11.1.2 hereof. No action shall be required to be taken by CMS Bancorp pursuant to this Section 6.12 if, in the written opinion of CMS Bancorp’s independent auditors, such action would contravene GAAP.

6.12 Transaction Expenses of CMS Bancorp and CMS Bank.

6.12.1 CMS Bancorp has provided Putnam with CMS Bancorp’s estimated budget of transaction-related expenses reasonably anticipated to be payable by CMS Bancorp in connection with the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, including the fees and expenses of counsel, accountants, investment bankers and other professionals. CMS Bancorp shall promptly notify Putnam if or when it determines that it expects to exceed its budget.

6.12.2 Promptly after the execution of this Agreement, CMS Bancorp shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. CMS Bancorp shall accrue and/or pay all of such amounts that are actually due and owing as soon as possible.

- Appendix A -

6.12.3 CMS Bancorp shall advise Putnam monthly of all out-of-pocket expenses that CMS Bancorp has incurred in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement.

6.13 Termination of the CMS Bancorp 401(k) Plan and CMS Bancorp ESOP.

6.13.1 CMS Bancorp shall take all necessary actions to terminate the CMS Bancorp 401(k) Plan, effective immediately prior to the Effective Time of the Merger, subject to the Closing of the Merger. In connection with the termination of the CMS Bancorp 401(k) Plan, CMS Bancorp shall, prior to the Closing Date submit a request to the IRS for a favorable determination letter as to the CMS Bancorp 401(k) Plan’s tax-qualified status under Code Section 401(a) on termination.

6.13.2 Subject to Closing, the CMS Bancorp ESOP shall be terminated immediately prior to the Effective Time (the “ESOP Termination Date”). CMS Bancorp shall continue to accrue and make contributions to such CMS Bancorp ESOP for the plan year ending as of the ESOP Termination Date in accordance with the ESOP share acquisition loan amortization schedule in effect as of the date of this Agreement. With respect to termination of the CMS Bancorp ESOP, in no event later than one (1) business day prior to the Effective Time, a sufficient number of unallocated shares held as collateral pursuant to the CMS Bancorp ESOP shall be used to repay the outstanding ESOP share acquisition loan, and immediately thereafter CMS Bancorp will take all necessary actions to extinguish the remaining ESOP share acquisition loan. CMS Bancorp shall, prior to the Closing Date submit a request to the IRS for a favorable determination letter as to the CMS Bancorp ESOP’s tax-qualified status under Code Section 401(a) on termination. With the exception of the unallocated shares that are used to repay the outstanding ESOP share acquisition loan, which shall be exchanged on the Closing Date for the Merger Consideration, all plan assets shall be allocated for the benefit of such plan participants as of the ESOP Termination Date, subject to a receipt of a determination letter from the IRS with respect to the tax-qualified status of the CMS Bancorp ESOP on termination.

6.14 Termination of CMS Bancorp Defined Benefit Plan. CMS Bancorp shall take all necessary steps to terminate the frozen CMS Bancorp Defined Benefit Plan, effective prior to the Closing Date, subject to the Closing of the Merger, and to give timely the appropriate ERISA notices to participants of such termination. CMS Bancorp shall prepare the IRS Form 5310 for a favorable determination letter as to the CMS Bancorp Defined Benefit Plan’s tax-qualified status under Code Section 401(a) on termination. It is Putnam’s intention that such termination effective date shall occur before the Closing Date, with Putnam contributing the underfunded liability on termination after the Closing Date. CMS Bancorp shall, prior to the Closing Date, and Putnam shall after the Closing Date, use their best efforts to obtain the IRS favorable determination letter and take such other action as needed to cause a distribution of the CMS Bancorp Defined Benefit Plan’s accrued benefits to participants.

ARTICLE VII

COVENANTS OF PUTNAM

7.1 Disclosure Supplements. From time to time prior to the Effective Time of the Merger, Putnam will promptly supplement or amend the Putnam Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Putnam Disclosure Schedule or which is necessary to correct any information in such Putnam Disclosure Schedule which has been rendered inaccurate thereby.

No supplement or amendment to any Putnam Disclosure Schedule shall be deemed to be an admission by Putnam that such Putnam Disclosure Schedule was materially inaccurate prior to such supplement or amendment or that such supplement or amendment constitutes a material change. No supplement or amendment to such Putnam Disclosure Schedule shall be deemed to have modified the representation, warranties and covenants the purpose of determining satisfaction of the conditions set forth in Article IX.

- Appendix A -

7.2 Consents and Approvals of Third Parties. Putnam shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement.

7.3 Reasonable Best Efforts. Subject to the terms and conditions herein provided, Putnam agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement during the first calendar quarter of 2015 or as soon thereafter as practicable.

7.4 Failure to Fulfill Conditions. In the event that Putnam determines that a condition to its and the Acquisition Corporation’s obligation to complete the Merger, the Holding Company Merger and the Bank Merger cannot be fulfilled and that it will not waive that condition, it will immediately so notify CMS Bancorp.

7.5 Employees and Employee Benefits.

7.5.1 Except as otherwise provided in this Agreement, Putnam will review all the CMS Bancorp Employee Plans to determine whether to maintain, terminate or continue such plans after the Effective Time of the Bank Merger. In the event that any CMS Bancorp Employee Plan is frozen or terminated by Putnam, former employees of CMS Bancorp who become employees of Putnam after the Effective Time of the Bank Merger (“Continuing Employees”) who were participants in such plan shall be eligible to participate in any Putnam Employee Plan of similar character (to extent that one exists, other than any Putnam non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement, or Putnam Defined Benefit Plan). Continuing Employees who become participants in a Putnam Employee Plan shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of CMS Bancorp or any predecessor thereto prior to the Effective Time of the Bank Merger. This Agreement shall not be construed to limit the ability of Putnam to terminate the employment of any CMS Bancorp employee or to review any CMS Bancorp Employee Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.

7.5.2 Putnam shall honor the contractual terms of all employment, consulting, change in control, severance and deferred compensation agreements, if any, listed on CMS Bancorp Disclosure Schedule 4.14.1, except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time of the Bank Merger. The estimated amounts payable under the CMS Bancorp Employee Plans are set forth in the CMS Bancorp Benefits Schedule. Notwithstanding anything contained in Disclosure Schedule 4.14.1, no payment shall be made that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any payments or benefits would constitute a “parachute payment,” such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Sections 280G and 4999 of the Code. Any such determination to reduce payments or benefits shall be made in accordance with a written determination by Putnam’s independent accounting firm that such reduction is necessary to avoid penalties under Sections 280G and 4999 of the Code, and such determination shall be provided to each affected person. Putnam shall consider whether to offer any employee whose employment is terminated in connection with the Merger a consulting agreement or to request that an employee enter into a non-compete agreement for appropriate consideration.

7.5.3 For purposes of Putnam’s vacation and/or paid leave benefit programs, Putnam will give each Continuing Employee credit for such individual’s years of employment and accrued paid-time off balance with CMS Bancorp or CMS Bank as of the Effective Time of the Bank Merger.

7.5.4 Any employee of CMS Bancorp or a CMS Bancorp Subsidiary who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on

- Appendix A -

termination of employment, whose employment is terminated involuntarily (other than for cause) at the Effective Time of the Bank Merger or within six (6) months following the Effective Time of the Bank Merger shall receive a lump sum severance payment from Putnam equal to two week’s base salary or base rate of pay at the rate then in effect, for each full year of employment, beginning with the original hire date and ending on the date of termination of employment, with CMS Bancorp or a CMS Bancorp Subsidiary, subject to a minimum of four weeks and a maximum of 26 weeks, provided, however that such employee enters into a release of claims against Putnam and its affiliates in a customary form reasonably satisfactory to Putnam. A “for cause” termination shall mean any termination of employment due to the occurrence of one or more of the following events: (A) the Continuing Employee’s failure of willful refusal to comply in any material respect with lawful Putnam’s (or any applicable Subsidiary’s) employment policies or directives, (B) the Continuing Employee’s commission of misconduct or an act of fraud, theft or embezzlement against Putnam (or any applicable Subsidiary), (C) the Continuing Employee’s conviction or plea of nolo contendere to any felony or crime involving moral turpitude, or (D) the Continuing Employee’s failure to substantially perform the duties and responsibilities of such Continuing Employee’s position. The estimated amounts payable under the CMS Bancorp Severance Plan are set forth in the CMS Bancorp Benefits Schedule.

7.5.5 In the event of any termination of any CMS Bancorp health plan or consolidation of any such plan with any Putnam health plan, Putnam shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to Putnam employees. Unless a Continuing Employee affirmatively terminates coverage under a CMS Bancorp health plan prior to the time that such Continuing Employee becomes eligible to participate in the Putnam health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the CMS Bancorp health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Putnam and their dependents. In the event of a termination or consolidation of any CMS Bancorp health plan, terminated CMS Bancorp employees and qualified beneficiaries will have the right to continued coverage under group health plans of Putnam in accordance with COBRA.

7.5.6 Following the Closing Date, Putnam shall take all steps necessary or desirable to obtain a favorable determination letter on the termination of the CMS Bancorp 401(k) Plan to the extent that such determination letter has not been received before the Closing Date. As soon as administratively practicable following the receipt of an IRS favorable determination letter on the termination of the CMS Bancorp 401(k) Plan, the account balances of all participants and beneficiaries in the CMS Bancorp Plan shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Putnam agrees to permit Continuing Employees to roll over their account balances in the CMS Bancorp 401(k) Plan to the Putnam 401(k) Plan.

7.5.7 Following the Closing Date, Putnam shall take all steps necessary or desirable to obtain a favorable determination letter on the termination of the CMS Bancorp Defined Benefit Plan to the extent that such determination letter has not been received before the Closing Date. As soon as administratively practicable following the receipt of an IRS favorable determination letter on the termination of the CMS Bancorp Defined Benefit Plan, Putnam shall take all necessary steps, including working with appropriate vendors to obtain deferred annuities for participants, to distribute the accrued benefits of participants in accordance with the terms of the CMS Bancorp Defined Benefit Plan.

7.5.8 Not later than the Effective Time, all remaining shares of CMS Bancorp Common Stock held by the CMS Bancorp ESOP as of the Effective Time shall be converted into the right to receive the Merger Consideration. In connection with the termination of the CMS Bancorp ESOP, CMS Bancorp, CMS Bank, and/or Putnam following the Effective Time of the Bank Merger, shall use their best efforts to seek a favorable determination letter from the IRS on the termination of the CMS Bancorp ESOP. As soon as administratively practicable following the receipt of a favorable determination letter on the termination of the CMS Bancorp

- Appendix A -

ESOP, the account balances in the ESOP shall be either distributed to the participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, in accordance with the requirements of the Code and ERISA.

7.6 Directors and Officers Indemnification and Insurance.

7.6.1 Putnam shall maintain in effect for six (6) years following the Effective Time of the Merger, the current directors’ and officers’ liability insurance policies maintained by CMS Bancorp and the CMS Bancorp Subsidiaries (provided, that Putnam may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time of the Merger. In connection with the foregoing, CMS Bancorp agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims. Alternatively, Putnam may purchase “tail coverage” for a period of six (6) years following the Effective Time of the Merger for CMS Bancorp’s and the CMS Bancorp Subsidiaries’ current directors and officers in amount and scope, and containing terms and conditions, which are not less favorable than CMS Bancorp’s current policy, and with an insurance company having a similar rating. The foregoing notwithstanding, in no event shall Putnam be required to expend on tail coverage in excess of 175% of the annual premium paid by CMS Bancorp for 2013 with respect to such insurance and if the annual premium exceeds such amount, Putnam shall provide the maximum amount of coverage that can be obtained for such amount.

7.6.2 From and after the Effective Time of the Merger, Putnam shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time of the Merger, a director or executive of CMS Bancorp (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Putnam, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, investigative or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or executive of CMS Bancorp or any of the CMS Bancorp Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time of the Merger (including, without limitation, the Merger, the Holding Company Merger and the Bank Merger and the other transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time of the Merger, the Effective Time of the Holding Company Merger or the Effective Time of the Bank Merger (the “Indemnified Liabilities”), as provided under applicable state or federal law and under CMS Bancorp’s Certificate of Incorporation and Bylaws. Putnam shall only pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party if permitted by applicable state or federal law and upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined not to be entitled to indemnification.

7.7 The Acquisition Corporation. Prior to the Effective Time of the Merger, the Acquisition Corporation will be a corporation duly organized and in good standing or legal existence, as appropriate, under Delaware law with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as then conducted and shall be duly licensed or qualified to do business and be in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification.

- Appendix A -

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1 CMS Bancorp Special Meeting. CMS Bancorp will, in accordance with applicable law and CMS Bancorp’s Certificate of Incorporation and Bylaws, (i) as promptly as reasonably practicable take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “CMS Bancorp Shareholders Meeting”) for the purpose of approving this Agreement and the transactions contemplated by this Agreement, and for such other purposes as may be, in CMS Bancorp’s and Putnam’s reasonable judgment, necessary or desirable, (ii) subject to the fiduciary responsibility of the Board of Directors of CMS Bancorp as advised by counsel, recommend to its shareholders the approval of the aforementioned matters to be submitted by it to its shareholders and oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated by this Agreement, and (iii) cooperate and consult with Putnam with respect to each of the foregoing matters. Except with the prior approval of Putnam, no other matters shall be submitted for approval of the CMS Bancorp shareholders at the CMS Bancorp Shareholders Meeting.

8.2 Proxy Statement.

8.2.1 For the purposes of holding the CMS Bancorp Shareholders Meeting, CMS Bancorp shall draft and prepare, and Putnam shall cooperate in the preparation of, a proxy statement or statements satisfying all legal requirements and all material provisions and regulations thereunder (such proxy statement in the form mailed by CMS Bancorp to the CMS Bancorp shareholders and filed with the SEC, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement”).

8.2.2 Putnam shall provide CMS Bancorp with any information concerning Putnam and the Acquisition Corporation that CMS Bancorp may reasonably request in connection with the drafting and preparation of the Proxy Statement and CMS Bancorp shall notify Putnam promptly of any problems with respect to the Proxy Statement. CMS Bancorp shall give Putnam and its counsel the opportunity to review and comment on the Proxy Statement prior to its being printed and filed with the SEC and shall give Putnam and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement prior to their being printed and filed with the SEC. Each of Putnam and CMS Bancorp agrees to use all reasonable efforts, after consultation with the other party hereto, to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of CMS Bancorp Common Stock entitled to vote at the CMS Bancorp Shareholders Meeting and filed with the SEC at the earliest practicable time.

8.2.3 Putnam and CMS Bancorp each shall promptly notify the other party if at any time either of them, respectively, becomes aware that the Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Putnam shall cooperate with CMS Bancorp in the preparation of a supplement or amendment to such Proxy Statement which corrects such misstatement or omission, and CMS Bancorp shall mail an amended Proxy Statement to CMS Bancorp’s shareholders.

8.3 Regulatory Approvals. Each of CMS Bancorp, Putnam and the Acquisition Corporation will cooperate with the other parties hereto and use all reasonable efforts to prepare and expeditiously file as soon as reasonably practicable all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement, including without limitation the Merger and the Bank Merger. Within forty-five (45) days after the date of this Agreement, Putnam and the Acquisition Corporation shall prepare and submit

- Appendix A -

the necessary filings to the applicable Governmental Entities, including but not limited to the FDIC, the NYSDFS and the FRB, seeking consent to the consummation of the Merger, the Holding Company merger and the Bank Merger and transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement. CMS Bancorp, Putnam and the Acquisition Corporation will furnish each other party hereto and each other party’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement and any petition or any other statement or application made by or on behalf of Putnam, the Acquisition Corporation or CMS Bancorp to any Governmental Entity in connection with the Merger, the Holding Company Merger and the Bank Merger, and the other transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement with any Governmental Entity. In addition, Putnam, the Acquisition Corporation and CMS Bancorp shall each furnish to each other party hereto for review a copy of each such filing made in connection with the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement with any Governmental Entity prior to its filing.

ARTICLE IX

CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations under this Agreement. The respective obligations of each party under this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1 This Agreement and the transactions contemplated by this Agreement, including the Merger, the Holding Company Merger, and the Bank Merger, shall have been approved by the requisite vote of shareholders of Acquisition Corporation, CMS Bancorp and CMS Bank.

9.1.2 None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement.

9.1.3 All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, including the Merger, the Holding Company Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Trustees of Putnam, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of CMS Bancorp and Putnam or otherwise materially impair the value of CMS Bancorp to Putnam.

9.2 Conditions to the Obligations of Putnam under this Agreement. The obligations of Putnam under this Agreement shall be further subject to the satisfaction or waiver of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing:

9.2.1 Except as otherwise contemplated by this Agreement, the Holding Company Merger Agreement, the Bank Merger Agreement or consented to in writing by Putnam, the representations and warranties of CMS

- Appendix A -

Bancorp and CMS Bank set forth in this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, each of the representations and warranties of CMS Bancorp or CMS Bank that are qualified as to materiality shall be true and correct, and each of the representations and warranties of CMS Bancorp or CMS Bank that are not expressly qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the specified date in the case of any representation and warranty which relates to a specific date); and CMS Bancorp and CMS Bank shall each have delivered to Putnam a certificate of CMS Bancorp and CMS Bank to such effect signed by the Chief Executive Officer and the Chief Financial Officer of CMS Bancorp and CMS Bank as of the Effective Time of the Merger.

9.2.2 As of the Closing Date, CMS Bancorp and the CMS Bancorp Subsidiaries shall have performed in all material respects all obligations and complied with all agreements or covenants of CMS Bancorp and the CMS Bancorp Subsidiaries to be performed or complied with by each of them at or prior to the Effective Date of the Merger under this Agreement; and Putnam shall have received a certificate signed on behalf of CMS Bancorp by the Chief Executive Officer and Chief Financial Officer of CMS Bancorp to such effect dated as of the Effective Time of the Merger.

9.2.3 CMS Bancorp and the CMS Bancorp Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the Holding Company Merger and the Bank Merger by CMS Bancorp.

9.2.4 Reasonably contemporaneously with the execution of this Agreement, each executive officer and director of CMS Bancorp shall have executed a Shareholder Agreement in the form attached as Exhibit C hereto.

9.2.5 Since June 30, 2014, no event has occurred or circumstance has arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CMS Bancorp or CMS Bank.

9.2.6 Any order or formal or informal supervisory action by any Bank Regulators, the SEC, the Nasdaq Capital Market or any securities exchange received by CMS Bancorp or CMS Bank, whether before or after the date of this Agreement, shall not become applicable to Putnam.

9.2.7 CMS Bancorp shall have taken all steps necessary to effectuate the redemption immediately prior to Closing of all outstanding shares of the CMS Bancorp Preferred Stock, including the payment of any dividends then owed, in accordance with the terms and requirements of the Certificate of Designation Establishing the Designator, Powers, Preferences, Limitations, Restrictions and Relative Rights of Series A Preferred Stock of CMS Bancorp, Inc., dated May 21, 2013, and any amendments thereto.

9.2.8 As of immediately prior to the Effective Time of the Merger, not more than 10% of the issued and outstanding shares of CMS Bancorp Common Stock shall have served (and not withdrawn) a written notice of dissent from this Agreement to CMS Bancorp under applicable Delaware law.

9.3 Conditions to the Obligations of CMS Bancorp and CMS Bank under this Agreement. The obligations of CMS Bancorp under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing:

9.3.1 Except as otherwise contemplated by this Agreement, the Holding Company Merger Agreement, the Bank Merger Agreement or consented to in writing by CMS Bancorp or CMS Bank, the representations and warranties of Putnam and the Acquisition Corporation set forth in this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, each of the representations and warranties of Putnam that are qualified as to materiality shall be true and correct, and each of the representations and warranties of Putnam that

- Appendix A -

are not expressly qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the specified date in the case of any representation and warranty which relates to a specific date), and Putnam shall have delivered to CMS Bancorp and CMS Bank a certificate of Putnam to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Putnam as of the Effective Time of the Merger.

9.3.2 As of the Closing Date, Putnam shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Putnam to be performed or complied with by it at or prior to the Effective Date of the Merger under this Agreement; and CMS Bancorp shall have received a certificate signed on behalf of Putnam by the Chief Executive Officer and Chief Financial Officer of Putnam to such effect dated as of the Effective Time of the Merger.

9.3.3 Putnam shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the Holding Company Merger and the Bank Merger by Putnam and the Acquisition Corporation, the failure to obtain which would have a Material Adverse Effect on Putnam and its Subsidiaries, taken as a whole.

9.3.4 Putnam shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall have provided CMS Bancorp with a certificate evidencing such delivery.

ARTICLE X

THE CLOSING

10.1 Time and Place. Subject to the provisions of Articles IX and XI hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, N.W., Ste. 780, Washington, D.C. at 10:00 a.m. on the date determined by Putnam, in its sole discretion, upon five (5) Business Days prior written notice to CMS Bancorp and CMS Bank, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (excluding, for purposes of calculating the Closing Date, the expiration of any applicable waiting period), or at such other place, date or time upon which Putnam, CMS Bancorp and CMS Bank mutually agree.

10.2 Deliveries at the Closing. At the Closing there shall be delivered (i) to Putnam and CMS Bancorp the certificates and other documents and instruments required to be delivered at the Closing under Article IX hereof and (ii) to the Exchange Agent on behalf of CMS Bancorp the Merger Consideration required to be delivered at the Closing under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement, including the subsequent execution of the Holding Company Merger Agreement and the Bank Merger Agreement following consummation of the Merger, foregone at any time prior to the Closing Date, whether before or after approval of the Merger and the transactions contemplated by this Agreement by the shareholders of CMS Bancorp:

11.1.1 By the mutual written agreement of Putnam and CMS Bancorp;

- Appendix A -

11.1.2 By either Putnam or CMS Bancorp (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party such that the conditions set forth in Sections 9.2.1 or 9.3.1, as the case may be, would not be satisfied and such breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice by Putnam to CMS Bancorp (or by CMS Bancorp to Putnam) of such breach;

11.1.3 By either Putnam or CMS Bancorp (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party such that the conditions set forth in Sections 9.2.2 or 9.3.2, as the case may be, would not be satisfied and such failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice by Putnam to CMS Bancorp (or by CMS Bancorp to Putnam) of such failure;

11.1.4 By either Putnam or CMS Bancorp if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Putnam and CMS Bancorp; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s breach of any of its obligations under this Agreement;

11.1.5 By either Putnam or CMS Bancorp if the shareholders of CMS Bancorp shall have voted at the CMS Bancorp Shareholders Meeting on this Agreement, the Merger and the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve the Agreement, the Merger and the transactions contemplated by this Agreement;

11.1.6 By either Putnam or CMS Bancorp (a) if final action has been taken by a Government Entity whose approval or non-objection is required in connection with this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement and the transactions contemplated by this Agreement and the Bank Merger Agreement, which final action (i) has become nonappealable and (ii) does not approve or state a non-objection to this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, (b) if any regulatory authority whose approval or non-objection is required in connection with this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement has stated in writing that it will not issue the required approval or non-objection, or (c) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, the Holding Company Merger or the Bank Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7 By either Putnam or CMS Bancorp (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger, the Holding Company Merger and the Bank Merger, as set forth in Article IX, cannot be satisfied or fulfilled by the Termination Date;

11.1.8 By Putnam if (a) at any time prior to the CMS Bancorp Shareholder Meeting, the CMS Bancorp Board of Directors shall have failed for any reason to make its recommendation referred to in Section 8.1, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Putnam, or (b) the CMS Bancorp Board of Directors shall have failed for any reason to call, give notice of, convene and hold the CMS Bancorp Shareholder Meeting by February 14, 2015 (unless otherwise agreed to by Putnam);

- Appendix A -

11.1.9 By Putnam if a tender offer or exchange offer for 25% or more of the outstanding shares of CMS Bancorp Common Stock is commenced (other than by Putnam), and the CMS Bancorp Board of Directors recommends that the shareholders of CMS Bancorp tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within ten (10) business days after commencement of the tender offer or exchange offer; or

11.1.10 At any time prior to the CMS Bancorp Shareholders Meeting, by CMS Bancorp in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by CMS Bancorp and the CMS Bancorp Board of Directors in compliance with Section 6.10 hereof, provided, however, that this Agreement may be terminated by CMS Bancorp pursuant to this Section 11.1.10 only after the fifth Business Day following Putnam’s receipt of written notice from CMS Bancorp advising Putnam that CMS Bancorp is prepared to enter into an Acquisition Agreement with respect to a Superior Proposal, and only if, during such five-Business Day period, Putnam does not, in its sole discretion, make a Putnam Proposal that the CMS Bancorp’s Board of Directors determines, in compliance with Section 6.10.4 hereof, is not at least equal to the Superior Proposal.

For purposes of this Section 11.1, termination of this Agreement by Putnam shall be deemed to constitute a termination on behalf of the Acquisition Corporation.

11.2 Effect of Termination.

11.2.1 In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force and the parties will forego the execution of the Holding Company Merger Agreement and the Bank Merger Agreement, except that (i) the provisions of Sections 12.1, 12.2, 12.6, 12.9, 12.10, this Section 11.2, and (ii) any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2 In recognition of the efforts, expenses and other opportunities foregone by Putnam while structuring and pursuing the Merger, the Holding Company Merger and the Bank Merger, the parties hereto agree that CMS Bancorp shall pay to Putnam a termination fee of One Million Dollars ($1.0 million) (the “CMS Bancorp Termination Fee”) in the manner set forth below only if:

(i)	this Agreement is terminated by Putnam pursuant to Section 11.1.8 or 11.1.9;

(ii)	this Agreement is terminated by (A) Putnam pursuant to Sections 11.1.2 or 11.1.3, or (B) by either Putnam or CMS Bancorp pursuant to Section 11.1.5, and in the case of any termination pursuant to clause (A) or (B) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of CMS Bancorp or the CMS Bancorp Board of Directors (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of CMS Bancorp contemplated by this Agreement at the CMS Bancorp Shareholder Meeting, in the case of clause (B), or the date of termination of this Agreement, in the case of clause (A); or

(iii)	this Agreement is terminated by CMS Bancorp pursuant to Section 11.1.10.

Any amount that becomes payable by CMS Bancorp pursuant to Section 11.2.2(i) or (iii) shall be satisfied on or before the third Business Day following termination of this Agreement. Any amount that becomes payable by CMS Bancorp pursuant to Section 11.2.2(ii) shall be satisfied on or before the third Business Day following termination of this Agreement and CMS Bancorp or CMS Bank enters into a definitive agreement relating to an Acquisition Transaction or the consummation of an Acquisition Transaction within one (1) year after termination of this Agreement pursuant to Section 11.2.2(ii), by wire transfer of immediately available funds to an account designated by Putnam.

- Appendix A -

11.2.3 In the event of a termination of this Agreement pursuant to Section 11.1.2 or 11.1.3 hereof resulting from the willful conduct or gross negligence of CMS Bancorp on the one hand or Putnam or the Acquisition Corporation on the other, CMS Bancorp or Putnam shall be obligated to reimburse Putnam or CMS Bancorp, as the case may be, for up to Three Hundred Fifty Thousand Dollars ($350,000) of documented reasonable out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement (collectively referred to as “Costs”). The payment of Costs is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity or as is contemplated herein. Any amount that becomes payable by Putnam pursuant to this Section 11.2.3 shall be satisfied by wire transfer of immediately available funds to an account designated by CMS Bancorp on or before the third Business Day following termination of this Agreement. Any amount that becomes payable by CMS Bancorp pursuant to this Section 11.2.3 shall be satisfied on or before the third Business Day following termination of this Agreement.

11.2.4 Except as provided in Sections 11.2.2 and 11.2.3, whether or not the Merger is consummated, all Costs incurred in connection with this Agreement and the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement shall be borne by the party incurring such Costs.

11.2.5 In no event shall any officer, agent or director of CMS Bancorp, the CMS Bancorp Subsidiaries, Putnam or any Putnam Subsidiary, be personally liable hereunder for any default by any party in any of its obligations hereunder unless any such default was intentionally caused by such officer, agent or director.

11.3 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Effective Time of the Merger (whether before or after approval of this Agreement and the transactions contemplated by this Agreement by the shareholders of CMS Bancorp), the parties hereto by action of their respective Boards of Directors or Trustees, as applicable, may (a) amend this Agreement, (b) amend the form of the Holding Company Merger Agreement or the Bank Merger Agreement, (c) extend the time for the performance of any of the obligations or other acts of any other party under this Agreement, (c) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (d) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of this Agreement and the transactions contemplated by this Agreement by the shareholders of CMS Bancorp, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to CMS Bancorp’s shareholders or Option holders pursuant to this Agreement. This Agreement and the form of the Holding Company Merger Agreement and Bank Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1 Confidentiality. Except as specifically set forth herein, Putnam and CMS Bancorp mutually agree to be bound by the terms of the confidentiality agreements previously executed by the parties hereto (the “Confidentiality Agreements”), which Confidentiality Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their terms, notwithstanding the termination of this Agreement.

- Appendix A -

12.2 Public Announcements. CMS Bancorp and Putnam shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, except as may be otherwise required by law, and neither CMS Bancorp nor Putnam shall issue any joint news releases with respect to this Agreement unless such news releases have been mutually agreed upon in writing by the parties hereto, except as required by law.

12.3 Survival. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on and be terminated and extinguished at the Effective Date of the Merger, other than those covenants set forth in Sections 2.3, 2.4, 2.5, 7.5 and 7.6 or any other covenant that by its terms is to survive or be performed after the Effective Date of the Merger.

12.4 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by Federal Express addressed as follows:

If to CMS Bancorp or CMS Bank, to:

CMS Bancorp, Inc.

CMS Bank

123 Main Street

White Plains, New York 10601

Attn:    John Ritacco

President and Chief Executive Officer

Email: jritacco@cmsnk.com

With required copies to:

Paul Hastings, LLP

875 15 Street, NW

Washington, D.C. 20005

Attn: V. Gerard Comizio

Email: vgerardcomizio@paulhastings.com

If to Putnam or the Acquisition Corporation, to:

Putnam County Savings Bank

2477 Route 6

Brewster, New York 10509

Attn:    Joseph D. Roberto

Chairman, President and Chief Executive Officer

Email: jroberto@mypcsb.com

With required copies to:

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Ste. 780

Washington, D.C. 20015

Attn: Kip Weissman

Email: kweissman@luselaw.com

Attn:   Marc P. Levy

Email: mlevy@luselaw.com

- Appendix A -

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

12.5 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, and that (except as otherwise expressly provided in this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

12.6 Complete Agreement. This Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, including the Exhibit and Disclosure Schedules hereto and the documents and other writings referred to in this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement or delivered pursuant to this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement, together with the Confidentiality Agreements referred to in Section 12.1, contain the entire agreement and understanding of the parties with respect to their subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth in this Agreement, the Holding Company Merger Agreement, the Bank Merger Agreement and the Confidentiality Agreements referred to in Section 12.1. This Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement supersede all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to their subject matter.

12.7 Counterparts. This Agreement may be executed in counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.8 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9 Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to conflicts of laws principles that would require the application of any other law.

12.10 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

- Appendix A -

Exhibit A – Form of Holding Company Merger Agreement

Exhibit B – Form of Bank Merger Agreement

Exhibit C – Form of Shareholder Agreement

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

- Appendix A -

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

PUTNAM COUNTY SAVINGS BANK

By:
Name:	Joseph D. Roberto
Title:	President and Chief Executive Officer

PUTNAM COUNTY ACQUISITION CORPORATION

By:
Name:	Joseph D. Roberto
Title:	President and Chief Executive Officer

CMS BANCORP, INC.

By:
Name:	John Ritacco
Title:	President and Chief Executive Officer

CMS BANK

By:
Name:	John Ritacco
Title:	President and Chief Executive Officer

- Appendix A -

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

PUTNAM COUNTY SAVINGS BANK

By:
Name:	Joseph D. Roberto
Title:	President and Chief Executive Officer

PUTNAM COUNTY ACQUISITION CORPORATION

By:
Name:	Joseph D. Roberto
Title:	President and Chief Executive Officer

CMS BANCORP, INC.

By:
Name:	John Ritacco
Title:	President and Chief Executive Officer

CMS BANK

By:
Name:	John Ritacco
Title:	President and Chief Executive Officer

- Appendix A -

Exhibit A

EXECUTION COPY

HOLDING COMPANY MERGER AGREEMENT

This Merger Agreement (this “Holding Company Merger Agreement”) is made and entered into by and between Putnam County Savings Bank, a New York-chartered mutual savings bank (“Putnam”), and CMS Bancorp, Inc., a Delaware corporation (“CMS Bancorp”), immediately following the Merger (as defined below).

WITNESSETH

WHEREAS, Putnam, Putnam County Acquisition Corporation, CMS Bank and CMS Bancorp entered into an Agreement and Plan of Merger, dated as of September 25, 2014 (the “Agreement”);

WHEREAS, pursuant to the Agreement, Putnam County Acquisition Corporation, a wholly-owned subsidiary of Putnam, merged with and into CMS Bancorp, with CMS Bancorp as the surviving corporation (the “Merger”);

WHEREAS, pursuant to the Agreement and immediately following the consummation of the Merger, CMS Bancorp shall merge with and into Putnam, with Putnam as the surviving institution (the “Holding Company Merger”);

WHEREAS, following the Merger, all of the issued and outstanding shares of CMS Bancorp common stock, par value $0.01 (the “CMS Bancorp Common Stock”), are held by Putnam;

WHEREAS, Putnam, as the sole stockholder of CMS Bancorp, has voted all of the issued and outstanding shares of the CMS Bancorp Common Stock in favor of the Holding Company Merger; and

WHEREAS, the Board of Directors of CMS Bancorp and the Board of Trustees of Putnam have each unanimously voted in favor of the Holding Company Merger pursuant to this Holding Company Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Agreement, the parties hereto do mutually agree, intending to be legally bound, as follows:

ARTICLE 1

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

1.1 “Holding Company Merger” shall refer to the merger of CMS Bancorp with and into Putnam as provided in Section 2.1 of this Holding Company Merger Agreement.

1.2 “Banking Superintendent” shall mean the Superintendent of the New York Department of Financial Services.

1.3 “Banking Law” shall mean the Banking Law of the State of New York.

1.4 “CMS Bancorp Common Stock” shall have the meaning set forth in the recitals.

- Appendix A -

1.5 “Corporate Law” shall mean the Delaware General Corporations Law.

1.6 “Effective Time of the Holding Company Merger” shall mean the date and time at which the Holding Company Merger contemplated by this Holding Company Merger Agreement becomes effective as provided in Section 2.2 hereof.

1.7 “Effective Time of the Merger” shall mean the date and time at which the Merger became effective as provided in the Agreement.

1.8 “Merger” shall have the meaning set forth in the recitals.

1.9 “SOSDE” means the Secretary of State of the State of Delaware.

1.10 “SOSNY” means the Secretary of State of the State of New York.

1.11 “Surviving Bank” shall refer to Putnam as the surviving bank in the Holding Company Merger. The location of the main office of Putnam shall be at 2477 Route 6, Brewster, New York 10509.

ARTICLE 2

TERMS OF THE HOLDING COMPANY MERGER

2.1 The Holding Company Merger

(a) Immediately following the Effective Time of the Merger, CMS Bancorp and Putnam shall execute the Holding Company Merger Agreement and CMS Bancorp shall be merged with and into Putnam pursuant to Article 13, Section 600(7) of the Banking Law, Title 8, Section 258 of the Corporate Law and other applicable law. Putnam shall be the Surviving Bank in the Holding Company Merger and shall continue to be regulated by the Banking Superintendent.

(b) As a result of the Holding Company Merger, each share of CMS Bancorp Common Stock issued and outstanding prior to the Effective Time shall automatically be canceled and shall cease to exist.

(c) The Holding Company Merger shall have the effects set forth at Article 13, Section 600(7) of the Banking Law and Title 8, Section 258 of the Corporate Law, wherein following the consummation of the Holding Company Merger, CMS Bancorp shall cease to exist and Putnam shall continue to be regulated by the Banking Superintendent as the Surviving Bank.

2.2 Effective Time

The Holding Company Merger shall become effective as of the close of the business on the date that this Holding Company Merger Agreement and the approval of the Banking Superintendent are filed with the SOSDE and SOSNY. The Holding Company Merger shall not be effective unless and until approved by the Banking Superintendent and all other “Governmental Entities” (as defined in the Agreement) as contemplated by the Agreement. The Holding Company Merger Agreement shall not be executed until immediately after the Effective Time of the Merger.

- Appendix A -

2.3 Name of the Surviving Bank

The name of the Surviving Bank shall be “Putnam County Savings Bank” and, on or after the Effective Time of the Holding Company Merger, the main office of the Surviving Bank shall be 2477 Route 6, Brewster, New York 10509.

2.4 Organization Certificate

On or after the Effective Time of the Holding Company Merger, the Organization Certificate, as amended, of Putnam in effect immediately prior to the Effective Time of the Holding Company Merger shall be the Organization Certificate of the Surviving Bank until thereafter amended as provided therein and by applicable law.

2.5 Bylaws

On and after the Effective Time of the Holding Company Merger, the Bylaws, as amended, of Putnam in effect immediately prior to the Effective Time of the Holding Company Merger shall be the Bylaws of the Surviving Bank until thereafter amended as provided therein and by applicable law.

2.6 Trustees and Officers

In accordance with its Bylaws, as amended, the current number of trustees of Putnam is seven (7). On and after the Effective Time of the Holding Company Merger, the trustees of the Surviving Bank shall be the same trustees of Putnam as prior to the Effective Time of the Holding Company Merger. On and after the Effective Time of the Holding Company Merger, the officers of the Surviving Bank shall be the officers of Putnam as prior to the Effective Time of the Holding Company Merger supplemented by those officers of CMS Bancorp who accept employment from Putnam, in each case until their respective successors are duly elected or appointed and qualified. The trustees and officers of the Surviving Bank shall hold office in accordance with the Organization Certificate and Bylaws of the Surviving Bank.

2.7 Effects of the Holding Company Merger.

Upon consummation of the Holding Company Merger, and in addition to the effects under applicable law:

(i) all rights, franchises and interests of CMS Bancorp in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Holding Company Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of the mentally impaired, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by CMS Bancorp immediately prior to the Effective Time of the Holding Company Merger; and

(ii) the Surviving Bank shall be liable for all liabilities of CMS Bancorp, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of CMS Bancorp shall be preserved unimpaired.

- Appendix A -

ARTICLE 3

REPRESENTATIONS

Each of Putnam and CMS Bancorp represents and warrants that this Holding Company Merger Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

ARTICLE 4

MISCELLANEOUS

4.1 Amendments. To the extent permitted by law, this Holding Company Merger Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of CMS Bancorp and the Board of Trustees of Putnam.

4.2 Additional Actions. If, at any time after the Effective Time of the Holding Company Merger, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of CMS Bancorp acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Holding Company Merger, or (ii) otherwise carry out the purposes of this Holding Company Merger Agreement, CMS Bancorp and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurance in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Holding Company Merger Agreement; and the proper officers and trustees of the Surviving Bank are fully authorized in the name of CMS Bancorp or otherwise to take any and all such action.

4.3 Successors. This Holding Company Merger Agreement shall be binding on the successors of Putnam and CMS Bancorp.

4.4 Counterparts. This Holding Company Merger Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed to be an original, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4.5 Termination. This Holding Company Merger Agreement will terminate and the Holding Company Merger and the other transactions contemplated by this Holding Company Merger Agreement will be abandoned if, at any time prior to the Effective Time of the Holding Company Merger, CMS Bancorp and Putnam agree in writing to terminate this Holding Company Merger Agreement.

[Signatures on next page.]

- Appendix A -

In accordance with the procedures set forth in the Banking Law and other applicable law, Putnam and CMS Bancorp have caused this Holding Company Merger Agreement to be executed by their duly authorized representatives on the date indicated.

PUTNAM COUNTY SAVINGS BANK

ATTEST:

By:		By:
Name:	Joseph D. Roberto	Name:
Title:	President and Chief Executive Officer	Title:

CMS BANCORP, INC.

ATTEST:

By:		By:
Name:	John Ritacco	Name:
Title:	President and Chief Executive Officer	Title:

[Signature page to Holding Company Merger Agreement]

- Appendix A -

Exhibit B

EXECUTION COPY

ARTICLES OF COMBINATION

and

BANK MERGER AGREEMENT

These Articles of Combination and Bank Merger Agreement (this “Bank Merger Agreement”) are made and entered into by and between Putnam County Savings Bank, a New York-chartered mutual savings bank (“Putnam”), and CMS Bank, a New York-chartered stock savings bank (“CMS Bank”) immediately following the Holding Company Merger (as defined below).

WITNESSETH

WHEREAS, Putnam, Putnam County Acquisition Corporation, a Delaware corporation, CMS Bank and CMS Bancorp, Inc., a Delaware corporation (“CMS Bancorp”), entered into an Agreement and Plan of Merger, dated as of September 25, 2014 (the “Agreement”), wherein Putnam County Acquisition Corporation, a wholly owned subsidiary of Putnam, merged with and into CMS Bancorp, Inc. on September 25, 2014 (the “Effective Time of the Merger”);

WHEREAS, immediately following the Effective Time of the Merger, CMS Bancorp merged with and into Putnam (the “Effective Time of the Holding Company Merger”) pursuant to an Agreement and Plan of Merger by and between CMS Bancorp and Putnam (the “Holding Company Merger Agreement”)

WHEREAS, CMS Bank is a wholly-owned subsidiary of Putnam;

WHEREAS, CMS Bank has issued and outstanding 1,000 shares of common stock, par value $1.00 per share (“CMS Bank Common Stock”), all of which is eligible to vote;

WHEREAS, Putnam, as the sole stockholder of CMS Bank, has voted all of the issued and outstanding shares of CMS Bank Common Stock in favor of the merger of CMS Bank with and into Putnam (the “Bank Merger”); and

WHEREAS, the Board of Directors of CMS Bank and the Board of Trustees of Putnam have each unanimously voted in favor of the merger of CMS Bank with and into Putnam pursuant to this Articles of Combination and Bank Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Agreement, the parties hereto do mutually agree, intending to be legally bound, as follows:

ARTICLE 1

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

1.1 “Agreement” shall refer to the Agreement and Plan of Merger by and between Putnam, Putnam County Acquisition Corporation, CMS Bancorp, Inc. and CMS Bank, dated September 25, 2014.

- Appendix A -

1.2 “Bank Merger” shall refer to the merger of CMS Bank with and into Putnam as provided in Section 2.1 of this Bank Merger Agreement.

1.3 “Bank Merger Agreement” shall refer to this Articles of Combination and Bank Merger Agreement by and between Putnam County Savings Bank and CMS Bank.

1.4 “Banking Superintendent” shall mean the Superintendent of the New York Department of Financial Services.

1.5 “Banking Law” shall mean the Banking Law of the State of New York.

1.6 “CMS Bank Common Stock” shall have the meaning set forth in the recitals.

1.7 “Effective Time of the Bank Merger” shall mean the date and time at which the Bank Merger contemplated by this Bank Merger Agreement becomes effective as provided in Section 2.2 hereof.

1.8 “Effective Time of the Holding Company Merger” shall mean the date and time at which the Holding Company Merger became effective as provided in the Holding Company Merger Agreement.

1.9 “Effective Time of the Merger” shall mean the date and time at which the Merger became effective as provided in the Agreement.

1.10 “Holding Company Merger” shall refer to the merger of CMS Bancorp with and into Putnam, with Putnam as the Surviving Bank, as provided by the Holding Company Merger Agreement.

1.11 “Holding Company Merger Agreement” shall refer to the Agreement and Plan of Merger by and between Putnam and CMS Bancorp dated                     , 2014.

1.12 “Merger” shall refer to the merger of Putnam County Acquisition Corporation with and into CMS Bancorp, with CMS Bancorp as the surviving entity.

1.13 “SOTS” means the Secretary of the State of the State of New York.

1.14 “Surviving Bank” shall refer to Putnam as the surviving bank in the Bank Merger. The location of the main office of Putnam shall be at 2477 Route 6, Brewster, New York 10509.

ARTICLE 2

TERMS OF THE BANK MERGER

2.1 The Bank Merger

(a) Immediately following the Effective Time of the Holding Company Merger, CMS Bank and Putnam shall execute the Bank Merger Agreement and CMS shall be merged with and into Putnam pursuant to Section 600(8) of the Banking Law and other applicable law. Putnam shall be the Surviving Bank in the Bank Merger and shall continue to be regulated by the Banking Superintendent.

(b) As a result of the Bank Merger, each share of CMS Bank Common Stock issued and outstanding prior to the Effective Time of the Bank Merger shall automatically be canceled and shall cease to exist.

- Appendix A -

(c) As a result of the Bank Merger, each holder of a deposit account in CMS Bank, as of the effective date of the Bank Merger, shall have the same rights and privileges in Putnam as if such deposit account had been established at Putnam, and all deposit accounts established at CMS Bank, respectively, prior to the effective date of the Bank Merger, shall confer on a depositor the same rights and privileges in CMS Bank as if such deposit account had been established at Putnam on the date established at CMS Bank, including with respect to subscription rights in any conversion of Putnam to stock form that occurs subsequent to the Bank Merger of CMS Bank with and into Putnam.

(d) The Bank Merger shall have the effects set forth at Section 600(8) of the Banking Law.

2.2 Effective Time

The Bank Merger shall become effective as of the close of the business on the date that this Bank Merger Agreement and the approval of the Banking Superintendent are filed with the SOTS. The Bank Merger shall not be effective unless and until approved by the Banking Superintendent and all other “Governmental Entities” (as defined in the Agreement) as contemplated by the Agreement. The Effective Time of the Bank Merger shall be immediately following the Effective Time of the Holding Company Merger.

2.3 Name of the Surviving Bank

The name of the Surviving Bank shall be “Putnam County Savings Bank” and, on or after the Effective Time of the Bank Merger, the main office of the Surviving Bank shall be 2477 Route 6, Brewster, New York 10509.

2.4 Organization Certificate

On or after the Effective Time of the Bank Merger, the Organization Certificate, as amended, of Putnam in effect immediately prior to the Effective Time of the Bank Merger shall be the Organization Certificate of the Surviving Bank until thereafter amended as provided therein and by applicable law.

2.5 Bylaws

On and after the Effective Time of the Bank Merger, the Bylaws, as amended, of Putnam in effect immediately prior to the Effective Time of the Bank Merger shall be the Bylaws of the Surviving Bank until thereafter amended as provided therein and by applicable law.

2.6 Trustees and Officers

In accordance with its Bylaws, as amended, the current number of trustees of Putnam is seven (7). On and after the Effective Time of the Bank Merger, the trustees of the Surviving Bank shall be the same trustees of Putnam as prior to the Effective Time and the Surviving Bank shall appoint one current member of the CMS Bank board of directors to serve as a trustee of Putnam. In addition, Putnam shall establish an advisory board for a one (1) year term following the Effective Time of the Bank Merger. The board shall consist of each member of the CMS Bank board of directors not appointed to the Putnam board of trustees. The advisory board shall meet on a quarterly basis and each advisory board member attending such meeting shall receive $1,000 per meeting. On and after the Effective Time of the Bank Merger, the officers of the Surviving Bank shall be the officers of Putnam as prior to the Effective Time of the Bank Merger supplemented by those officers of CMS Bank who accept employment from Putnam, in each case until their respective successors are duly elected or appointed and qualified. The trustees and officers of the Surviving Bank shall hold office in accordance with the Organization Certificate and Bylaws of the Surviving Bank.

- Appendix A -

2.7 Effects of the Bank Merger.

Upon consummation of the Bank Merger, and in addition to the effects under applicable law:

(i) all rights, franchises and interests of CMS Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of the mentally impaired, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by CMS Bank immediately prior to the Effective Time; and

(ii) the Surviving Bank shall be liable for all liabilities of CMS Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of CMS Bank shall be preserved unimpaired.

ARTICLE 3

REPRESENTATIONS

Each of Putnam and CMS Bank represents and warrants that this Bank Merger Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

ARTICLE 4

MISCELLANEOUS

4.1 Amendments. To the extent permitted by law, this Bank Merger Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of CMS Bank and the Board of Trustees of Putnam.

4.2 Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of CMS Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (ii) otherwise carry out the purposes of this Bank Merger Agreement, CMS Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurance in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Bank Merger Agreement; and the proper officers and trustees of the Surviving Bank are fully authorized in the name of CMS Bank or otherwise to take any and all such action.

4.3 Successors. This Bank Merger Agreement shall be binding on the successors of Putnam and CMS Bank.

- Appendix A -

4.4 Counterparts. This Bank Merger Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed to be an original, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4.5 Termination. This Bank Merger Agreement will terminate and the Bank Merger and the other transactions contemplated by this Bank Merger Agreement will be abandoned if, at any time prior to the Effective Time of the Bank Merger, CMS Bank and Putnam agree in writing to terminate this Bank Merger Agreement.

[Signatures on next page.]

- Appendix A -

In accordance with the procedures set forth in the Banking Law and other applicable law, Putnam and CMS Bank have caused this Bank Merger Agreement to be executed by their duly authorized representatives on the date indicated.

PUTNAM COUNTY SAVINGS BANK

ATTEST:

By:	By:

Name:	Joseph D. Roberto	Name:
Title:	President and Chief Executive Officer	Title:

CMS BANK

ATTEST:

By:	By:

Name:	John Ritacco	Name:
Title:	President and Chief Executive Officer	Title:

[Signature Page to Bank Merger Agreement]

- Appendix A -

EXHIBIT C

FORM OF VOTING AGREEMENT

                    , 2014

Putnam County Savings Bank

Board of Trustees

2477 Route 6

Brewster, New York 10509

Ladies and Gentlemen:

Putnam County Savings Bank (“Putnam”) and Putnam County Acquisition Corporation (“Acquisition Corporation”) have entered into an Agreement and Plan of Merger with CMS Bancorp, Inc. (“CMS Bancorp”) and CMS Bank (“CMS Bank”) dated as of September 25, 2014 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) CMS Bancorp will merge with and into Acquisition Corporation, with CMS Bancorp as the surviving entity (the “Merger”), immediately following the Merger, CMS Bancorp will merge with and into Putnam, with Putnam as the surviving bank (the “Holding Company Merger”), and immediately following the Holding Company Merger, CMS Bank will merge with and into Putnam, with Putnam as the surviving bank (the “Bank Merger”); and (b) shareholders of CMS Bancorp will receive the Merger Consideration as defined in the Merger Agreement.

Putnam has requested, as a condition to its execution and delivery to CMS Bancorp of the Merger Agreement, that the undersigned, being directors and executive officers of CMS Bancorp, execute and deliver to Putnam this Letter Agreement.

Each of the undersigned, in order to induce Putnam to execute and deliver to CMS Bancorp the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a) Agrees to be present (in person or by proxy) at all meetings of shareholders of CMS Bancorp called to vote for approval of the Merger so that all shares of common stock of CMS Bancorp over which the undersigned or a member of the undersigned’s immediate family now has sole or shared voting power (other than shares voted in a fiduciary capacity on behalf of a person who is not an immediate family member) will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of CMS Bancorp), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving CMS Bancorp, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the shares to be present and voted in accordance with (i) and (ii) above;

(b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of CMS Bancorp, to approve or adopt the Merger Agreement;

(c) Agrees not to sell, transfer or otherwise dispose of any common stock of CMS Bancorp on or prior to the date of the meeting of CMS Bancorp shareholders to vote on the Merger Agreement, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Code, lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this letter agreement; and

- Appendix A -

(d) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

Nothing in this Letter Agreement shall be construed to prevent the undersigned from exercising his/her fiduciary obligations as a Director of CMS Bancorp in the event of a Superior Proposal as set forth in the Merger Agreement.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

- Appendix A -

The undersigned intend to be legally bound hereby.

Sincerely,

Name, Title

Accepted and agreed to as of

the date first above written:

Putnam County Savings Bank

Joseph D. Roberto
President and Chief Executive Officer

[Signature Page to Voting Agreement]

- Appendix B -

September 25, 2014

Board of Directors

CMS Bancorp, Inc.

123 Main Street

Suite 750

White Plains, NY 10601

Ladies and Gentlemen:

CMS Bancorp, Inc. (“CMS”), its wholly-owned subsidiary, CMS Bank, and Putnam County Savings Bank (“Putnam”) have entered into an Agreement and Plan of Merger, dated as of September 25, 2014 (the “Agreement”), pursuant to which CMS will merge into with and into Putnam (the “Merger”). Pursuant to the terms of the Agreement, upon the Effective Time of the Merger, each share of CMS common stock issued and outstanding immediately prior to the Effective Time, other than certain shares described in the Agreement, will be converted into the right to receive $13.25 in cash (the “Consideration”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness of the Consideration to the holders of CMS common stock from a financial point of view.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of CMS that we deemed relevant; (iii) certain financial statements of Putnam provided by Putnam and certain other publicly available historical financial information of Putnam that we deemed relevant in determining Putnam’s financial capacity to consummate the Merger; (iv) guidance from senior management of CMS as to the expected financial performance of CMS for the years ending September 30, 2014 through September 30, 2018, management having advised us that no detailed projections for such periods were available; (v) a comparison of certain stock trading, financial and other information for CMS with similar publicly available information for certain other thrift institutions, the securities of which are publicly traded; (vi) the financial terms of certain other recent merger and acquisition transactions in the banking sector; (vii); the pro forma financial impact of the Merger on Putnam’s balance sheet based on assumptions relating to transaction expenses and purchase accounting adjustments discussed with representatives of Putnam; (viii) the current market environment generally and the banking environment in particular; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of CMS the business, financial condition, results of operations and prospects of CMS and held similar discussions with the senior management of Putnam regarding the business, financial condition, results of operations and prospects of Putnam.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7700 / (800) 635-6855

www.sandleroneill.com

- Appendix B -

Board of Directors CMS Bancorp, Inc. September 25, 2014 Page 2

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by CMS and Putnam or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of senior management of each of CMS and Putnam that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CMS or Putnam or any of their respective subsidiaries, nor have we reviewed any individual credit files of CMS or Putnam. We did not make an independent evaluation of the adequacy of the allowance for loan losses of CMS or Putnam and we have assumed, with your consent, that the respective allowances for loan losses for both CMS and Putnam are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used financial projections for CMS prepared on the basis of guidance from senior management of CMS and reviewed by CMS’s senior management, and senior management of CMS confirmed to us that the estimates used reflected the best judgments of management of the future financial performance of CMS. Sandler O’Neill also used in its analyses certain projections of transaction costs and purchase accounting adjustments received from Putnam’s representatives, which we have assumed have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Putnam’s management. We express no opinion as to any such projections or the assumptions on which they are based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of CMS or Putnam since the date of the most recent financial statements made available to us as of the date of this letter.

We have assumed in all respects material to our analysis that CMS and Putnam will remain as going concerns for all periods relevant to our analyses. We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement, that all of the representations and warranties contained in the Agreement are true and correct in all material respects, that each of the parties to the Agreement will perform in all material respects all of the covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on CMS or Putnam, and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We express no opinion as to the prices at which the common stock of CMS may trade at any time. We also express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

- Appendix B -

Board of Directors CMS Bancorp, Inc. September 25, 2014 Page 3

We have acted as financial advisor to the Board of Directors of CMS in connection with the Merger and a portion of our fee is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion. CMS has also agreed to indemnify us against certain liabilities arising out of our engagement and to reimburse us for certain of our expenses incurred in connection with our engagement.

In the past, we have provided certain other investment banking services for CMS and have received compensation for such services. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to CMS and Putnam and their affiliates. We may also actively trade the securities of CMS for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This letter is directed to the Board of Directors of CMS in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of CMS as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Consideration to the holders of CMS common stock and does not address the underlying business decision of CMS to engage in the Merger, the form or structure of the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for CMS or the effect of any other transaction in which CMS might engage. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by CMS’s officers, directors or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of CMS. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair to the holders of CMS common stock from a financial point of view.

Very truly yours,

- Appendix C -

VOTING AGREEMENT

September 25, 2014

Putnam County Savings Bank

Board of Trustees

2477 Route 6

Brewster, New York 10509

Ladies and Gentlemen:

Putnam County Savings Bank (“Putnam”) and Putnam County Acquisition Corporation (“Acquisition Corporation”) have entered into an Agreement and Plan of Merger with CMS Bancorp, Inc. (“CMS Bancorp”) and CMS Bank (“CMS Bank”) dated as of September 25, 2014 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) CMS Bancorp will merge with and into Acquisition Corporation, with CMS Bancorp as the surviving entity (the “Merger”), immediately following the Merger, CMS Bancorp will merge with and into Putnam, with Putnam as the surviving bank (the “Holding Company Merger”), and immediately following the Holding Company Merger, CMS Bank will merge with and into Putnam, with Putnam as the surviving bank (the “Bank Merger”); and (b) shareholders of CMS Bancorp will receive the Merger Consideration as defined in the Merger Agreement.

Putnam has requested, as a condition to its execution and delivery to CMS Bancorp of the Merger Agreement, that the undersigned, being directors and executive officers of CMS Bancorp, execute and deliver to Putnam this Letter Agreement.

Each of the undersigned, in order to induce Putnam to execute and deliver to CMS Bancorp the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a) Agrees to be present (in person or by proxy) at all meetings of shareholders of CMS Bancorp called to vote for approval of the Merger so that all shares of common stock of CMS Bancorp over which the undersigned or a member of the undersigned’s immediate family now has sole or shared voting power (other than shares voted in a fiduciary capacity on behalf of a person who is not an immediate family member) will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of CMS Bancorp), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving CMS Bancorp, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the shares to be present and voted in accordance with (i) and (ii) above;

(b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of CMS Bancorp, to approve or adopt the Merger Agreement;

(c) Agrees not to sell, transfer or otherwise dispose of any common stock of CMS Bancorp on or prior to the date of the meeting of CMS Bancorp shareholders to vote on the Merger Agreement, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Code, lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this letter agreement; and

(d) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

C-1

- Appendix C -

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

Nothing in this Letter Agreement shall be construed to prevent the undersigned from exercising his/her fiduciary obligations as a Director of CMS Bancorp in the event of a Superior Proposal as set forth in the Merger Agreement.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

The undersigned intend to be legally bound hereby.

Sincerely,

Name, Title

Accepted and agreed to as of

the date first above written:

Putnam County Savings Bank

Joseph D. Roberto President and Chief Executive Officer

[Signature Page to Voting Agreement]

C-2

- Appendix D -

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of

- Appendix D -

this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders

- Appendix D -

on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

- Appendix D -

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF
CMS BANCORP, INC.
To Be Held on Thursday, February 12, 2015
GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card are available at http://www.astproxyportal.com/ast/15310/
Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
00030000300300001000 4
021215
The Board of Directors unanimously recommends a vote FOR the proposal in Item 1, a vote FOR the proposal in Item 2, and a vote FOR the proposal in Item 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x
1. To approve and adopt the Agreement and Plan of Merger, dated as of September 25, 2014, by and among Putnam County Savings Bank (“Putnam”), Putnam County Acquisition Corporation, CMS Bancorp and CMS Bank, pursuant to which, among other things, Acquisition Corporation will merge with and into CMS Bancorp, followed immediately thereafter by the merger of CMS Bancorp with and into Putnam and the merger of CMS Bank with and into Putnam, with Putnam as the surviving bank.
2. To approve, by a non-binding advisory vote, the compensation that may be paid or become payable to CMS Bancorp’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.
3. To adjourn the Special Meeting to another time and/or place, if deemed necessary or appropriate by CMS Bancorp’s board of directors, for the purpose of soliciting additional proxies in order to approve the Merger Agreement.
FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN
The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement for the Special Meeting of Stockholders dated January 12, 2015.
I Will Attend Special Meeting.
To indicate change your the new address address on your in the account, address please space check above. the Please box at note right that and this changes method. to the registered name(s) on the account may not be submitted via
I Will Attend Special Meeting. indicate
To change your the new address address on your in the account, address please space check above. the Please box at note right that and changes this method. to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CMS BANCORP, INC.
PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS OF CMS BANCORP, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE
The undersigned stockholder(s) of CMS Bancorp, Inc. (“CMS Bancorp”) hereby appoint(s) John E. Ritacco and William M. Mooney, Jr., or either of them, as proxies, each with full power of substitution, for and in the name of the undersigned at the Special Meeting of Stockholders of CMS Bancorp, Inc. to be held on Thursday, February 12, 2015 at 3:00 p.m. Eastern Time at the Crowne Plaza Hotel, located at 66 Hale Avenue, White Plains, New York 10601, and at any and all adjournments or postponements thereof (the “Special Meeting”), to represent and vote all shares of the common stock of CMS Bancorp held of record by the undersigned on Monday, December 29, 2014, which the undersigned would be entitled to vote if personally present at the Special Meeting, as indicated on the reverse side of this card, and to vote in their discretion on any other matters that may properly come before the Special Meeting.
IF THE UNDERSIGNED DOES NOT INDICATE A CHOICE ON THE PROPOSALS ON THE REVERSE SIDE OF THIS CARD, ALL SHARES HELD BY THE UNDERSIGNED WILL BE VOTED “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT, INCLUDING THE TRANSACTIONS CONTEMPLATED THEREIN, “FOR” THE ADVISORY (NON-BINDING) VOTE PROPOSAL ON GOLDEN PARACHUTE COMPENSATION, AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES, IF DEEMED NECESSARY OR APPROPRIATE BY CMS BANCORP’S BOARD OF DIRECTORS.
PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
THANK YOU FOR VOTING. 14475

SPECIAL MEETING OF STOCKHOLDERS OF
CMS BANCORP, INC.
To Be Held on Thursday, February 12, 2015 PROXY VOTING INSTRUCTIONS
INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/phone until 11:59 PM EST the day before the meeting. MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON—You may vote your shares in person by attending the Special Meeting.
GO GREEN—e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.
COMPANY NUMBER
ACCOUNT NUMBER
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card are available at http://www.astproxyportal.com/ast/15310/
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
00030000300300001000 4 021215
The Board of Directors unanimously recommends a vote FOR the proposal in Item 1, a vote FOR the proposal in Item 2, and a vote FOR the proposal in Item 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x
1. To approve and adopt the Agreement and Plan of Merger, dated as of September 25, 2014, by and among Putnam County Savings Bank (“Putnam”), Putnam County Acquisition Corporation, CMS Bancorp and CMS Bank, pursuant to which, among other things, Acquisition Corporation will merge with and into CMS Bancorp, followed immediately thereafter by the merger of CMS Bancorp with and into Putnam and the merger of CMS Bank with and into Putnam, with Putnam as the surviving bank.
2. To approve, by a non-binding advisory vote, the compensation that may be paid or become payable to CMS Bancorp’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.
3. To adjourn the Special Meeting to another time and/or place, if deemed necessary or appropriate by CMS Bancorp’s board of directors, for the purpose of soliciting additional proxies in order to approve the Merger Agreement.
FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN
To indicate change your the new address address on your in the account, address please space check above. the Please box at note right that and changes this method. to the registered name(s) on the account may not be submitted via
The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement for the Special Meeting of Stockholders dated January 12, 2015.
I Will Attend Special Meeting.
Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.